    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 1999


                                                      REGISTRATION NO. 333-57747
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
             (Exact name of registrant as specified in its charter)

            FLORIDA                           6748                          59-3422536
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                             ---------------------
                               360 CENTRAL AVENUE
                         ST. PETERSBURG, FLORIDA 33701
                                 (727) 803-2040
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                            C. ANTHONY SEXTON, ESQ.
                           ASSOCIATE GENERAL COUNSEL
                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                               360 CENTRAL AVENUE
                         ST. PETERSBURG, FLORIDA 33701
                                 (727) 803-2040
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                WITH COPIES TO:

                                                             G. WILLIAM SPEER, ESQ.
             TODD B. PFISTER, ESQ.                          POWELL, GOLDSTEIN, FRAZER
                FOLEY & LARDNER                                   & MURPHY, LLP
            100 NORTH TAMPA STREET                         191 PEACHTREE STREET, N.E.
                  SUITE 2700                                       16TH FLOOR
             TAMPA, FLORIDA 33602                            ATLANTA, GEORGIA 30303

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED JANUARY 22, 1999


PROSPECTUS

                                3,350,000 SHARES

               INSURANCE MANAGEMENT SOLUTIONS GROUP, INC. (LOGO)

                                  COMMON STOCK

                            ------------------------

     Of the 3,350,000 shares of Common Stock offered hereby, 2,000,000 shares are being issued and sold by Insurance Management Solutions Group, Inc. ("IMSG" or the "Company") and 1,350,000 shares are being sold by Venture Capital Corporation (the "Selling Shareholder"). The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholder. See "Use of Proceeds" and "Principal and Selling Shareholders."


     Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price for the Common Stock will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.



     The Company has applied for inclusion of the Common Stock on the Nasdaq National Market under the symbol "INMG".

                            ------------------------

     SEE "RISK FACTORS" ON PAGES 5 THROUGH 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                             UNDERWRITING                              PROCEEDS TO
                                         PRICE TO           DISCOUNTS AND         PROCEEDS TO            SELLING
                                          PUBLIC            COMMISSIONS(1)         COMPANY(2)          SHAREHOLDER
----------------------------------------------------------------------------------------------------------------------
Per Share........................           $                     $                    $                    $
----------------------------------------------------------------------------------------------------------------------
Total(3).........................           $                     $                    $                    $
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) The Company, its principal shareholder Bankers Insurance Group, Inc., and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses, estimated at $1,000,000, payable by the Company.
(3) The Company and the Selling Shareholder have granted the Underwriters a 30-day option to purchase up to 502,500 additional shares of Common Stock on the same terms and conditions set forth above to cover over-allotments, if any. If the Underwriters exercise the over-allotment option in full, the
    total Price to Public will be $          , the total Underwriting Discounts
    and Commissions will be $          , the total Proceeds to Company will be
    $          and the total Proceeds to the Selling Shareholder will be
    $          . See "Underwriting."
                            ------------------------


     The shares of Common Stock are offered by the several Underwriters subject to prior sale, when, as and if delivered to and accepted by them, and subject to certain other conditions, including the right of the Underwriters to withdraw, cancel, modify or reject any order in whole or in part. It is expected that
delivery of the shares will be made on or about February   , 1999, at the
offices of Raymond James & Associates, Inc., St. Petersburg, Florida.



RAYMOND JAMES & ASSOCIATES, INC.                   KEEFE, BRUYETTE & WOODS, INC.



               The date of this Prospectus is February   , 1999.

                                  [COVER FLAP]


PROPERTY & CASUALTY                                              FINANCIAL
INSURANCE PRODUCERS                                             INSTITUTIONS



                           INSURANCE
                          MANAGEMENT
                           SOLUTIONS
            [LOGO]
                             GROUP

                    OUTSOURCING SERVICES

   [PICTURE        [COLLAGE        [COLLAGE       [COLLAGE
      OF              OF              OF             OF
A MAN AND TWO    CAR, FLOODED    TWO MEN AND A   A HAND ON A
     WOMEN          HOUSE,           WOMAN        COMPUTER
  VIEWING A      BURNING HOME   WORKING, AND A     MOUSE,
   COMPUTER          AND         HAND HOLDING     A CLOCK,
    SCREEN]      A TELEPHONE]     A MEASURING       AND A
                                   COMPASS,       CALENDAR]
                                ALL OVERLAYING
                                   A CLOCK]

    POLICY          CLAIMS        FLOOD ZONE     INFORMATION
ADMINISTRATION  ADMINISTRATION  DETERMINATIONS   TECHNOLOGY


                             ---------------------


CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS, OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              [INSIDE SPREAD LEFT]


IMSG OFFERS PROPERTY & CASUALTY PRODUCERS:


     - Reduced overhead

     - Cost-effective technology

     - Fast, economic expansion of product lines

     - Enhanced customer service

     - Increased speed of product delivery

     - Accounting and regulatory reporting

     - Freedom to focus on strategic planning

IMSG OFFERS FINANCIAL INSTITUTIONS:

     - Flood zone determinations

     - Opportunities to add profit centers in new lines of business

     - A simplified flood compliance regulation process

     - Loan portfolio protection

     - Increased speed of product delivery

OTHER POTENTIAL MARKETS INCLUDE:

     - General Agencies

     - Virtual Insurance Companies

     - Governmental Agencies

     - Lending Institutions

     - Windpools

     - Related Affinity Groups

                       INSURANCE
       [LOGO]          MANAGEMENT
                       SOLUTIONS
                         GROUP

                                 COMPREHENSIVE
                                  OUTSOURCING
                                    SERVICES

                                      FOR

                                   INSURANCE

                                   PRODUCERS


                                       &

                                   FINANCIAL
                                  INSTITUTIONS

                             [INSIDE SPREAD RIGHT]

IMSG:  RESOURCES FOR STRATEGIC INSURANCE MANAGEMENT



                                         FLOOD, HOMEOWNERS & AUTOMOBILE INSURANCE PROGRAMS
                                         - Comprehensive Policy Administration
                                         - Experienced Claims Administration & Customer Service
                                         - Integrated Technological Systems & Software
                                         - Private Label Insurance Products
[Collage of a flood zone map, a hand     - Flood Catastrophe Assistance
holding a measuring compass, a clock, a  - Marketing & Advertising Support
car, a burning house, a flooded house,   - Agent Training & Educational Courses
and two men and one woman working]       - Financial & Statistical Reporting
                                         FLOOD ZONE DETERMINATIONS
                                         - Life-of-Loan Flood Compliance Tracking
                                         - Force-placed Flood Insurance
                                         - Database representing 85% of all U.S. Households
                                         - National Flood Zone Database on CD ROM

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. As used herein, the "Company" means Insurance Management Solutions Group, Inc. and its wholly-owned subsidiaries, Insurance Management Solutions, Inc., Geotrac of America, Inc. (formerly Bankers Hazard Determination Services, Inc.) ("Geotrac"), IMS Direct, Inc., and Colonial Claims Corporation, unless the context otherwise requires. Unless otherwise indicated, the information in this Prospectus (i) reflects a one-for-two reverse split of the Common Stock effected December 17, 1998, (ii) reflects the consummation of the Company's acquisition (the "Geotrac Acquisition") of Geotrac, Inc. ("Old Geotrac"), including the issuance of 480,515 shares of Common Stock pursuant thereto (assuming an initial public offering price of $12.00 per share), and
(iii) assumes that the Underwriters' over-allotment option will not be exercised. See "Recent Acquisitions" and "Underwriting."


                                  THE COMPANY


     The Company provides (1) comprehensive policy and claims outsourcing services to the property and casualty ("P&C") insurance industry, with an emphasis on providing these services to the flood insurance market, and (2) flood zone determinations to financial institutions, mortgage lenders and insurance companies. The Company's outsourcing services, which are offered on either a bundled or "a la carte" basis, include policy administration, claims administration and information technology services. The Company processed approximately 575,000 and 667,000 insurance policies during 1997 and the nine months ended September 30, 1998, respectively (including approximately 450,000 and 540,000 flood insurance policies respectively), making it a significant provider of flood insurance outsourcing services. The Company provides outsourcing services to its affiliate, Bankers Insurance Group, Inc. (together with its subsidiaries, "BIG"), Mobile USA Insurance Company, Inc. and AAA Auto Club South Insurance Company, as well as to insurance companies that offer flood insurance utilizing BIG as their private label servicing carrier, such as Armed Forces Insurance Corporation and AMICA Mutual Insurance Company. In conjunction with BIG, the Company is able to offer insurance companies the ability to create a turnkey private label flood insurance product. The Company believes this product is attractive to insurance companies that desire to offer flood insurance but are not approved by the Federal Emergency Management Agency ("FEMA") to sell and service flood insurance. FEMA estimates that only 25% to 33% of U.S. properties in high risk areas that are required to be covered by flood insurance are in fact covered. Accordingly, the Company anticipates continued growth in the demand for flood insurance and related flood outsourcing and flood zone determination services over the next several years.



     During 1997 and the nine months ended September 30, 1998, the Company processed approximately 1.4 million and 1.2 million flood zone determinations, respectively, for over 725 and 880 customers, respectively, including mortgage lenders such as ABN Amro North America, Inc. and Mortgage Corporation of America, and P&C insurance companies such as Allendale Mutual Insurance Company and Wausau Underwriters Insurance Company. Flood insurance is required by federal law in connection with virtually all residential mortgage loans, including refinancing loans, covering properties located within federally designated high-risk flood zones. A flood zone determination is necessary in order to ascertain a property's flood zone classification. In addition, due to more stringent underwriting criteria, P&C insurers increasingly require flood zone determinations prior to issuing commercial property policies. The Company uses its proprietary database, compiled and digitized from flood maps maintained and distributed by FEMA, to determine whether a particular property or structure is located within a flood zone classification that requires flood insurance. The Company estimates that over 85% of U.S. households are located in counties covered by its electronic database.



     The Company is a 74.8% owned subsidiary of BIG, a holding company chartered in Florida in 1976. BIG provides multiple lines of P&C insurance, most notably flood, homeowners and automobile insurance, to individuals and businesses throughout the United States. From 1993 to 1997, BIG's total written premiums grew from $113.7 million to $259.0 million, representing annual growth rates of 14.8%, 22.5%, 46.8% and 10.4%, respectively, and a compound annual growth rate of 22.8%. BIG is the largest underwriter of flood insurance policies through independent agents (and the second largest overall) in the United States. Upon completion of this offering, BIG will beneficially own 63.0% of the Company's Common Stock. BIG is the Company's principal customer, accounting for approximately 75.6% (on a historical basis) and 56.4% (on a pro forma basis) of the Company's total revenues and 98.0% (on both a historical basis and a pro forma basis) of the Company's outsourcing revenues in 1997, and 56.2% and 96.8% of the Company's total revenues and outsourcing revenues, respectively, for the nine months ended September 30, 1998. See "Risk Factors -- Reliance on Key Customer."


     The Company's principal growth strategies include (1) expanding the Company's flood outsourcing business by (i) marketing flood outsourcing services to existing carriers approved by FEMA, (ii) offering its outsourcing services to potential new entrants into the flood insurance market, and (iii) marketing its ability, in conjunction with BIG, to provide and service a private label insurance product to insurance companies that desire to offer flood insurance but are not approved by FEMA to sell and service flood insurance, (2) expanding the Company's existing relationships with flood insurance outsourcing and flood zone determination customers to generate additional outsourcing business, (3) focusing on maximizing the Company's existing economies of scale to provide customers with more cost-effective services, and continuing to expand such efficiencies through greater utilization of the Company's existing infrastructure and databases, (4) expanding the Company's direct sales force and developing strategic relationships with other service providers, (5) generating recurring revenues by providing services based on long-term contractual relationships or based upon events which occur frequently in the course of a customer's business, and (6) pursuing strategic acquisitions that offer opportunities to increase market share or expand the Company's menu of outsourcing services. The principal costs associated with implementing these growth strategies include (i) compensation and overhead expenses associated with establishing a direct sales team, (ii) expenses associated with implementing a marketing program, (iii) incremental depreciation and amortization expense associated with maintaining technological competency in the Company's principal business segments and (iv) legal, accounting, due diligence and similar costs and expenses incurred in connection with prospective acquisitions. See
"Business -- Growth Strategy."


     The Company is a holding company that was incorporated in the State of Florida in December, 1996 by BIG, which contributed to the Company two of its wholly-owned operating subsidiaries, Insurance Management Solutions, Inc. ("IMS") and Bankers Hazard Determination Services, Inc. ("BHDS"), that were previously formed in August, 1991 and June, 1988, respectively.

     The Company's principal executive offices are located at 360 Central Avenue, St. Petersburg, Florida 33701, and its telephone number is (727) 803-2040.

                                  THE OFFERING

Common Stock offered by the
  Company..................   2,000,000 shares (1)

Common Stock offered by the
  Selling Shareholder......   1,350,000 shares (1)


Common Stock to be
outstanding after the
  Offering.................  12,622,182 shares (1)(2)


Use of Proceeds............  To repay outstanding indebtedness, to fund capital expenditures for upgraded technology and for general corporate purposes, including working capital and possible acquisitions. See "Use of Proceeds."

Proposed Nasdaq National
  Market Symbol............  INMG
---------------

(1) Excludes up to 300,000 shares and 202,500 shares that may be sold by the Company and the Selling Shareholder, respectively, pursuant to the Underwriters' over-allotment option. See "Underwriting."

(2) Includes 141,667 shares of Common Stock (assuming an initial public offering price of $12.00 per share) issued in connection with the acquisition of Colonial Catastrophe Claims Corporation, and excludes (a) 875,000 shares of Common Stock reserved for issuance under the Company's Long Term Incentive Plan, pursuant to which options to purchase 505,500 shares will be granted immediately upon the completion of this offering, (b) 200,000 shares of Common Stock reserved for issuance under the Company's Non-Employee Directors' Stock Option Plan, pursuant to which options to purchase 24,000 shares will be granted immediately upon completion of this offering, and (c) 125,000 shares of Common Stock reserved for issuance under the Company's Non-Qualified Stock Option Plan, pursuant to which options to purchase 125,000 shares will be granted immediately upon the completion of this offering. See "Recent Acquisitions -- Colonial Catastrophe Acquisition," "Management -- Long Term Incentive Plan," "-- Non-Employee Directors' Stock Option Plan" and "-- Non-Qualified Stock Option Plan."

                        SUMMARY HISTORICAL AND PRO FORMA
                     CONDENSED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The historical information presented for the years ended December 31, 1995, 1996 and 1997 was derived from the audited consolidated financial statements of the Company. The historical information presented as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 was derived from the unaudited consolidated financial information of the Company. With respect to the unaudited financial information, the Company is of the opinion that all material adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's interim results of operations have been included. The pro forma condensed consolidated financial data are based on assumptions and adjustments described in the notes to the pro forma condensed consolidated financial statements and are not necessarily indicative of the results of operations that may be achieved in the future. The information set forth below should be read in conjunction with "Selected Consolidated Financial Data of the Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company," the Company's Consolidated Financial Statements and the Company's Pro Forma Condensed Consolidated Statements of Income (unaudited). The results of operations presented below are not necessarily indicative of the results of operations that may be achieved in the future.


                                           YEAR ENDED                           NINE MONTHS ENDED
                                          DECEMBER 31,                            SEPTEMBER 30,
                              ------------------------------------   ---------------------------------------
                                                             PRO                           PRO        PRO
                                                            FORMA                         FORMA      FORMA
                               1995     1996      1997     1997(1)    1997      1998     1997(1)    1998(1)
                              ------   -------   -------   -------   -------   -------   -------   ---------
STATEMENT OF OPERATIONS
  DATA:
Outsourcing services
  revenues..................  $3,444   $ 5,125   $29,714   $30,577   $22,177   $27,508   $23,113    $27,508
Flood zone determination
  services revenues.........   5,127     7,705     8,792    22,600     6,582    19,865    16,912     19,865
                              ------   -------   -------   -------   -------   -------   -------    -------
  Total revenues............   8,571    12,830    38,506    53,177    28,759    47,373    40,025     47,373
Operating expenses..........   8,083    11,742    32,806    46,242    24,331    40,259    35,055     39,607
Operating income............     488     1,088     5,700     6,935     4,428     7,114     4,970      7,766
Net income..................     254       617     3,410     4,008     2,528     2,907     3,141      3,664
Net income per common
  share.....................  $  .03   $   .06   $   .34   $   .38   $   .25   $   .29   $   .30    $   .35
                              ======   =======   =======   =======   =======   =======   =======    =======
Weighted average common
  shares outstanding........  10,000    10,000    10,000    10,481    10,000    10,162    10,481     10,481
                              ======   =======   =======   =======   =======   =======   =======    =======



                                                                 SEPTEMBER 30, 1998
                                                              ------------------------
                                                              ACTUAL    AS ADJUSTED(2)
                                                              -------   --------------
BALANCE SHEET DATA:
Working capital (deficiency)................................  $(4,969)     $ 10,544
Total assets................................................   47,021        46,424
Long-term debt, less current portion........................    8,216         6,800
Notes payable -- affiliates, less current portion...........    5,891         1,500
Total shareholders' equity..................................    7,744        29,064


---------------

(1) Unaudited pro forma condensed consolidated Statement of Operations Data for the nine months ended September 30, 1997 and 1998 and the year ended December 31, 1997 reflect (i) the Geotrac Acquisition, which was completed in July, 1998, using the purchase method of accounting as if the Geotrac Acquisition had occurred at January 1, 1997, (ii) the new affiliated service and administrative agreements that became effective January 1, 1998 as though the new terms were in existence on January 1, 1997, and (iii) the purchase of certain fixed assets from affiliated companies used in the business, which occurred in April, 1998, as if such purchase had occurred at January 1, 1997. See "Recent Acquisitions," "Certain Transactions" and the Company's Pro Forma Condensed Consolidated Statements of Income (unaudited).

(2) As adjusted to reflect (i) the application of the net proceeds to be received by the Company from the issuance and sale of 2,000,000 shares of Common Stock offered hereby by the Company (assuming an initial public offering price of $12.00 per share), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, and
    (ii) settlement or satisfaction of intercompany accounts from funds made available to BIG by a loan from a subsidiary of the Selling Shareholder, using a portion of the net proceeds of this offering received by the Selling Shareholder. Does not reflect the issuance of 141,667 shares of Common Stock (assuming an initial offering price of $12.00 per share) in connection with the acquisition of Colonial Catastrophe Claims Corporation. See "Recent Acquisitions -- Colonial Catastrophe Acquisition," "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors, as well as the other information set forth in this Prospectus, in evaluating an investment in the Common Stock offered hereby.

     This Prospectus contains statements that constitute forward-looking statements. All statements other than statements of historical facts included in this Prospectus, including without limitation statements set forth under "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Geotrac" and "Business," regarding the Company's financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this Prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such as those disclosed under "Risk Factors," including but not limited to the Company's reliance on a key customer, dependence on economic and other factors, fluctuations in operating results, changes in legal and regulatory requirements, integration of the Geotrac Acquisition, conflicts of interest, and matters set forth elsewhere in this Prospectus. Such statements reflect the current views of the Company with respect to future events and are subject to those and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

RELIANCE ON KEY CUSTOMER


     The Company derives a substantial portion of its revenues from outsourcing services provided to its principal shareholder, BIG. For the years ended December 31, 1995, 1996, 1997 and 1997 (pro forma), and the nine months ended September 30, 1998, revenues from services provided to BIG accounted for approximately 40%, 37%, 76%, 56% and 56%, respectively, of the Company's total revenues and approximately 100%, 93%, 98%, 98% and 97%, respectively, of the Company's revenues from outsourcing services. The Company has entered into contracts with BIG pursuant to which it will continue to provide administrative services to BIG. See "Certain Transactions -- Service Agreements." The Company's future financial condition and results of operations will depend to a significant extent upon the commercial success of BIG and its continued willingness to utilize the Company's services. Any significant downturn in the business of BIG or its commitment to utilize the Company's services could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Customers."


DEPENDENCE ON ECONOMIC AND OTHER FACTORS; FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company's business is dependent upon various factors, such as general economic conditions and weather patterns, that are beyond its control. For example, the demand for flood zone determinations by lenders and their customers is directly related to the affordability of mortgage financing and refinancing. Current interest rates are relatively low and therefore conducive to a higher volume of mortgage lending and flood zone determinations. An increase in interest rates could have a negative impact on mortgage lending and consequently also on the level of flood zone determinations requested. Fluctuations in interest rates will likely produce fluctuations in the Company's quarterly earnings and operating results. Likewise, natural disasters such as hurricanes, tornadoes, and floods, all of which are unpredictable, directly impact the demand for both the Company's outsourcing, particularly claims outsourcing, and flood zone determination services.

REGULATORY INVESTIGATIONS


     Bankers Insurance Company ("BIC"), a subsidiary of BIG, is currently subject to an investigation by the Florida Department of Insurance (the "DOI"), the principal regulator of insurance activities in the State of Florida, stemming from BIC's use of a private investigator to gather information on a DOI employee and the private investigator's unauthorized use of illegal wiretaps in connection therewith. In addition, BIC and certain of its employees (one of whom is now an officer of IMS and several of whom are now employees of the Company) have been subpoenaed on behalf of FEMA to produce documentation or testify in connection with its investigation of certain cash management and claims processing practices of BIC. BIC is currently involved in discussions relating to the resolution of certain matters raised in the investigation. If the parties are unable to reach agreement in these matters, the United States could file suit under the False Claims Act and/or various common law and equitable theories. In the event either or both of these investigations or any consequence thereof materially adversely affects the business or operations of BIC, it could result in the loss of, or material decrease in, the Company's business from BIC, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Legal Proceedings."


GOVERNMENT REGULATION

     As a provider of policy and claims processing to the flood insurance industry, the Company is subject to extensive and continuously changing guidelines of the Federal Insurance Administration. No assurance can be given with respect to the extent to which the Company may become subject to regulation in the future, the ability of the Company to comply with any such regulation, the cost of compliance or an abrupt change in the overall concept or delivery of the flood insurance product on behalf of the federal government. Moreover, if the federal government were to curtail the current federal flood program, it could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Market Opportunities."

     The P&C insurance industry is subject to extensive regulation by state governments. Because the Company markets and sells its services to P&C insurers, certain aspects of the Company's business are affected by such regulation. The Company must continuously update its software to reflect changes in regulations. In addition, changes in regulations that adversely affect the Company's existing and potential customers could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company's services are not directly subject to insurance regulations in the states where the Company currently provides such services, the Company's outsourcing services may be subject to insurance regulations in states where the Company may do business in the future. Such regulations could require the Company to obtain a license as a managing general agent or third-party administrator. Failure to perform in accordance with state regulations could result in the loss of significant insurance clients. No assurance can be given with respect to the extent to which the Company may become subject to regulation in the future, the ability of the Company to comply with any such regulation, or the cost of compliance.

INTEGRATION OF GEOTRAC ACQUISITION

     On July 31, 1997 the Company acquired a 49% equity interest in Old Geotrac. In July, 1998, the Company acquired the remaining 51% equity interest in Old Geotrac. The Company is in the process of consolidating its existing flood zone determination operations with those of Old Geotrac in an effort to realize economies of scale. There can be no assurance, however, that the Company will be able to integrate the operations of Old Geotrac with its own operations, or that such economies of scale will be realized. The failure to successfully integrate its own operations with those of Old Geotrac could have a material adverse effect on the Company's business, financial condition and results of operations. See "Recent Acquisitions -- Geotrac Acquisition."

CONTROL BY PRINCIPAL SHAREHOLDER; CONFLICTS OF INTEREST


     Prior to this offering, BIG owned approximately 74.8% of the outstanding shares of Common Stock. After this offering, BIG will own 63.0% of the outstanding shares of Common Stock. As a result, BIG will continue to be able to elect the Company's directors and determine the outcome of other matters requiring shareholder approval. BIG's ultimate parent, Bankers International Financial Corporation, Ltd., is wholly owned by a discretionary charitable trust. David K. Meehan, the Company's Chairman of the Board, President and Chief Executive Officer, and Robert M. Menke and Robert G. Menke, directors of the Company, presently serve on the board of directors of a corporation that possesses discretionary power with respect to this trust to (i) direct the trustee to appoint the trust fund to another trust for the benefit of one or more of the beneficiaries of the trust and (ii) remove the trustee and appoint one or more new trustees. This corporation possesses the same discretionary powers with respect to a discretionary charitable trust that wholly owns the Selling Shareholder. See "Principal and Selling Shareholders."

     The ownership by BIG of shares of Common Stock after this offering may discourage or prevent unsolicited mergers, acquisitions, tender offers, proxy contests or changes of incumbent management, even when shareholders other than BIG consider such a transaction or event to be in their best interests. Accordingly, holders of Common Stock may be deprived of an opportunity to sell their shares at a premium over the trading price of the shares.

     Certain officers and directors of the Company, including David K. Meehan, the Company's Chairman of the Board, President and Chief Executive Officer, also serve as officers and directors of BIG. Effective as of the completion of this offering, certain of these officers and directors will resign from their positions with BIG. However, Mr. Meehan will continue to serve as Vice Chairman of the Board of Directors of BIG, Robert M. Menke will continue to serve as President and Chairman of the Board of Directors of BIG, and Robert G. Menke will continue to serve as Executive Vice President of BIG. In addition, as described below, the Company will continue to have a variety of contractual relationships with BIG. As the interests of the Company and BIG may differ, Messrs. Meehan, Robert M. Menke and Robert G. Menke may face certain conflicts of interests. See "Principal and Selling Shareholders" and "Certain Transactions."

     The Company's relationship with BIG is governed by various agreements, including (i) an administration services agreement pursuant to which BIG provides benefits administration, cash management, and certain limited accounting and legal services to the Company, (ii) service agreements pursuant to which the Company provides policy and claims administration services for BIG,
(iii) lease agreements pursuant to which BIG leases certain facilities to the Company, and (iv) an employee leasing agreement pursuant to which BIG leases certain of its employees to the Company. The agreements generally are intended to maintain the relationship between the Company and BIG in a manner consistent in material respects with past practice, except that certain changes in the fee structure for the Company's services have been implemented and the Company does not anticipate receiving any loans or capital contributions from BIG following this offering. None of these agreements resulted from arm's-length negotiations and, as a result, the terms of such agreements may be more or less favorable to the Company than could be obtained from an independent third party. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company" and "Certain Transactions."

RIGHTS OF FORMER GEOTRAC SHAREHOLDER

     The Company has entered into a Corporate Governance Agreement with Geotrac and Daniel J. White setting forth certain terms and conditions pertaining to the operation of Geotrac following the Geotrac Acquisition. The Corporate Governance Agreement provides, in part, that for so long as Mr. White is a shareholder of the Company or Geotrac or has an option to purchase Geotrac stock, (i) the Company will vote all of its shares of Geotrac stock to fix and maintain the number of Geotrac directors at five, (ii) the Company will vote its shares of Geotrac stock to elect as directors of Geotrac two persons designated by Mr. White, (iii) Mr. White's termination as a Geotrac employee will require the vote of four out of five members of the Board of Directors, and (iv) certain actions by Geotrac will require the unanimous approval of the Geotrac Board of Directors, including any merger or consolidation, the payment of management or similar fees to the Company, or its subsidiaries or affiliates, the sale or issuance of Geotrac stock, and the sale of Geotrac assets outside the ordinary course of business to anyone other than an affiliate of Geotrac. Mr. White also has a right of first refusal to purchase the assets of Geotrac in the event such assets are to be sold. The Corporate Governance Agreement therefore allows Mr. White to block certain transactions involving Geotrac even if such transactions are approved by all of the other directors of Geotrac and may be in the best interest of the

Company and its shareholders. Mr. White is a director and shareholder of the Company. See "Management," "Principal and Selling Shareholders" and "Certain Transactions -- Geotrac Transactions."

DEPENDENCE ON SENIOR MANAGEMENT

     The success of the Company is largely dependent upon the efforts, direction and guidance of its senior management, and in particular David K. Meehan, the Company's Chairman of the Board, President and Chief Executive Officer, Jeffrey
S. Bragg, the Company's Executive Vice President and Chief Operating Officer, and Daniel J. White, Geotrac's President and Chief Executive Officer. Although each of the Company's executive officers, including Messrs. Meehan, Bragg and White, is a party to an employment agreement with the Company, no assurances can be given that any of them will remain in the employment of the Company. The Company's continued growth and success depends in part on its ability to attract and retain qualified managers, and on the ability of its executive officers and key employees to manage its operations successfully. The loss of any of the Company's senior management or key personnel, or its inability to attract and retain key management personnel in the future, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

LIMITED OPERATING HISTORY IN THIRD-PARTY OUTSOURCING

     Since its inception, the Company has provided outsourcing services to BIG, the largest underwriter of flood insurance policies through independent agents (and the second largest overall) in the United States. As BIG's outsourcing provider, the Company has become a significant provider of flood insurance outsourcing services; however, to date it has not derived significant revenue from unaffiliated third-party outsourcing customers. A key element of the Company's growth strategy is to leverage its experience and expertise in servicing BIG's flood, homeowners and automobile businesses to market its outsourcing capabilities in various P&C lines, including flood, homeowners and automobile insurance, to other insurance companies and financial institutions. There can be no assurance that the Company will be successful in implementing this growth strategy, and the failure to do so could have a material adverse effect on the business, financial condition and results of operations of the Company. See "Business -- Growth Strategy."

EXISTENCE OF WELL-POSITIONED COMPETITORS

     The Company competes principally in three markets -- the market for flood insurance outsourcing services, the market for other P&C insurance outsourcing services and the market for flood zone determinations and related services. The markets for these services are highly competitive. Management believes the market for flood insurance outsourcing services is dominated by several principal competitors. The Company competes for flood insurance outsourcing customers largely on the basis of price, customer service and responsiveness. The market for other P&C insurance outsourcing services is fragmented. In the policy administration services segment of this market, the Company competes for customers on the basis of customer service, performance and price. The claims administration services segment of the outsourcing market is also highly fragmented, with competition from a large number of claims administration companies of varying size as well as independent contractors. Competition in this segment of the outsourcing market is principally price driven. The Company believes, however, that its most significant competition for outsourcing services comes from policy and claims administration performed in-house by insurance companies. Insurers that fulfill some or all of their policy and claims administration needs in-house typically have made a significant investment in their information processing systems and may be less likely to utilize the Company's services. In addition, insurance company personnel may have a vested interest in maintaining these responsibilities in-house. Management believes the market for flood zone determination services is dominated by several principal competitors. The Company believes that the principal competitive factors in the market for flood zone determinations include quality and reliability of services, response time and price.

     Certain of the Company's competitors in each of these markets have longer operating histories and significantly greater financial, technical, marketing and other resources than the Company, including name recognition with current and potential customers. As a result, these competitors may devote more resources to the development, promotion and sale of their services or products than the Company and respond more quickly to emerging technologies and changes in customer requirements. In addition, current and potential competitors may establish cooperative relationships among themselves or with third parties to increase the ability of their services and products to address customer needs. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive pressure faced by the Company will not have a material adverse effect on its business, financial condition and results of operations. See "Business -- Competition."

IMPLEMENTATION OF ACQUISITION STRATEGY

     A key element of the Company's growth strategy is to pursue potential acquisitions that offer opportunities to increase market share or expand the Company's menu of outsourcing services. Nevertheless, there can be no assurance that the Company will be able to locate and consummate or, if consummated, successfully integrate future acquisitions. Acquisitions involve significant risks which could have a material adverse effect on the Company, including: (i) the diversion of management's time and attention to the negotiation of the acquisition and to the assimilation of the businesses acquired; (ii) the need to modify financial and other systems and add management resources; (iii) potential liabilities of the acquired business; (iv) unforeseen difficulties in the acquired operations; (v) possible adverse short-term effects on the Company's results of operations; (vi) the dilutive effect of the issuance of additional equity securities; and (vii) the financial reporting effects of the amortization of goodwill and other intangible assets. Furthermore, there can be no assurance that any business interest acquired in the future will achieve acceptable levels of revenue and profitability or otherwise perform as expected. Currently, the Company has no arrangements or understandings with any party with respect to any future acquisition. The Company, however, continues to monitor potential acquisition opportunities. See "Business -- Growth Strategy."

POTENTIAL LIABILITY TO CLIENTS

     Many of the Company's contractual engagements involve projects that are critical to the operations of its clients' business and provide benefits that may be difficult to quantify. Any failure in a client's system could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. Although the Company may attempt to limit contractually its liability for damages arising from negligent acts, errors, mistakes or omissions in rendering its services, there can be no assurance that the limitations of liability, if any, set forth in its service contracts will be enforceable in all instances or would otherwise protect the Company from liability for damages. Although the Company maintains general liability insurance coverage, including coverage for errors or omissions, there can be no assurance that such coverage will continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against the Company that exceed available insurance coverage, or changes in the Company's insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON TREND TOWARD OUTSOURCING


     The Company's business and growth depend in large part on the insurance industry's trend toward outsourcing administration and information technology services. There can be no assurance that this trend will continue, as organizations may elect to perform such services in-house. A significant change in the direction of this trend could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Market Opportunities."


RELIANCE ON TECHNOLOGY AND COMPUTER SYSTEMS

     The Company currently licenses its primary processing software systems from BIG. Under the terms of its licensing agreement, the Company is responsible for maintaining and upgrading such systems. The Company anticipates that it will be necessary to continue to invest in and develop new technology to maintain its competitiveness. Significant capital expenditures may be required to keep its technology up-to-date. The

Company's future success will also depend in part on its ability to anticipate and develop information technology solutions which keep pace with evolving industry standards and changing customer demands. The temporary or permanent loss of any such equipment or systems, through operating malfunction or otherwise, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company," "Business -- Information Systems" and "Certain Transactions."

     In addition, the nature of the Company's business requires that it recruit and retain qualified technical personnel. The Company generally experiences significant turnover of its information technology personnel and is continuously required to recruit and train replacement personnel. The demand for qualified personnel conversant with certain technologies is intense and may exceed supply as new and additional skills are required to keep pace with evolving computer technology. There can be no assurance that the Company will be successful in attracting and retaining the information technology personnel it requires to conduct its operations successfully. Failure to attract and retain such personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

YEAR 2000 ISSUES

     There is significant uncertainty regarding the impact of Year 2000 issues, which arise when computer systems do not properly recognize date-sensitive information beyond December 31, 1999, thereby generating erroneous data or failing altogether. The Company believes that its primary processing systems will function properly with respect to dates in the Year 2000 and thereafter. However, third parties that have relationships with the Company, including suppliers, customers and creditors, may experience significant Year 2000 issues. These issues may have a serious adverse impact on the operations of such third parties, including a shut-down of operations for a period of time, which may, in turn, have a material adverse effect on the Company's business, financial condition and results of operations. In addition, competitors, and other third parties may experience significant Year 2000 issues and, as a result, seek to hire the Company's programmers and other software-related personnel at higher salaries to address these issues. The loss of certain employees or a significant number of employees could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Year 2000 Compliance."

SHARES ELIGIBLE FOR FUTURE SALE


     Upon the completion of this offering, the Company will have 12,622,182 shares of Common Stock outstanding. Of these shares, the 3,350,000 shares of Common Stock sold in this offering will be freely tradable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining 9,272,182 shares of Common Stock will be "restricted securities" within the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. Upon completion of the offering, the Company will have options outstanding to purchase 654,500 shares of Common Stock. In addition, 369,500 and 176,000 additional shares will remain available for issuance under the Company's Long Term Incentive Plan and Non-Employee Directors' Stock Option Plan, respectively. See "Management -- Long Term Incentive Plan," "-- Non-Employee Directors' Stock Option Plan" and
"-- Non-Qualified Stock Option Plan" and "Shares Eligible for Future Sale."


     The 7,950,000 restricted shares owned by BIG will, under Rule 144 (and subject to the conditions thereof, including volume limitations), become eligible for sale 90 days after the offering. However, BIG has agreed not to sell, contract to sell or otherwise dispose of any of these shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Raymond James & Associates, Inc., on behalf of the Underwriters. After such 180-day period, this restriction will expire and shares permitted to be sold under Rule 144 will be eligible for sale. Raymond James & Associates, Inc., on behalf of the Underwriters, may at any time and without prior notice, release all or any portion of the shares of Common Stock subject to such agreement. See "Underwriting."

     Prior to this offering, there has been no public market for the Common Stock and no predictions can be made of the effect, if any, that the sale or availability for sale of additional shares of Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Shares Eligible for Future Sale."

NO PRIOR PUBLIC MARKET; VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or continue following this offering, or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price for the Common Stock will be determined by negotiations among the Company, the Selling Shareholder and the Underwriters based on several factors, and may not be indicative of the market price for the Common Stock after this offering. See "Underwriting."

     The Company believes that various factors such as general economic conditions and changes or volatility in the financial markets, changing market conditions, and quarterly or annual variations in the Company's financial results, some of which are unrelated to the Company's performance, could cause the market price of the Common Stock to fluctuate substantially.

DILUTION


     Purchasers of the Common Stock offered hereby will experience immediate and substantial dilution of $10.96 in the net tangible book value per share of Common Stock, while the net tangible book value of the shares of Common Stock owned by BIG and the Selling Shareholder will increase by $1.84 per share. See "Dilution."


BENEFITS OF THE OFFERING TO THE CURRENT SHAREHOLDERS


     BIG and the Selling Shareholder will benefit from this offering in that a public market will be created for their stock in the Company. The 7,950,000 shares of Common Stock that will be owned by BIG after this offering, which were acquired at a cost of approximately $135,000, will have a value of approximately $95.4 million, assuming an initial public offering price of $12.00 per share. The 700,000 shares of Common Stock that will be owned by the Selling Shareholder after this offering, which were acquired at a cost of approximately $13.5 million, will have a value of approximately $8.4 million, assuming an initial public offering price of $12.00 per share. The Selling Shareholder will also realize a substantial profit on the shares it sells in this offering. See "Principal and Selling Shareholders."


                              RECENT ACQUISITIONS

GEOTRAC ACQUISITION


     In July, 1997, the Company acquired a 49% equity interest in Geotrac, Inc., an unaffiliated Ohio corporation ("Old Geotrac"), from Daniel J. White and his spouse (the "Whites"), as joint tenants, for $6.75 million in cash. In July, 1998, the Company acquired the remaining 51% equity interest in Old Geotrac from the Whites and certain other minority shareholders in exchange for (i) 480,515 shares of Common Stock (assuming an initial public offering price of $12.00 per share), (ii) a promissory note in the principal amount of $1.5 million, and
(iii) cash in the amount of $728,069 (paid in December, 1998). The Company also granted the Whites certain demand and piggyback registration rights with respect to the shares of Common Stock issued to them pursuant to this transaction. The transaction was effected pursuant to the merger of Old Geotrac into a wholly-owned subsidiary of the Company, with the surviving entity being known as "Geotrac of America, Inc.". See "Certain Transactions -- Geotrac Transactions".

     Old Geotrac, a leading provider of flood zone determinations, began operations in 1987. In 1997, Old Geotrac's revenues were $6.3 million (on a historical basis) and $14.1 million (on a pro forma basis) and its net income was $2.1 million (on a historical basis) and $1.9 million (on a pro forma basis). For the six months ended June 30, 1998, the period immediately prior to consummation of the Company's acquisition of the remaining 51% equity interest in Old Geotrac, Old Geotrac's revenues and net income were $8.8 million and $927,000, respectively. Old Geotrac's President, Chief Executive Officer and joint majority shareholder, Daniel J. White, presently serves as President, Chief Executive Officer and a director of Geotrac and as a director of the Company.


     The acquisition of Old Geotrac (the "Geotrac Acquisition") strengthens the Company's position as a leader in the flood zone determination business and broadens the range of flood data services the Company is able to provide. In addition, the Company is in the process of consolidating its own flood zone determination operations with those of Old Geotrac in an effort to realize economies of scale. Finally, the Company believes that access to Old Geotrac's customer base of financial institutions and insurance companies will facilitate cross-selling opportunities and expansion of the Company's outsourcing services.

COLONIAL CATASTROPHE ACQUISITION


     Effective January 7, 1999, the Company, through a wholly-owned subsidiary, acquired all of the issued and outstanding capital stock of Colonial Catastrophe Claims Corporation, a Florida corporation ("Colonial Catastrophe"), from J. Douglas Branham and Felicia A. Rivas, husband and wife, in exchange for (i) 141,667 shares of Common Stock (assuming an initial public offering price of $12.00 per share), (ii) cash in the amount of $500,000, (iii) a promissory note in the principal amount of $500,000, and (iv) an additional payment of up to $300,000, payable in additional shares of Common Stock, based upon the net income before taxes of Colonial Claims (as hereinafter defined) for the year ended December 31, 1999. On January 15, 1999, Colonial Catastrophe was merged into the acquiring subsidiary and the name of the acquiring subsidiary was changed to "Colonial Claims Corporation" (hereinafter "Colonial Claims"). Pursuant to a registration rights agreement, Mr. Branham and Ms. Rivas have been granted certain piggyback registration rights with respect to all of the shares (including the earn out shares, if any), issued in connection with the acquisition. In addition, Colonial Claims entered into a separate employment agreement with each of Mr. Branham and Ms. Rivas pursuant to which they serve as employees of Colonial Claims. Each of the employment agreements is for a period of five years and provides for an initial annual base salary of $102,000, (subject to a 5% annual increase), plus additional compensation based on annual revenues of the Colonial Claims business.


     Colonial Claims contracts with P&C insurance carriers to handle property and casualty claims on their behalf. Colonial Claims has assembled a large network of independent claims adjusters who respond to individually reported loss assignments from Colonial Claims and are compensated based upon a set claims fee schedule. Colonial Claims reviews and approves claims settlements, assures consistency and quality of settlement practices, and transmits claims information to the insurance carriers. The insurers, in turn, approve and remit claims payments to the insureds. Colonial Catastrophe was incorporated in 1994 and had revenues of approximately $3.4 million during the year ended December 31, 1997.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company (assuming an initial public offering price of $12.00 per share), after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, are estimated to be approximately $21.3 million. The Company intends to use approximately $10.0 million of the net proceeds to repay indebtedness that is outstanding at the time of this offering. Additionally, the Company intends to use approximately $3.2 million for capital expenditures on upgraded technology, including network and mainframe upgrades, and the remaining balance of approximately $8.1 million for general corporate purposes including working capital and possible acquisitions. The Company has no present commitments or understandings with respect to the acquisition of any business, although the Company continues to monitor potential acquisition opportunities. Pending such uses, the Company intends to invest the net proceeds of this offering in short-term, investment grade, interest-bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Liquidity and Capital Resources" and "Business -- Growth Strategy."

     The indebtedness to be repaid by the Company with proceeds from this offering includes: (i) a note payable to Bankers Insurance Company, dated April 1, 1998, used to fund the purchase of fixed assets from Bankers Insurance Company, which note had an outstanding balance of $2,353,424 at September 30, 1998, bears interest at 8.5% and matures April, 1999; (ii) a note payable to Southern Rental Leasing Company, dated April 1, 1998, used to fund the purchase of fixed assets from Southern Rental Leasing Company, which note had an outstanding balance of $356,250 at September 30, 1998, bears interest at 8.5% and matures December, 2000; (iii) a note payable to bank, dated December 30, 1997, used to fund fixed asset purchases and general corporate activities, which note had an outstanding balance of $1,647,499 at September 30, 1998, bears interest at 8.19% and matures December, 2000; (iv) a note payable used to repurchase outstanding Preferred Stock sold by BHDS in July 1997 to fund the purchase of the Company's 49% interest in Old Geotrac, which note had an outstanding balance of $6,750,000 at September 30, 1998, bears interest at 8.566% and matures August 2002; and (v) various other term loans used to fund general operating activities, which loans had a combined outstanding balance of $800,094 at September 30, 1998, bear interest at rates ranging from 8.19% to 8.50% and mature at various dates through December, 2000.


     The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholder. The net proceeds to be received by the Selling Shareholder from the sale of the 1,350,000 shares offered by the Selling Shareholder (assuming an initial public offering price of $12.00 per share) will be approximately $15.1 million after deducting underwriting discounts and commissions payable by the Selling Shareholder. A wholly-owned subsidiary of the Selling Shareholder has agreed to loan $12.0 million to BIG in exchange for a subordinated note. This loan will be funded using a portion of the net proceeds to be received by the Selling Shareholder in this offering. BIG has agreed with the Company to use a portion of such loan proceeds to satisfy outstanding accounts and note payable to the Company not later than ten business days following receipt of the loan proceeds. As of September 30, 1998, BIG's accounts and note payable to the Company totaled approximately $11.3 million. The balance of the loan proceeds will provide BIG with additional working capital. The Company, in turn, has agreed with BIG to use a portion of the funds received from BIG to satisfy accounts, income taxes and notes payable to BIG. As of September 30, 1998, the Company's accounts, income taxes and notes payable to BIG (other than those referred to in the preceding paragraph) totaled approximately $10.0 million. See "Principal and Selling Shareholders" and "Certain Transactions."


                                DIVIDEND POLICY

     In December, 1996, December, 1997, and June, 1998, the Company paid dividends of $1.0 million, $3.5 million, and $1.1 million, respectively, to BIG. The Company currently anticipates that all of its earnings will be retained for development and expansion of the Company's business and does not anticipate declaring or paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of September 30, 1998: (1) on an actual basis; and (2) on an as adjusted basis to reflect (i) the application of the net proceeds from the issuance and sale of 2,000,000 shares of Common Stock offered hereby (assuming an initial public offering price of $12.00 per share), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, and (ii) settlement or satisfaction of intercompany accounts from funds made available to BIG by a loan from a subsidiary of the Selling Shareholder, using a portion of the net proceeds of the offering received by the Selling Shareholder. See "Use of Proceeds."



                                                                 SEPTEMBER 30, 1998
                                                              -------------------------
                                                               ACTUAL      AS ADJUSTED
                                                              ---------   -------------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
                                                                     (UNAUDITED)
Current portion of long-term debt...........................   $ 3,066       $ 2,035
Current portion of notes and interest
  payable -- affiliates.....................................    10,330            --
Due to affiliates...........................................       802            --
Income taxes payable........................................     4,615           670
Long-term debt, less current portion........................     8,216         6,800
Notes payable -- affiliates, less current portion...........     5,891         1,500
Shareholders' equity:
  Preferred stock, $.01 par value, 20,000,000 shares
     authorized, no shares issued and outstanding...........        --            --
  Common stock, $.01 par value, 100,000,000 shares
     authorized; 10,480,515 shares issued and outstanding;
     12,480,515 shares issued and outstanding, as
     adjusted(1)............................................       105           125
  Additional paid-in capital................................     5,831        27,131
  Retained earnings.........................................     1,808         1,808
                                                               -------       -------
  Total shareholders' equity................................     7,744        29,064
                                                               -------       -------
          Total capitalization..............................   $40,664       $40,069
                                                               =======       =======


---------------


(1) Excludes (a) 875,000 shares of Common Stock reserved for issuance under the Company's Long Term Incentive Plan, pursuant to which options to purchase 505,500 shares will be granted immediately upon the completion of this offering, (b) 200,000 shares of Common Stock reserved for issuance under the Company's Non-Employee Directors' Stock Option Plan, pursuant to which options to purchase 24,000 shares will be granted immediately upon completion of this offering, (c) 125,000 shares of Common Stock reserved for issuance under the Company's Non-Qualified Stock Option Plan, pursuant to which options to purchase 125,000 shares will be granted immediately upon the completion of this offering, and (d) 141,667 shares of Common Stock (assuming an initial offering price of $12.00 per share) issued pursuant to the acquisition of Colonial Catastrophe Claims Corporation. See "Recent Acquisitions -- Colonial Catastrophe Acquisition" and "Management -- Long Term Incentive Plan," "-- Non-Employee Directors' Stock Option Plan" and
    "-- Non-Qualified Stock Option Plan."

                                    DILUTION


     Purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution in the net tangible book value (deficiency) of their Common Stock from the initial public offering price. The net tangible book value (deficiency) of the Company as of September 30, 1998 was approximately $(8.3 million), or $(.80) per share. Net tangible book value (deficiency) per share represents the amount of the Company's tangible net worth (total tangible assets less total liabilities) divided by the total number of shares of Common Stock outstanding. After giving effect to the sale of 2,000,000 shares of Common Stock by the Company in this offering and the application of the estimated net proceeds therefrom (after deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company), the net tangible book value of the Company as of September 30, 1998 would have been $13.0 million, or $1.04 per share of Common Stock. This represents an immediate increase in net tangible book value of $1.84 per share to the existing shareholders and an immediate dilution of $10.96 per share to purchasers of shares of Common Stock in this offering. The following table illustrates the per share dilution:



Assumed initial public offering price per share.............             $  12.00
  Net tangible book value (deficiency) per share before this
     offering...............................................      (.80)
  Increase per share attributable to new investors..........      1.84
                                                              --------
Pro forma net tangible book value after this offering(1)....                 1.04
                                                                         --------
Dilution in net tangible book value per share to new
  investors.................................................             $  10.96
                                                                         ========


---------------


(1) If the Underwriters' over-allotment option is exercised in full, the net tangible book value after this offering would be $1.28 per share, resulting in dilution to new investors in this offering of $10.72 per share.


     The following table sets forth on a pro forma basis as of September 30, 1998 the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share of Common Stock paid by the Company's existing shareholders and to be paid by new investors in this offering and before deduction of estimated underwriting discounts and commissions and estimated offering expenses (and assuming no exercise of the Underwriters' over-allotment option):


                                   SHARES PURCHASED(1)     TOTAL CONSIDERATION
                                   --------------------   ---------------------       AVERAGE
                                     NUMBER     PERCENT     AMOUNT      PERCENT   PRICE PER SHARE
                                   ----------   -------   -----------   -------   ---------------
Existing shareholders............  10,480,515    84.0%    $ 5,936,172    19.8%        $  .57
New investors....................   2,000,000    16.0      24,000,000    80.2          12.00
                                   ----------    ----     -----------    ----
          Total..................  12,480,515     100%    $29,936,172     100%
                                   ==========    ====     ===========    ====


---------------


(1) Does not reflect the sale of 1,350,000 shares of Common Stock by the Selling Shareholder in this offering and does not include (a) 141,667 shares of Common Stock (assuming an initial public offering price of $12.00 per share) issued pursuant to the acquisition of Colonial Catastrophe Claims Corporation and (b) an aggregate of 654,500 shares of Common Stock issuable upon the exercise of stock options to be granted upon the completion of this offering. See "Recent Acquisitions -- Colonial Catastrophe Acquisition" and "Management -- Long Term Incentive Plan," "-- Non-Employee Directors' Stock Option Plan" and "-- Non-Qualified Stock Option Plan." Sales by the Selling Shareholder in this offering will reduce the number of shares held by existing shareholders to 9,130,515 shares, or approximately 73.2%, and will increase the number of shares held by new investors to 3,350,000, or approximately 26.8%, of the total number of shares of Common Stock outstanding after this offering. See "Principal and Selling Shareholders."

              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto, Pro Forma Condensed Consolidated Statements of Income (unaudited) of the Company, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company" included elsewhere in the Prospectus. The following selected consolidated financial data of the Company as of and for the years ended December 31, 1995, 1996, and 1997 has been derived from the Company's audited consolidated financial statements. The historical information presented as of and for the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1997 and 1998 was derived from the unaudited financial statements of the Company. In 1997, the Company's investment in Geotrac was accounted for using the equity method of accounting, since the Company owned less than 50% and had a significant but not controlling influence. In July, 1998, the Company acquired the remaining 51% of Geotrac. As a result, the operations of Geotrac for the entire nine months in the period ended September 30, 1998 are consolidated with that of the Company, with the portion of Geotrac's net income allocable to the 51% interest held by the majority stockholders prior to June 30, 1998 reflected as a minority interest. With respect to the unaudited financial information, the Company is of the opinion that all material adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's results of operations and financial position have been included. The results of operations presented below are not necessarily indicative of the results of operations that may be achieved in the future.

                                                                                                      NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                           SEPTEMBER 30,
                                  ----------------------------------------------------------------   --------------------
                                                                                        PRO FORMA
                                   1993     1994     1995        1996         1997       1997(1)      1997        1998
                                  ------   ------   -------   ----------   ----------   ----------   -------   ----------
STATEMENT OF OPERATIONS DATA:
Revenues
 Outsourcing services...........  $1,454   $1,861   $ 3,444   $    5,125   $   29,714   $  30,577    $22,177   $   27,508
 Flood zone determination
   services.....................   2,661    2,975     5,127        7,705        8,792      22,600      6,582       19,865
                                  ------   ------   -------   ----------   ----------   ----------   -------   ----------
     Total revenues.............   4,115    4,836     8,571       12,830       38,506      53,177     28,759       47,373
                                  ------   ------   -------   ----------   ----------   ----------   -------   ----------
Expenses
 Cost of outsourcing services...   1,000    1,586     2,955        3,896       21,989      22,097     16,528       19,814
 Cost of flood zone
   determination services.......   2,052    1,842     3,415        5,362        4,764      10,552      3,361        8,524
 Selling, general and
   administrative...............     630      990       804        1,121        3,026       5,927      2,241        5,706
 Management services from
   Parent.......................     232      362       725        1,054        2,344       2,344      1,758        2,506
 Deferred compensation (non-
   recurring item)..............      --       --        --           --           --       1,461         --          728
 Depreciation and
   amortization.................      37      106       184          309          684       3,861        443        2,981
                                  ------   ------   -------   ----------   ----------   ----------   -------   ----------
     Total expenses.............   3,951    4,886     8,083       11,742       32,807      46,242     24,331       40,259
                                  ------   ------   -------   ----------   ----------   ----------   -------   ----------
Operating income (loss).........     164      (50)      488        1,088        5,699       6,935      4,428        7,114
Equity in earnings (loss) of
 Geotrac, Inc...................      --       --        --           --          201          --        (32)          --
Minority interest...............      --       --        --           --           --          --         --         (473)
Other income (non-recurring
 item)..........................      --       --        --           --           --       1,700         --           --
Interest income.................      --       --        --           --           --          --         --          308
Interest expense(3).............      --      (48)      (72)         (75)        (378)     (1,601)      (223)      (1,653)
                                  ------   ------   -------   ----------   ----------   ----------   -------   ----------
Income (loss) before income
 taxes..........................     164      (98)      416        1,013        5,522       7,034      4,173        5,296
Provision (benefit) for income
 taxes..........................      69      (31)      162          396        2,112       3,026      1,645        2,389
                                  ------   ------   -------   ----------   ----------   ----------   -------   ----------
Net income (loss)...............  $   95   $  (67)  $   254   $      617   $    3,410   $   4,008    $ 2,528   $    2,907
                                  ======   ======   =======   ==========   ==========   ==========   =======   ==========
Net income (loss) per common
 share..........................  $  .01   $ (.01)  $   .03   $      .06   $      .34   $     .38    $   .25   $      .29
                                  ======   ======   =======   ==========   ==========   ==========   =======   ==========
Weighted average common shares
 outstanding....................  10,000   10,000    10,000       10,000       10,000      10,481     10,000       10,162
                                  ======   ======   =======   ==========   ==========   ==========   =======   ==========
Dividends declared on Common
 Stock(4).......................  $   --   $   --   $    --   $    1,000   $    3,500   $   3,500    $    --   $    1,100
                                  ======   ======   =======   ==========   ==========   ==========   =======   ==========

                                     NINE MONTHS ENDED
                                       SEPTEMBER 30,
                                  -----------------------
                                  PRO FORMA    PRO FORMA
                                   1997(1)      1998(1)
                                  ----------   ----------
STATEMENT OF OPERATIONS DATA:
Revenues
 Outsourcing services...........  $  23,113    $   27,508
 Flood zone determination
   services.....................     16,912        19,865
                                  ----------   ----------
     Total revenues.............     40,025        47,373
                                  ----------   ----------
Expenses
 Cost of outsourcing services...     16,646        19,532
 Cost of flood zone
   determination services.......      7,660         8,524
 Selling, general and
   administrative...............      4,560         5,706
 Management services from
   Parent.......................      1,758         2,506
 Deferred compensation (non-
   recurring item)..............      1,461            --
 Depreciation and
   amortization.................      2,970         3,339
                                  ----------   ----------
     Total expenses.............     35,055        39,607
                                  ----------   ----------
Operating income (loss).........      4,970         7,766
Equity in earnings (loss) of
 Geotrac, Inc...................         --            --
Minority interest...............         --            --
Other income (non-recurring
 item)..........................      1,700            --
Interest income.................         --           308
Interest expense(3).............     (1,161)       (1,781)
                                  ----------   ----------
Income (loss) before income
 taxes..........................      5,509         6,293
Provision (benefit) for income
 taxes..........................      2,368         2,629
                                  ----------   ----------
Net income (loss)...............  $   3,141    $    3,664
                                  ==========   ==========
Net income (loss) per common
 share..........................  $     .30    $      .35
                                  ==========   ==========
Weighted average common shares
 outstanding....................     10,481        10,481
                                  ==========   ==========
Dividends declared on Common
 Stock(4).......................  $      --    $    1,100
                                  ==========   ==========

                                                                                           SEPTEMBER 30,
                                                   DECEMBER 31,                   --------------------------------
                                    -------------------------------------------                        AS ADJUSTED
                                     1993     1994     1995     1996     1997      1997       1998       1998(2)
                                    ------   ------   ------   ------   -------   -------   --------   -----------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficiency)......  $   28   $ (146)  $ (141)  $ (425)  $  (148)  $ 1,359   $ (4,969)    $10,544
Total assets......................   1,186    1,311    2,649    3,441    19,532    22,998     47,021      46,424
Long-term debt, less current
  portion.........................     140      278      156      894     2,187       658      8,216       6,800
Notes and interest payable,
  affiliates, less current
  portion.........................      --       --       --       --        --        --      5,891       1,500
Preferred Stock of Subsidiary.....      --       --       --       --     6,750     6,750         --          --
Total shareholders' equity........     172      125      529      260       170     2,788      7,744      29,064


---------------

(1) Unaudited pro forma condensed consolidated Statement of Operations Data for the nine months ended September 30, 1997 and 1998 and the year ended December 31, 1997 reflect (i) the Geotrac Acquisition, which was completed in July, 1998, using the purchase method of accounting as if the Geotrac Acquisition had occurred at January 1, 1997, (ii) the new affiliated service and administrative agreements that became effective January 1, 1998 as though the new terms were in existence on January 1, 1997 and (iii) the purchase of certain fixed assets from affiliated companies used in the business, which occurred in April, 1998, as if such purchases had occurred at January 1, 1997. See "Recent Acquisitions," "Certain Transactions" and the Company's Pro Forma Condensed Consolidated Statements of Income (unaudited).

(2) As adjusted to reflect (i) the application of the net proceeds from the issuance and sale of 2,000,000 shares of Common Stock offered hereby by the Company (assuming an initial public offering price of $12.00 per share), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company and (ii) settlement or satisfaction of intercompany accounts from funds made available to BIG by a loan from a subsidiary of the Selling Shareholder, using a portion of the net proceeds of the offering received by the Selling Shareholder. Does not reflect the issuance of 141,667 shares of Common Stock (assuming an initial offering price of $12.00 per share) in connection with the acquisition of Colonial Catastrophe Claims Corporation. See "Recent Acquisitions -- Colonial Catastrophe Acquisition," "Use of Proceeds" and "Capitalization."

(3) Dividends declared on Preferred Stock for 1997 and the nine months ended September 30, 1997 and 1998 were $229,315, 113,500 and $189,370, respectively, and were included in interest expense. See Note 8 to the Company's Consolidated Financial Statements.
(4) In December, 1996, December, 1997, and June, 1998, the Company paid dividends of $1.0 million, $3.5 million, and $1.1 million, respectively, to BIG. The Company currently anticipates that all of its earnings will be retained for development and expansion of the Company's business and does not anticipate declaring or paying any cash dividends in the foreseeable future. See "Dividend Policy."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY

     The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

OVERVIEW

     Insurance Management Solutions Group, Inc. (together with its subsidiaries, the "Company") is a holding company that was incorporated in the State of Florida in December, 1996 by Bankers Insurance Group, Inc. (together with its subsidiaries, "BIG"), which contributed to the Company two of its wholly-owned operating subsidiaries, Insurance Management Solutions, Inc. ("IMS") and Bankers Hazard Determination Services, Inc. ("BHDS"), that were previously formed in August, 1991 and June, 1988, respectively. BIG is a diversified group of P&C insurance companies with premium writings in all fifty states. BIG's principal lines of business include flood, homeowners and automobile insurance lines. From 1993 to 1997, BIG experienced substantial growth in total written premiums from $113.7 million to $259.0 million. For the nine months ended September 30, 1998, BIG had total written premiums of $232.2 million.

     Prior to 1997, the Company's outsourcing services principally related to information technology services provided to BIG on a cost reimbursement basis. In 1997, the Company entered into service arrangements with BIG to provide a broader menu of outsourcing services. These services primarily consisted of policy and claims administration (including policy issuance, billing and collection functions, claims adjusting and processing) and information technology services provided for BIG's flood and homeowners insurance lines of business. Revenues for these services were derived based on a percentage of direct written premiums for policy administration services and direct paid claims for claims administration services. The Company also provided claims administration services for BIG's other insurance lines, excluding flood and homeowners, on a cost reimbursement basis in 1997.

     Effective January 1, 1998, the Company entered into written service agreements with BIG which modified the existing arrangements to (i) expand the services provided by the Company to include policy administration for certain automobile lines of business, (ii) recognize claims outsourcing revenue based not on a cost reimbursement basis, but rather on a percentage of earned premiums and, with respect to certain types of claims, a percentage of incurred losses, and (iii) implement a change in fee structure from a percentage of incurred loss to a percentage of earned premiums with respect to homeowners claims services. These changes were negotiated in order to effect more uniform revenue recognition. To obtain BIG's agreement to such changes, the Company, in turn, agreed to the revised fee structure with respect to homeowners claims services. BIG presently accounts for approximately 97% of the Company's outsourcing services revenues and is expected to continue to account for a significant majority of the Company's outsourcing revenues in the near future. See "Risk Factors -- Reliance on Key Customer" and "Certain Transactions -- Service Agreements."

     Outsourcing service revenues are principally derived from written and earned insurance premiums. Such premiums are affected by seasonal fluctuations in volume of new and renewal policies received. Outsourcing service revenues generated from the flood and homeowners lines of business increase in the late second quarter and peak during the third quarter in conjunction with home sales. In the Company's experience, increased levels of flood insurance purchases occur in the Southeastern United States during the second and third quarters in anticipation of the onset of the hurricane season.


     Federal residential and commercial flood insurance rates are set by FEMA and are the same for all flood insurance carriers. Consequently, policyholder retention is typically dependent upon the quality of customer service being offered. Higher retention or renewal rates provide more consistent recurring revenues. Flood insurance carriers often utilize independent agents to sell their product. Competing flood insurance carriers offering more attractive commissions to such agents pose a significant risk for declines in business.


     During periods of peak demand for flood and homeowners insurance, the number of policies waiting to be issued increases. This backlog represents future service fee income to be earned, generally within one month.

     Flood zone determination revenues, which are recognized as services are performed, are cyclically impacted by both changes in mortgage interest rates and trends in home sales.

     The cost of outsourcing services primarily includes wages and related benefits associated with personnel who perform policy and claims administration services, as well as postage and telephone charges, data processing and other direct costs associated with providing service to customers.

     Cost of flood zone determination services primarily includes wages and related benefits associated with personnel who perform flood zone determination services, telephone expenses, general liability insurance, data processing and other direct costs associated with providing service to customers. Due to the ongoing automation of the Company's flood zone database, a gradual increase in the number of automated flood zone determinations, versus manually determined flood zones, has occurred. Automated flood zone determinations cost less for the Company to perform than manually generated determinations.

     Selling, general and administrative expenses include the wages and related benefits of sales and marketing, executive, finance and accounting personnel, as well as other general operating costs. In addition, wages and related benefits of the management staff of each processing department (i.e. Customer Service, Claims, and Information Services) are included in selling, general and administrative expenses.

     Management services from Parent have historically been charged to the Company under a management agreement with BIG for common costs that are incurred by BIG and allocated to its affiliated companies. These common costs include human resources, legal, corporate planning and communications, cash management, certain executive management and rent. Allocation of the management services is based on employee head counts and estimates of time incurred, which management believes to be a reasonable basis of allocation.

     The Company presently purchases certain services, including human resources, internal audit and legal services, from BIG. See "Certain Transactions." If the Company develops the capability to provide these services internally, certain sales and administrative support costs may fluctuate.


     In 1997, the Company's investment in Geotrac was accounted for using the equity method of accounting, since the Company owned less than 50% and had a significant but not controlling influence. In July, 1998, the Company acquired the remaining 51% of Geotrac. As a result, the operations of Geotrac for the entire nine months in the period ended September 30, 1998 are consolidated with that of the Company, with the portion of Geotrac's net income allocable to the 51% interest held by the majority stockholders prior to June 30, 1998 reflected as a minority interest.

QUARTERLY RESULTS


     The following table presents unaudited quarterly operating results for the Company for the quarters included in years 1996 and 1997 and the first three quarters of 1998. In 1997, the Company's investment in Geotrac was accounted for using the equity method of accounting, since the Company owned less than 50% and had a significant but not controlling influence. In July, 1998, the Company acquired the remaining 51% of Geotrac. As a result, the operations of Geotrac for each of the quarters in the nine months ended September 30, 1998 are consolidated with those of the Company, with the portion of Geotrac's net income allocable to the 51% interest held by the majority stockholders prior to June 30, 1998 reflected as a minority interest. This information has been prepared on the same basis as the Company's Consolidated Financial Statements included elsewhere in this Prospectus, and includes all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of the periods presented. These operating results are not necessarily indicative of the Company's future performance.


                                                                   QUARTER ENDED
                             ------------------------------------------------------------------------------------------
                             MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                               1996        1996         1996            1996         1997        1997         1997
                             ---------   --------   -------------   ------------   ---------   --------   -------------
                                                                   (IN THOUSANDS)
Revenues
 Outsourcing services......   $1,200      $1,270       $1,279          $1,376       $6,857      $7,419       $ 7,901
 Flood zone determination
   services................    1,822       2,237        1,888           1,758        1,947       2,394         2,241
                              ------      ------       ------          ------       ------      ------       -------
       Total revenues......    3,022       3,507        3,167           3,134        8,804       9,813        10,142
                              ------      ------       ------          ------       ------      ------       -------
Expenses
 Cost of outsourcing
   services................      964         963          952           1,017        5,019       5,787         5,722
 Cost of flood zone
   determination
   services................    1,343       1,567        1,269           1,183          974       1,125         1,262
 Selling, general and
   administrative..........      281         269          257             314          727         773           741
 Management services from
   Parent..................      263         264          263             264          586         586           586
 Deferred compensation(non-
   recurring)..............       --          --           --              --           --          --            --
 Depreciation and
   amortization............       67          75           80              87          116         126           201
                              ------      ------       ------          ------       ------      ------       -------
       Total expenses......    2,918       3,138        2,821           2,865        7,422       8,397         8,512
                              ------      ------       ------          ------       ------      ------       -------
Operating income...........      104         369          346             269        1,382       1,416         1,630
Equity in earnings (loss)
 of Geotrac, Inc...........       --          --           --              --           --          --           (32)
Minority interest..........       --                       --              --           --                        --
Interest income............       --          --           --              --           --          --            --
Interest expense...........      (19)        (19)         (18)            (19)         (36)        (36)         (151)
                              ------      ------       ------          ------       ------      ------       -------
Income before income
 taxes.....................       85         350          328             250        1,346       1,380         1,447
Provision for income
 taxes.....................       35         136          127              98          513         527           605
                              ------      ------       ------          ------       ------      ------       -------
Net income.................   $   50      $  214       $  201          $  152       $  833      $  853       $   842
                              ======      ======       ======          ======       ======      ======       =======

                                                QUARTER ENDED
                             ---------------------------------------------------
                             DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                 1997         1998        1998         1998
                             ------------   ---------   --------   -------------
                                               (IN THOUSANDS)
Revenues
 Outsourcing services......     $7,537       $ 8,655    $ 9,099       $ 9,753
 Flood zone determination
   services................      2,210         6,864      6,627         6,375
                                ------       -------    -------       -------
       Total revenues......      9,747        15,519     15,726        16,128
                                ------       -------    -------       -------
Expenses
 Cost of outsourcing
   services................      5,461         6,428      6,367         7,020
 Cost of flood zone
   determination
   services................      1,403         3,067      3,016         2,442
 Selling, general and
   administrative..........        785         1,685      1,855         2,164
 Management services from
   Parent..................        586           678        690         1,137
 Deferred compensation(non-
   recurring)..............         --            --        728            --
 Depreciation and
   amortization............        240           633      1,131         1,217
                                ------       -------    -------       -------
       Total expenses......      8,475        12,491     13,787        13,980
                                ------       -------    -------       -------
Operating income...........      1,272         3,028      1,939         2,148
Equity in earnings (loss)
 of Geotrac, Inc...........        233            --         --            --
Minority interest..........         --          (425)       (49)           --
Interest income............         --            --        106           201
Interest expense...........       (156)         (406)      (580)         (667)
                                ------       -------    -------       -------
Income before income
 taxes.....................      1,349         2,197      1,416         1,682
Provision for income
 taxes.....................        467         1,089        599           700
                                ------       -------    -------       -------
Net income.................     $  882       $ 1,108    $   817       $   982
                                ======       =======    =======       =======

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated certain selected historical operating results of the Company as a percentage of total revenues:

                                                                                 NINE MONTHS
                                     YEAR ENDED DECEMBER 31,                 ENDED SEPTEMBER 30,
                                ---------------------------------   -------------------------------------
                                                        PRO FORMA                   PRO FORMA   PRO FORMA
                                1995    1996    1997      1997      1997    1998      1997        1998
                                -----   -----   -----   ---------   -----   -----   ---------   ---------
Revenues
  Outsourcing services........   40.2%   39.9%   77.2%     57.5%     77.1%   58.1%     57.7%       58.1%
  Flood zone determination
    services..................   59.8    60.1    22.8      42.5      22.9    41.9      42.3        41.9
                                -----   -----   -----     -----     -----   -----     -----       -----
         Total revenues.......  100.0   100.0   100.0     100.0     100.0   100.0     100.0       100.0
                                -----   -----   -----     -----     -----   -----     -----       -----
Expenses
  Cost of outsourcing
    services..................   34.5    30.4    57.1      41.6      57.5    41.8      41.6        41.2
  Cost of flood zone
    determination services....   39.8    41.8    12.4      19.8      11.7    18.0      19.1        18.0
  Selling, general and
    administrative............    9.4     8.7     7.8      11.1       7.8    12.0      11.4        12.0
  Management services from
    Parent....................    8.5     8.2     6.1       4.4       6.1     5.3       4.4         5.3
  Deferred compensation (non-
    recurring item)...........     --      --      --       2.8        --     1.6       3.6          --
  Depreciation and
    amortization..............    2.1     2.4     1.8       7.3       1.5     6.3       7.5         7.1
                                -----   -----   -----     -----     -----   -----     -----       -----
         Total expenses.......   94.3    91.5    85.2      87.0      84.6    85.0      87.6        83.6
                                -----   -----   -----     -----     -----   -----     -----       -----
Operating income..............    5.7     8.5    14.8      13.0      15.4    15.0      12.4        16.4
Equity in earnings (losses) of
  Geotrac, Inc................     --      --     0.5        --      (0.1)     --        --          --
Minority interest.............     --      --      --        --        --    (1.0)       --          --
Other income (non-recurring
  item).......................     --      --      --       3.2        --      --       4.2          --
Interest income...............     --      --      --        --        --     0.7        --         0.6
Interest expense..............   (0.8)   (0.6)   (1.0)     (3.0)     (0.8)   (3.5)    (2.9)        (3.8)
                                -----   -----   -----     -----     -----   -----     -----       -----
Income before income taxes....    4.9     7.9    14.3      13.2      14.5    11.2      13.7        13.2
Provision for income taxes....    1.9     3.1     5.5       5.7       5.7     5.1       5.9         5.5
                                -----   -----   -----     -----     -----   -----     -----       -----
Net income....................    3.0%    4.8%    8.8%      7.5%      8.8%    6.1%      7.8%        7.7%
                                =====   =====   =====     =====     =====   =====     =====       =====

COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

     Outsourcing Services Revenues. Outsourcing services revenues increased $5.3 million, or 24.0%, to $27.5 million for the nine months ended September 30, 1998 from $22.2 million for the corresponding period in 1997. The increase was primarily attributable to (i) the expansion of the services provided to BIG to include policy administration for certain of BIG's automobile lines of insurance, (ii) the change in fee structure for claims administration (excluding BIG's flood and homeowners lines) from a cost reimbursement basis to a percentage of earned premium and, in certain instances, incurred losses, and
(iii) increased services provided to BIG due to the growth in the volume of BIG's flood insurance business. The increase was partially offset by the revised fee structure pertaining to policy administration and claims administration for BIG's homeowners insurance line.

     Flood Zone Determination Services Revenues. Flood zone determination services revenues increased $13.3 million, or 201.8%, to $19.9 million for the nine months ended September 30, 1998 from $6.6 million for the corresponding period in 1997. The revenue growth was primarily attributable to the inclusion of the consolidated revenues of both Geotrac and BHDS for the nine months ended September 30, 1998 as compared with the revenues of BHDS only for the nine months ended September 30, 1997. The revenue growth was also attributable to the increased number of flood zone determinations processed due to the large number of mortgage financings and refinancings occurring largely as a result of continued low interest rates.

     Cost of Outsourcing Services. Cost of outsourcing services increased $3.3 million, or 19.9%, to $19.8 million for the nine months ended September 30, 1998 from $16.5 million for the corresponding period in 1997. The increase in cost of outsourcing services was primarily attributable to (i) increases in staffing due to the expansion of the services provided to BIG to include policy administration for certain of BIG's automobile lines of insurance, (ii) increases in information services personnel costs due to additions to staff,
(iii) increased services provided to BIG due to the growth in the volume of BIG's insurance business and (iv) the Company assuming responsibility for claims costs for independent adjusters and appraisers that were previously borne by BIG. These increases were partially offset by a decrease in the lease cost of fixed assets that were purchased by the Company from BIG on April 1, 1998. Prior to April 1, 1998, the depreciation for such equipment, which totaled $282,515 and $573,189 during the nine months ended September 30, 1998 and 1997, respectively, was charged to the Company under an arrangement similar to an operating lease and is included in cost of outsourcing services. Such costs are now included in depreciation and amortization.


     Cost of Flood Zone Determination Services. Cost of flood zone determination services increased $5.2 million, or 153.6%, to $8.5 million for the nine months ended September 30, 1998 from $3.4 million for the corresponding period in 1997. The increase in cost of flood zone determinations was primarily attributable to the inclusion of the consolidated expenses of both Geotrac and BHDS for the nine months ended September 30, 1998 as compared with the expenses of BHDS only for the nine months ended September 30, 1997. As a percentage of flood zone determination services revenue, the decrease in cost of flood zone determination services resulted primarily from a reduction of approximately $527,000 in insurance costs associated with the Company's life of loan program due to favorable loss experience under the life of loan program, partially offset by cross-licensing fees for database management paid to Old Geotrac. These cross-licensing fees were terminated upon the merger of Old Geotrac into the Company in July, 1998. Effective June 1, 1998, the Company terminated its insurance policy associated with its life of loan program. Consequently, from such date forward, the Company defers each life of loan fee received in order to account for its obligation to perform future flood zone redeterminations.


     Selling, General and Administrative Expense. Selling, general and administrative expenses increased $3.5 million, or 154.6%, to $5.7 million for the nine months ended September 30, 1998 from $2.2 million for the corresponding period in 1997. The increase is primarily related to additional wages and related benefits associated with adding executive management, accounting, sales and marketing and other administrative staff during 1998 to support the Company's expanded operations, as well as the inclusion of the consolidated expenses of both Geotrac and BHDS for the nine months ended September 30, 1998 as compared with the expenses of BHDS only for the nine months ended September 30, 1997.

     Management Services from Parent. Management services from Parent increased $748,000, or 42.6%, to $2.5 million for the nine months ending September 30, 1998 from $1.8 million for the corresponding period in 1997. The increase is primarily related to the Company's portion of an employment practices judgment totaling approximately $400,000 rendered in the third quarter of 1998 and an increase in management services provided to the Company due to the Company's expanded operations. Such increased services primarily include agency accounting, audit services, cash management services and legal services.

     Depreciation and Amortization Expense. Depreciation and amortization expense increased $2.5 million, or 572.9%, to $3.0 million for the nine month period ended September 30, 1998 from $443,000 for the same period in 1997 primarily as a result of depreciation related to assets consisting of telephone equipment and computer hardware and software, transferred and assigned to the Company in April, 1998 for use in its business. Prior to April 1, 1998, the depreciation for such equipment, which totaled $282,015 and $762,260 during the nine months ended September 30, 1998 and 1997, respectively, was charged to the Company under an arrangement similar to an operating lease and is included in cost of outsourcing services. Also, the nine-month period ended September 30, 1998 reflects amortization and depreciation related to the consolidation of Geotrac that took place in July, 1998.

     Equity in Earnings of Geotrac, Inc. During July, 1997, the Company purchased a 49% interest in Old Geotrac. Equity in earnings of Old Geotrac contributed a ($32,000) net loss to the Company for the nine months ended September 30, 1997. Geotrac was shown on a consolidated basis for the nine months ended September 30, 1998.

     Provision for Income Taxes. The Company's effective income tax rates were 45.1% and 39.4% for the nine months ended September 30, 1998 and 1997, respectively. Income before income taxes for the first nine months of 1998, excluding the equity in earnings of Old Geotrac, resulted in a effective income tax rate of 45.0%. This effective rate reflects the impact of a minority interest on equity earnings in Old Geotrac presented net of tax and other items discussed in Note 10 to the Consolidated Financial Statements of the Company.

COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 ON A PRO FORMA BASIS

     Outsourcing Services Revenues. Outsourcing services revenues increased $4.4 million, or 19.0%, to $27.5 million in 1998 from $23.1 million in 1997. Continued strong flood premium production through the first nine months of 1998 generated an increase in related service fees. In addition, a higher level of flood losses resulted in greater claims fee revenues.

     Flood Zone Determination Services Revenues. Flood zone determination services revenues increased $3.0 million, or 17.5%, to $19.9 million in 1998 from $16.9 million in 1997. The increase in revenues was due to an increase in determinations performed resulting primarily from a substantial rise in refinancing activity, particularly during the first half of 1998. This increase was partially offset by a decrease in the average fee per determination as a result of competitive pressures.

     Cost of Outsourcing Services. Cost of outsourcing services increased $2.9 million, or 17.3%, to $19.5 million in 1998 from $16.6 million in 1997. As a percentage of outsourcing services revenues, cost of outsourcing services decreased from 72.0% in 1997 to 71.0% in 1998. The improvement in this percentage was primarily the result of continued emphasis on managing actual staffing levels to conform to the Company's staffing models, particularly with respect to the customer service and claims service units for the homeowners and automobile product lines. The increase in absolute costs was primarily due to an increase in salary expenses, principally relating to information technology professionals.

     Cost of Flood Zone Determination Services. Cost of flood zone determination services increased $864,000, or 11.3%, to $8.5 million in 1998 from $7.7 million in 1997. As a percentage of flood zone determination services revenue, cost of flood zone determination services decreased from 45.3% in 1997 to 42.9% in 1998. The decrease in this percentage was primarily due to the consolidation of two separate flood zone operations (BHDS and Geotrac) into one operation, which resulted in a substantial short-term reduction in employees engaged in the processing of flood zone determinations, as well as the elimination of certain duplicative costs. The decrease was also due to reduced insurance cost of approximately $527,000 related to the Company's life of loan program due to favorable loss experience under the life of loan program.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1997 AND 1996

     Outsourcing Services Revenues. Outsourcing services revenues increased $24.6 million, or 479.8%, to $29.7 million in 1997 from $5.1 million in 1996. During 1997, outsourcing services revenue was generated primarily from the Company's service agreements with BIG to provide policy and claims administration related to its flood and homeowners insurance programs. In addition, during 1997, the Company provided claims administration services on a cost reimbursement basis for most of BIG's other lines of business, excluding flood and homeowners. During 1996, the Company provided only information technology services to its affiliated companies on a cost reimbursement basis.

     Flood Zone Determination Services Revenues. Flood zone determination services revenues increased $1.1 million, or 14.1%, to $8.8 million in 1997 from $7.7 million in 1996. The increase in revenues was due to the increase in determinations performed, offset by a decrease of approximately 6.0% in the average fee per determination as a result of competitive pressures.

     Cost of Outsourcing Services. Cost of outsourcing services increased $18.1 million, or 464.4%, to $22.0 million in 1997 from $3.9 million in 1996. The increase was primarily the result of the transfer of various policy and claims administration units from BIG to the Company, as well as upward pressure on salaries resulting from continued competition for qualified employees.

     Cost of Flood Zone Determination Services. Cost of flood zone determination services decreased $598,000, or 11.2%, to $4.8 million in 1997 from $5.4 million in 1996. As a percentage of flood zone determination services revenue, cost of flood zone determination services decreased from 69.6% in 1996 to 54.2% in 1997. The decrease was primarily the result of reduced insurance cost of approximately $800,000 related to the Company's life of loan program due to favorable loss experience under the life of loan program. The cost savings during 1997 under this program was partially offset by increases in personnel to process the increased volume of flood zone determinations.

     Selling, General and Administrative Expense. Selling, general and administrative expenses increased $1.9 million, or 169.9%, to $3.0 million in 1997 from $1.1 million in 1996. The increase was primarily related to additional wages and related benefits associated with adding executive management, accounting, sales and marketing and other administrative staff during 1997 to support the Company's expanded operations.

     Management Services from Parent. Management services from Parent increased $1.3 million, or 122.4%, to $2.3 million in 1997 from $1.1 million in 1996. The increase is primarily related to the expansion of the Company's services during 1997 to include policy and claims administration. Prior to 1997, the Company mainly provided data processing services to its affiliates. The expansion of services resulted in a significant need for additional space and human resource services, which were included in the management services allocation.

     Depreciation and Amortization Expense. Depreciation and amortization expense increased $375,000, or 121.1%, to $684,000 in 1997 from $309,000 in 1996 primarily as a result of upgrading existing data processing equipment.

     Interest Expense. Interest expense increased $303,000, or 402.5%, to $379,000 in 1997 from $75,000 in 1996 as a result of increased borrowings used to fund the Company's capital expenditures.

     Equity in Earnings of Geotrac, Inc. During July 1997, the Company purchased a 49% interest in Old Geotrac. Equity in earnings of Old Geotrac contributed $201,000 to the earnings of the Company in 1997.

     Provision for Income Taxes. The Company's effective income tax rates were 38.3% and 39.1% in 1997 and 1996, respectively. Income before provision for income taxes for 1997, excluding the equity in earnings of Old Geotrac, resulted in an effective income tax rate of 38.1%. The equity in earnings in Old Geotrac are presented net of tax.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1996 AND 1995

     Outsourcing Services Revenues. Outsourcing services revenues increased $1.7 million, or 48.8%, to $5.1 million in 1996 from $3.4 million in 1995 primarily as a result of an increase in the information technology services provided to BIG due to the growth in the volume of BIG's insurance business.

     Flood Zone Determination Services Revenues. Flood zone determination services revenue increased $2.6 million, or 50.3%, to $7.7 million in 1996 from $5.1 million in 1995, primarily as a result of significant growth in the Company's client base and in the number of requests for flood zone determinations, partially offset by a decrease in the average fee per determination due to competitive pressures.

     Cost of Outsourcing Services. Cost of outsourcing services increased $941,000, or 31.8%, to $3.9 million in 1996 from $3.0 million in 1995. The increase resulted primarily from additions to the Company's information technology staff due to the growth in the volume of BIG's insurance business, as well as salary adjustments due to the competitive market for qualified personnel.

     Cost of Flood Zone Determination Services. Cost of flood zone determination services increased $2.0 million, or 57.0%, to $5.4 million in 1996 from $3.4 million in 1995. The increase was primarily attributable to an increased demand for the Company's life of loan program, for which the Company purchases insurance to fund its obligation to update flood zone determinations under the life of loan program. Additionally, the increase in cost of flood zone determination services was attributable to the addition of flood zone determination staff to handle higher business volume levels.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $317,000 or 39.4%, to $1.1 million in 1996 from $804,000 for 1995, primarily as a result of adding additional administrative staff to support the Company's growth.

     Management Services from Parent. Management services from Parent increased $329,000, or 45.4%, to $1.1 million in 1996 from $725,000 in 1995. The increase is primarily related to the growth of the Company's data processing department and resulting need for additional space and human resource services, which were included in the management services allocation.

     Depreciation and Amortization. Depreciation and amortization increased $125,000, or 67.9%, to $309,000 in 1996 from $184,000 in 1995 primarily as a result of adding $1.0 million of property and equipment in 1996.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically funded its operations through cash generated from operations and receipt of service fees advanced from BIG. Bank borrowings have been used to finance fixed asset purchases. Net cash provided by operating activities for the nine months ended September 30, 1997 and 1998 was $4.8 million and $5.8 million, respectively. For 1995, 1996 and 1997, net cash provided by operating activities was $831,000, $963,000 and $7.7 million, respectively. The significant increase in net cash provided by operating activities in 1997 was primarily attributable to the increased level of net income, employee-related accrued expenses and income taxes payable to BIG.

     Net cash used in investing activities for the nine months ended September 30, 1997 and 1998 was $7.7 million and $2.0 million, respectively. For 1995, 1996 and 1997, net cash used in investing activities was $464,000, $1.0 million and $8.2 million, respectively. In July 1997, BHDS issued $6.75 million in non-cumulative, 8% Preferred Stock. The proceeds from the sale of the Preferred Stock were used to fund the purchase of the Company's 49% interest in Old Geotrac. In May 1998, the Company repurchased the outstanding Preferred Stock in exchange for a note. The note is currently payable in its entirety on August 25, 2002 and accrues interest at a rate of 8.566%. The Company intends to use a portion of the net proceeds from this offering to repay the note. See "Use of Proceeds."

     Net cash provided by (used in) financing activities for the nine months ended September 30, 1997 and 1998 was $3.2 million and $(4.3) million, respectively. For 1995, 1996 and 1997, net cash provided by (used in) financing activities was $(333,000), $12,000 and $681,000, respectively. Cash dividends were paid to BIG in 1996 and 1997 in the amount of $1.0 million and $3.5 million, respectively. Additionally, the Company paid a cash dividend of $1.1 million to BIG in June, 1998 and repaid $2.8 million in debt. Net advances to BIG were $3.3 million and $5.1 million for the nine months ended September 30, 1997 and the year ended December 31, 1997, respectively.

     At December 31, 1997 and September 30, 1998 amounts due from BIG totaled $8.8 million and $11.3 million, respectively. At the same dates, amounts due to BIG (including income tax payable to BIG), totaled $5.1 million and $4.7 million, respectively. In addition, at September 30, 1998, notes payable to BIG totaled $8.0 million. Upon completion of this offering, it is contemplated that all intercompany balances will be satisfied. The Company maintained a zero balance account arrangement with BIG through June, 1998. As a result of this funding arrangement, the Company has a negative cash balance for financial reporting purposes representing checks that have been issued but that have not yet been presented to the bank for payment. This arrangement was discontinued in June, 1998. See "Certain Transactions -- Miscellaneous."

     The Company believes that cash flows from operations and net proceeds from this offering will not only satisfy working capital needs for approximately one year but will also be sufficient to retire or redeem most existing debts of the Company, including (i) acquisition debt of approximately $1.5 million outstanding as of September 30, 1998 and (ii) debts assigned to the Company in conjunction with the transfer of certain fixed assets from its affiliates. See "Recent Acquisitions" and "Use of Proceeds." Prior to the consummation of the

Geotrac Acquisition, Geotrac's operations generated cash flows sufficient to provide it with necessary working capital, and the Company anticipates this trend will continue in the future, although no assurances can be given in this regard. Unanticipated rapid expansion, business or systems development, or potential acquisitions may cause the Company to require additional funds. In addition, prior to this offering, the Company at times relied upon advances against the service fees it charges its affiliates to support working capital needs, which included payroll, particularly with respect to certain members of the management team who had previously allocated or divided their duties between the Company and the affiliates. After this offering, this practice will discontinue. In January, 1999, the Company received a commitment for a $5.0 million revolving line of credit with NationsBank that will provide bridge financing for working capital or acquisition needs. The Company identifies and assesses, in the normal course of its business, technologies or businesses which it believes to strategically fit its business plan. The Company has no current commitments with respect to any such transaction. The Company may, however, enter into such transactions should opportunities present themselves in the future.


YEAR 2000 COMPLIANCE

     The Company is currently addressing a universal situation commonly referred to as the "Year 2000 Problem." The Year 2000 Problem relates to the inability of certain computer software programs to properly recognize and process date-sensitive information relative to Year 2000 and beyond, and the inability of non-information technology systems to function properly when the Year 2000 arrives.

     Information concerning the Company's (1) state of readiness, (2) cost of addressing Year 2000 issues, (3) risk of Year 2000 issues, and (4) contingency plans is provided below. The discussion is divided into two parts: the first addresses the Company's outsourcing operations, and the second addresses the Company's flood zone determination operations.

     Outsourcing Operations. With respect to both information technology ("IT") and non-information technology ("non-IT") systems associated with its outsourcing operations, the Company has developed a detailed Year 2000 Project Plan (the "Plan") and is in the process of carrying out the Plan. An independent accounting firm has been engaged to validate the Plan. The Plan calls for testing, validation and modification of the Company's systems in order to ensure Year 2000 compliance. For IT hardware systems, the Plan addresses the Year 2000 Problem with respect to: production servers; imaging servers; communication servers; development servers; Q&A servers; wide-area network and network infrastructure; AS/400 processors and tape drives; desk-top personal computers; telecommunications equipment, including voice, fax and modems; and printers. For IT software systems, this Plan addresses the Year 2000 Problem with respect to:
AS/400 operating and applications systems; personal computer applications software, including spreadsheets, "macros", "uploads" and "downloads"; and electronic forms. Testing has commenced and is expected to continue through the first two quarters of 1999. The Company is already issuing policies with terms extending beyond the Year 2000 and believes it will not experience any difficulty in processing business on its core processing systems.

     For non-IT systems, the Plan provides for testing of elevators, generators, utilities, card key access, alarms, uninterrupted power source, air conditioning/heating units and thermostats. Non-IT systems testing is underway and is expected to be completed during the first quarter of 1999.

     The Plan also provides for certification of Year 2000 compliance by the Company's business partners. Such partners provide office supplies, paper supplies, copy center support, off-site tape management and disaster recovery services. The Plan also provides for detailed questionnaires and follow-up letters to be sent to all outside software vendors requiring responses, and ultimately certification, as to their Year 2000 readiness. A review of these responses by Company management will lead to decisions regarding the retention or replacement of vendors and/or their products. Such decisions are expected to be made prior to June 30, 1999. The Company will replace such vendors and products if it believes their state of Year 2000 readiness poses a risk to the Company sufficient to warrant doing so. The Company does not anticipate any difficulty in securing adequate replacements for such vendors or products.

     Costs associated with addressing the Year 2000 Problem were immaterial prior to 1998. For internally built applications software, the Company has consistently accounted for the Year 2000 date as a normal part of program development. Nearly all costs associated with addressing the Year 2000 Problem are internal expenses, with the exception of the costs of engaging the independent accounting firm. The Company currently estimates that total incurred and future direct costs associated with addressing the Year 2000 Problem for its outsourcing operations will be in the range of $300,000 to $400,000. The Company does not anticipate the total replacement of any core system. In the event an outside vendor's software is targeted for replacement, the Company may incur additional costs relating to the purchase price of new software (which may be inflated if demand is high), conversion of data to the new system, and training of personnel on the new system. Management does not expect these costs to materially adversely affect the Company's business or financial condition.


     The most reasonably likely worst case scenario for the Company's outsourcing operation is the possibility that the Company will be required to process manually applications for insurance, which will result in increased costs of issuing insurance policies. Manually-processed applications would increase data entry and also increase customer service intervention as representatives of the Company seek to obtain complete and accurate customer information in order to issue correct insurance policies. These increased responsibilities may require overtime on the part of customer service representatives and supervisors. Moreover, the Company may be required to perform additional internal cash processing if its lockbox vendor is required to operate in a manual environment. The flood insurance product may require manual flood zone searches in lieu of automatic determinations in the event such automated flood zone processes become unavailable. In addition, the Company may be required, for a period of time, to issue manual checks for return premiums, claims payments and producers' commissions as well as to perform manual policy assembly. Such activities may result in a substantial increase in overtime wages for a significant percentage of the Company's workforce as well as require the addition of a significant number of temporary employees. Non-computer generated forms, manual check stock, retrieval of physical records rather than electronic facsimiles and manual processing would supplant computer processing until such systems are adapted to address the Year 2000 Problem. Risks associated with a manual environment as described above could have a material adverse effect on the Company's business, financial condition or results of operations.

     The Company will develop a contingency plan to deal with situations which may require manual processing. This plan, expected to be developed in the first half of 1999, will incorporate each processing department's needs in the event it must convert to manual systems from automated systems. Such needs may include overtime hours, temporary employees, additional space, paper forms in replacement of computer-generated forms, blank paper stock, physical file space, additional copiers and fax machines, additional equipment, greater support for data reconciliation and cash reconciliation processes in the absence of computer-generated production data, and greater use of fiche and fiche readers.

     Flood Zone Determination Operations. The Company has also adopted a detailed plan (the "Project Plan") to address the Year 2000 Problem with respect to its flood zone determination operations. The Project Plan also calls for testing, validation and modification of the IT and non-IT systems associated with the Company's flood zone determination operations in order to ensure Year 2000 compliance.

     For IT hardware systems, the Project Plan addresses the Year 2000 Problem with respect to: IBM AS/400 processors and tape drives; production servers; communication servers; development servers; wide area network and network infrastructure hardware; modems; printers; tape drives; desktop personal computers; and fax servers. For IT software systems, the Plan addresses the Year 2000 Problem with respect to: network operating systems; software development packages and third-party vendor software packages; in-house developed software packages; GeoCompass(R), the Company's flood zone determination electronic ordering and delivery package; and GMaS internal production routing.

     The Company has reviewed and validated the Year 2000 compliance of the IBM AS/400 business system used in its flood zone determination operations. This process involved reviewing all internally developed application code, modules, databases, and reports for correct date handling, changing all date fields to handle the four digit century format, and upgrading the operating system to the Year 2000 compliant version. The Company's internally developed GeoCompass(R) and GMaS software packages have also been assessed for Year 2000 readiness. Updated versions of such software that are Year 2000 compliant are expected to be put into service during the first quarter of 1999. Of the Company's flood zone determination network operating systems, the Company has determined that certain versions are not Year 2000 compliant. These versions are expected to be upgraded in the second quarter of 1999. The Company is in the process of having its other flood zone determination hardware and software components validated for Year 2000 compliance by the vendors that supply those products.

     The non-IT systems used in the Company's flood zone determination operations include: internal telephone systems, auxiliary power supplies, security systems, environmental control systems, and postal equipment. The Company has contacted the various vendors providing such systems regarding validation of their systems. This project is expected to be completed by July 31, 1999.

     Testing methodology of existing internal systems includes the identification of programs and Year 2000 critical dates for date rollover testing. A test will be set up in February 1999 of a mirrored production environment. This environment will test AS/400 applications, communication and data transfer systems, electronically generated faxes and data files, LAN and WAN connections, and production flow within the Company. All tests will be documented, errors corrected and retested before verification can be signed-off.

     The Company has a number of flood zone determination clients with which it electronically exchanges data. The clients that use a proprietary method for communicating data have been contacted by the Company regarding their need to upgrade their interfaces. Most of the Company's flood zone determination clients utilize its Compass product line. Version 3.x of that software has been tested and verified for Year 2000 compliance. Users of non-compliant versions of such software are expected to be upgraded to Year 2000 compliant versions by September 30, 1999.


     The Company estimates that, to date, it has spent approximately $150,000 in time and materials (computing costs, network and telephone support, office supplies, programming support and project coordination) in executing its Project Plan with respect to its flood zone determination operations. The Company also estimates that it will cost an additional $100,000 to address the Year 2000 Problem with respect to these operations. Nearly all costs, whether incurred or to be incurred, are internal to the Company. The Company does not anticipate the total replacement of any core system. In the event an outside vendor's software is targeted for replacement, the Company may incur additional costs relating to acquisition of replacement software, conversion of data, and personnel training. Management does not expect these costs to materially adversely affect the Company's business or financial condition.


     The most reasonably likely worst case scenario for the Company's flood zone determination operations is the possibility that the Company will be unable to electronically exchange data with its clients. Such circumstances would require the Company to revert to manually exchanging requests for searches and remitting completed determinations to clients. This increase in manual operations would likely result in significant increases in the cost of clerical support (temporary employees), data entry (overtime wages), paper supplies, fax machines and telephone customer service support (overtime wages). Moreover, the inability to electronically exchange data with certain clients could result in a material loss of revenue.

     The Company is in the process of developing a contingency plan relating to manual preparedness in the event of the impairment of its flood zone determination IT systems. This plan involves construction of adequate staffing models that provide an accurate indication of the number of additional employees required to process determinations manually on a short-term basis. The plan also addresses potential alternative forms of data exchange, such as faxes and data tapes.

                SELECTED CONSOLIDATED FINANCIAL DATA OF GEOTRAC
                                 (IN THOUSANDS)

     The following selected financial data should be read in conjunction with the Financial Statements of SMS Geotrac, Inc. (as the predecessor to Geotrac, Inc. (formerly YoSystems, Inc.) ("Old Geotrac")) and the Notes thereto, the Financial Statements of Old Geotrac and the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Geotrac" included elsewhere in this Prospectus. The following selected financial data of SMS Geotrac, Inc. for the years ended June 30, 1996 and 1997 and for the one month ended July 31, 1997 and of Old Geotrac for the years ended December 31, 1995, 1996, and 1997 have been derived from the company's audited financial statements. The selected financial data presented as of June 30, 1998 and the six months ended June 30, 1998 were derived from the unaudited financial information of Old Geotrac. The pro forma selected financial data of Geotrac for the years ended December 31, 1996 and 1997 was derived from the unaudited financial statements and notes thereto of Old Geotrac. The pro forma selected financial data of Geotrac for the six months ended June 30, 1997 was derived from unaudited financial data of Old Geotrac and SMS Geotrac not included herein. With respect to the unaudited financial information, the Company is of the opinion that all material adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the company's interim results of operations have been included. This data should be read in conjunction with the Financial Statements of SMS Geotrac, Inc. and the Financial Statements of Old Geotrac included elsewhere in this Prospectus.

                                                              OLD GEOTRAC (FORMERLY
                                   SMS GEOTRAC, INC.             YOSYSTEMS, INC.)                       GEOTRAC
                            -------------------------------   ----------------------   ------------------------------------------
                                YEAR ENDED       ONE MONTH          YEAR ENDED            YEAR ENDED          SIX MONTHS ENDED
                                 JUNE 30,          ENDED           DECEMBER 31,          DECEMBER 31,             JUNE 30,
                            ------------------    JULY 31,    ----------------------   -----------------   ----------------------
                             1996       1997        1997      1995    1996     1997     1996      1997       1997         1998
                            -------    -------   ----------   ----    ----    ------   -------   -------   ---------   ----------
                                                                                           PRO FORMA       PRO FORMA   HISTORICAL
STATEMENT OF OPERATIONS
  DATA:
Revenues..................  $12,490    $12,522     $1,210     $ --    $ --    $6,336   $13,375   $14,063    $6,517       $8,848
                            -------    -------     ------     ----    ----    ------   -------   -------    ------       ------
Expenses:
  Cost of revenues........    6,219      5,914        530       --      --     2,679     6,673     6,043     2,834        3,919
  Selling, general and
    administrative........    3,079      2,839        227       10      30     1,319     3,287     2,900     1,354        1,557
  Deferred compensation
    (non-recurring
    item).................       --         --         --       --      --       733        --       733        --          728
  Depreciation and
    amortization..........      689      1,331        104       --      --       594     1,639     1,908     1,150          727
                            -------    -------     ------     ----    ----    ------   -------   -------    ------       ------
        Total expenses....    9,987     10,084        861       10      30     5,325    11,599    11,584     5,338        6,931
                            -------    -------     ------     ----    ----    ------   -------   -------    ------       ------
Operating income (loss)...    2,503      2,438        349      (10)    (30)    1,011     1,776     2,479     1,179        1,917
Other income
  (non-recurring item)....       --         --         --      932      --     1,700        --     1,700        --           --
Interest expense..........      (82)       (79)        (8)      --      --      (338)     (770)     (825)     (391)        (372)
                            -------    -------     ------     ----    ----    ------   -------   -------    ------       ------
Income before income
  taxes...................    2,421      2,359        341      922     (30)    2,373     1,006     3,354       788        1,545
Provision for income
  taxes...................    1,047      1,079        148       --      --       272       421     1,457       315          618
                            -------    -------     ------     ----    ----    ------   -------   -------    ------       ------
Net income (loss).........  $ 1,374    $ 1,280     $  193     $922    $(30)   $2,101   $   585   $ 1,897    $  473       $  927
                            =======    =======     ======     ====    ====    ======   =======   =======    ======       ======


                                                                        OLD GEOTRAC (FORMERLY
                                                                          YOSYSTEMS, INC.)
                                                                    -----------------------------
                                                                      YEAR ENDED      SIX MONTHS
                                                                     DECEMBER 31,       ENDED
                                                                    --------------     JUNE 30,
                                                                    1996    1997         1998
                                                                    ----   -------   ------------
BALANCE SHEET DATA:
Working capital (deficiency)................................        $(25)  $ 1,402     $ 2,516
Total assets................................................          --    18,637      19,432
Long-term debt..............................................          --     7,745       6,677
Total shareholders' equity (deficit)........................         (25)    7,126       8,781

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS OF GEOTRAC

     The following discussion should be read in conjunction with the Financial Statements of Old Geotrac and the Notes thereto and the Financial Statements of SMS Geotrac, Inc. and the Notes thereto included elsewhere in this Prospectus.

OVERVIEW

     During July, 1998, the Company completed the Geotrac Acquisition. The Geotrac Acquisition occurred through a series of transactions beginning in July, 1997. At that time, the Company acquired 49% of the issued and outstanding common stock of YoSystems, Inc. which had nominal net assets at the date of acquisition. YoSystems, Inc. concurrently purchased all of the issued and outstanding common stock of SMS Geotrac, Inc. ("SMS Geotrac"), an unaffiliated entity. SMS Geotrac subsequently merged into YoSystems, Inc., which changed its name to "Geotrac, Inc." ("Old Geotrac"). In July, 1998, the Company acquired the remaining 51% of the issued and outstanding common stock of Old Geotrac.

     For all periods presented herein and until August 1, 1997, Old Geotrac was a relatively inactive S Corporation whose principal activity was to receive contingent earn-out payments from the prior sale of its operating assets in 1994 and to distribute these earn-out payments to its shareholders.

     Geotrac's primary source of revenues is derived from the performance of flood zone determinations principally for mortgage origination and P&C insurance companies. Revenues are recognized upon completion of services performed. Mortgage interest rates and weather patterns have historically impacted Geotrac's revenues. The current low level of interest rates, which has stimulated the increase in the number of mortgage financings and refinancings, and the increased awareness of severe weather occurrences have resulted in an increase in the number of determinations processed by Geotrac.

     Cost of revenues primarily consists of wages and related benefits for personnel who perform flood zone determinations. As Geotrac continues to migrate towards performing more automated than manual determinations, management believes cost of revenues as a percentage of revenues will decrease.

     For comparative purposes, the operating results herein reflect the pro forma results of Old Geotrac for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1997 as if Old Geotrac acquired SMS Geotrac on January 1, 1996. The pro forma adjustments that have been made reflect the additional goodwill amortization and interest expense that would have been incurred if Old Geotrac had acquired SMS Geotrac on January 1, 1996. Additionally, for comparative purposes, the operating results herein reflect the historical results of SMS Geotrac for the years ended June 30, 1996 and 1997.

     Because Old Geotrac had limited operations during the year ended December 31, 1996 and for the period January 1, 1997 through July 31, 1997, the date of the acquisition of SMS Geotrac, Inc., no comparisons of the six months ended June 30, 1998 and 1997, the years ended December 31, 1997 and 1996, and the years ended December 31, 1996 and 1995 are provided. Similarly, no comparison to the prior period is provided for SMS Geotrac with respect to the one month ended July 31, 1997.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of revenues represented by certain income and expense items.

                                                           OLD GEOTRAC (FORMERLY
                                   SMS GEOTRAC, INC.          YOSYSTEMS, INC.)                     GEOTRAC
                               -------------------------   ----------------------   -------------------------------------
                                YEAR ENDED     ONE MONTH         YEAR ENDED          YEAR ENDED       SIX MONTHS ENDED
                                 JUNE 30,        ENDED          DECEMBER 31,        DECEMBER 31,          JUNE 30,
                               -------------   JULY 31,    ----------------------   -------------   ---------------------
                               1996    1997      1997      1995    1996     1997    1996    1997      1997        1998
                               -----   -----   ---------   -----   -----   ------   -----   -----   ---------   ---------
                                                                                      PRO FORMA     PRO FORMA   HISTORICAL
STATEMENT OF OPERATIONS DATA:
Revenues.....................  100.0%  100.0%    100.0%     0.0%    0.0%   100.0%   100.0%  100.0%    100.0%      100.0%
                               -----   -----     -----      ---     ---    -----    -----   -----     -----       -----
Expenses:
  Cost of revenues...........   49.8    47.2      43.8      0.0     0.0     42.3     49.9    43.0      43.5        44.3
  Selling, general and
    administrative...........   24.7    22.7      18.7      0.0     0.0     20.8     24.6    20.6      20.8        17.6
  Deferred compensation (non-
    recurring item)..........    0.0     0.0       0.0      0.0     0.0     11.5       --     5.2        --         8.2
  Depreciation and
    amortization.............    5.5    10.6       8.6      0.0     0.0      9.4     12.2    13.6      17.6         8.2
                               -----   -----     -----      ---     ---    -----    -----   -----     -----       -----
        Total expenses.......   80.0    80.5      71.1      0.0     0.0     84.0     86.7    82.4      81.9        78.3
                               -----   -----     -----      ---     ---    -----    -----   -----     -----       -----
Operating income.............   20.0    19.5      28.9      0.0     0.0     16.0     13.3    17.6      18.1        21.7
Other income (non-recurring
  item)......................    0.0     0.0       0.0      0.0     0.0     26.8       --    12.1        --          --
Interest expense.............   (0.6)   (0.7)     (0.7)     0.0     0.0     (5.3)    (5.8)   (5.8)     (6.0)       (4.2)
                               -----   -----     -----      ---     ---    -----    -----   -----     -----       -----
Income before income taxes...   19.4    18.8      28.2      0.0     0.0     37.5      7.5    23.9      12.1        17.5
Provision for income taxes...    8.4     8.6      12.2      0.0     0.0      4.3      3.1    10.4       4.8         7.0
                               -----   -----     -----      ---     ---    -----    -----   -----     -----       -----
Net income...................   11.0%   10.2%     16.0%     0.0%    0.0%    33.2%     4.4%   13.5%      7.3%       10.5%
                               =====   =====     =====      ===     ===    =====    =====   =====     =====       =====

COMPARISON OF THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997 ON A PRO FORMA BASIS -- GEOTRAC

     Revenues. Revenues increased $2.3 million, or 35.8%, to $8.8 million for the six months ended June 30, 1998 from $6.5 million for the same period in 1997. This revenue growth was attributable to the increased number of determinations processed due to the large number of mortgage financings and refinancings as a result of continued low interest rates.

     Cost of Revenues. Cost of revenues increased $1.1 million, or 38.2%, to $3.9 million for the six months ended June 30, 1998 from $2.8 million for the same period in 1997. As a percentage of revenues, cost of revenues increased to 44.3% for the six months ended June 30, 1998 from 43.5% for the same period in 1997. The increase primarily relates to additions to staffing in order to process the increased number of determinations. During May, 1998, Old Geotrac began processing large blocks of flood zone determinations for the Company. Pursuant to their cross-license agreement, Old Geotrac was reimbursed on a flat monthly fee basis. The flat monthly fee resulted in revenue per determination that was significantly less than Old Geotrac was receiving from its other customers. The increase was partially offset by the effect of the efficiencies associated with the increased volume of determinations, coupled with the greater proportion of automated determinations.

     Selling, General and Administrative Expense. Selling, general and administrative increased $203,000, or 15.0%, to $1.6 million for the six months ended June 30, 1998 from $1.4 million for the same period in 1997. As a percentage of revenues, selling, general and administrative expenses decreased to 17.6% for the six months ended June 30, 1998 from 20.8% for the same period in 1997. This percentage decrease was primarily due to spreading certain fixed costs over a larger revenue base.

     Interest Expense. Interest expense decreased $19,000, to $372,000 for the six months ended June 30, 1998 from $391,000 for the same period in 1997.

     Provision for Income Taxes. The effective income tax rate was 40.0% for the six months ended June 30, 1998 and 1997.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1996 ON A PRO FORMA BASIS -- GEOTRAC

     Revenues. Revenues increased $688,000, or 5.1%, to $14.1 million in 1997 from $13.4 million in 1996. Most of this revenue growth occurred after SMS Geotrac was acquired in July, 1997, as a result of the increased number of determinations processed due to the large number of mortgage financings and refinancings as a result of continued low interest rates.

     Cost of Revenues. Cost of revenues decreased $630,000, or 9.4%, to $6.0 million in 1997 from $6.7 million in 1996. As a percentage of revenues, cost of revenues decreased to 43.0% in 1997 from 49.9% in 1996. The decrease, in both actual dollar amount and as a percentage of revenues, resulted primarily from
(i) efficiencies associated with an increased volume of determinations, (ii) a greater proportion of automated determinations, and (iii) higher expenses incurred in 1996 related to the expansion of Old Geotrac's automated database.

     Selling, General & Administrative Expense. Selling, general and administrative expenses decreased $387,000, or 11.8%, to $2.9 million in 1997 from $3.3 million in 1996. As a percentage of revenues, selling, general and administrative expenses decreased from 24.6% in 1996 to 20.6% in 1997. This decrease was the result of a reduction of bad debt expense in 1997 resulting from improved billing and collection procedures.

     Deferred Compensation (Non-Recurring Item). On September 11, 1997, Old Geotrac's Board of Directors, recognizing the nonbinding commitment of the president of SMS Geotrac, which commitment originated prior to the acquisition of SMS Geotrac, approved and granted bonuses to certain current and former employees of SMS Geotrac. Such bonuses were principally related to prior services rendered by these employees and resulted in additional compensation in 1997 of $732,795, which amount is separately disclosed in the statement of operations as deferred compensation (non-recurring item) and of which approximately $362,000 and $371,000 relate to cost of revenues and selling, general and administrative expenses, respectively. These amounts are to be paid to the individuals on or before December 31, 1998.

     Prior to and at the time of the acquisition of SMS Geotrac, the president of SMS Geotrac also had a nonbinding commitment to grant to certain former and current employees options to purchase shares of Old Geotrac common stock held jointly by the president and his spouse, for prior employee services rendered. On

May 12, 1998, the president and his spouse awarded 46.45 shares of their common stock to these individuals. In conjunction with the agreement and plan of merger with the Company, Old Geotrac acquired the common stock held by these individuals for approximately $728,069. In May, 1998, Old Geotrac recorded additional compensation expense (non-recurring item) of $728,069 and an increase to contributed capital of $728,069.

     Interest Expense. Interest expense increased $55,000 to $825,000 from $770,000 in 1996.

     Other Income (Non-Recurring Item). In 1997, Old Geotrac received a contingent earn-out of $1,700,000, representing the final payment under a 1994 sale agreement. No payment was received in 1996.

     Provision for Income Taxes. The effective income tax rate was 43.4% in 1997 and 41.9% in 1996.

COMPARISON OF THE YEAR ENDED JUNE 30, 1997 AND 1996 -- SMS GEOTRAC, INC.

     Revenues. Revenues remained relatively unchanged at $12.5 million in fiscal 1997 and 1996. The flat revenues were primarily attributable to a lack of marketing emphasis.

     Cost of Revenues. Cost of revenues decreased $305,000, or 4.9%, to $5.9 million in fiscal 1997 from $6.2 million for fiscal 1996. As a percentage of revenues, cost of revenues decreased to 47.2% in fiscal 1997 from 49.8% in fiscal 1996. Management attributes this decrease to a greater proportion of automated determinations, which are less costly than manual determinations.

     Selling, General and Administrative Expense. Selling, general and administrative expense decreased $240,000, or 7.8%, to $2.8 million in fiscal 1997 from $3.1 million in fiscal 1996. As a percentage of revenues, selling, general and administrative expense decreased to 22.7% in fiscal 1997 from 24.7% in fiscal 1996. The reduction of bad debt expense in 1997, resulting from improved billing and collections procedures, accounted for the decrease in the dollar amount and percentage.

     Provision for Income Taxes. The effective income tax rate was 45.8% in fiscal 1997 and 43.2% in fiscal 1996, reflecting an additional provision for state income taxes in 1997.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, Geotrac has funded its operations primarily through cash generated from operations and to a lesser extent from capital leases and a revolving line of credit.

     The July, 1997 acquisition of SMS Geotrac was funded by BHDS' contribution of $6,750,000 in cash and proceeds of a seven-year term note of $8,750,000 entered into by Old Geotrac. The note, which had an outstanding balance of $7,500,000 at June 30, 1998, currently bears interest at prime rate and is collateralized by substantially all of the assets of Old Geotrac. It is anticipated that the note will be repaid from a portion of the offering proceeds. In conjunction with BHDS' purchase of the remaining 51% of Old Geotrac, BHDS was the surviving company and changed its name to "Geotrac, Inc." Accordingly, Geotrac is presently a wholly-owned subsidiary of the Company. As such, the above information should be read in conjunction with "Selected Consolidated Financial Data of the Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company," the Company's Consolidated Financial Statements and the Company's Pro Forma Condensed Consolidated Financial Statements (unaudited).

                                    BUSINESS

GENERAL


     The Company provides (1) comprehensive policy and claims outsourcing services to the property and casualty ("P&C") insurance industry, with an emphasis on providing these services to the flood insurance market, and (2) flood zone determinations to financial institutions, mortgage lenders and insurance companies. The Company's outsourcing services, which are offered on either a bundled or "a la carte" basis, include policy administration, claims administration and information technology services. During 1997 and the nine months ended September 30, 1998, the Company processed approximately 575,000 and 667,000 insurance policies, respectively, including approximately 450,000 and 540,000 flood insurance policies, respectively, making it a significant provider of flood administration services. The Company currently provides flood outsourcing services to its affiliate, Bankers Insurance Group, Inc. (together with its subsidiaries, "BIG"), Mobile USA Insurance Company, Inc. and AAA Auto Club South Insurance Company, as well as to insurance companies that offer flood insurance utilizing BIG as their private label servicing carrier, such as Armed Forces Insurance Corporation and AMICA Mutual Insurance Company. In conjunction with BIG, the Company is able to offer insurance companies the ability to create a turnkey private label flood insurance product. The Company believes this product is attractive to insurance companies that desire to offer flood insurance but are not approved by the Federal Emergency Management Agency ("FEMA") to sell and service flood insurance. FEMA estimates that only 25% to 33% of U.S. properties in high risk areas that are required to be covered by flood insurance are in fact covered. The Company anticipates continued growth in the demand for flood insurance, and related flood outsourcing and flood zone determination services, over the next several years.



     During 1997 and the nine months ended September 30, 1998, the Company processed approximately 1.4 million and 1.2 million flood zone determinations, respectively, for over 725 and 880 customers, respectively, including mortgage lenders such as ABN Amro North America, Inc. and Mortgage Corporation of America, and P&C insurance companies such as Allendale Mutual Insurance Company and Wausau Underwriters Insurance Company. Flood insurance is required by federal law in connection with virtually all residential mortgage loans, including refinancing loans, covering properties located within federally designated high-risk flood zones. A flood zone determination is necessary in order to ascertain a property's flood zone classification. In addition, due to more stringent underwriting criteria, P&C insurers increasingly require flood zone determinations prior to issuing commercial property policies. The Company uses its proprietary database, compiled and digitized from flood maps distributed by FEMA, to determine whether a particular property or structure is located within a flood zone classification that requires flood insurance. The Company estimates that over 85% of U.S. households are in counties covered by its electronic database.



     The Company is a 74.8% owned subsidiary of BIG, a holding company chartered in Florida in 1976. BIG provides multiple lines of P&C insurance, most notably flood, homeowners and automobile insurance, to individuals and businesses throughout the United States. From 1993 to 1997, BIG's premiums grew from $113.7 million to $259.0 million, representing annual growth rates of 14.8%, 22.5%, 46.8% and 10.4%, respectively, and a compound annual growth rate of 22.8%. BIG is the largest underwriter of flood insurance policies through independent agents (and the second largest overall) in the United States. Upon completion of this offering, BIG will beneficially own 63.0% of the Company's Common Stock. BIG is the Company's principal customer, accounting for approximately 75.6% (on a historical basis) and 56.4% (on a pro forma basis) of the Company's total revenues and 98.0% (on both a historical basis and a pro forma basis) of the Company's outsourcing revenues in 1997, and 56.2% and 96.8% of the Company's total revenues and outsourcing revenues for the nine months ended September 30, 1998.


OVERVIEW OF THE FEDERAL FLOOD INSURANCE PROGRAM

     The U.S. flood insurance market is regulated by FEMA, which launched the National Flood Insurance Program (the "Flood Program") in 1968. FEMA created the Flood Program to provide federally-backed flood insurance to residents in designated floodplain communities, on the condition that such communities comply with the Flood Program's floodplain management requirements. The Flood Program, as it exists today, is administered by the Federal Insurance Administration ("FIA").

     The Flood Program was launched in 1968, and in 1983, FIA opened the flood insurance market to private insurance companies by establishing the National Flood Insurance Write Your Own ("WYO") program. The WYO program permits private insurance companies who meet FEMA requirements to sell flood insurance underwritten by the federal government and subject to federal regulation.


     In 1994, Congress passed the National Flood Insurance Reform Act of 1994 (the "1994 Reform Act"). The 1994 Reform Act clarified and strengthened the obligations of mortgage lenders to oversee and ensure the purchase of flood insurance by borrowers who obtain federally-insured residential mortgage loans on properties located in federally designated high-risk flood zones. Under the 1994 Reform Act, mortgage lenders must notify borrowers when flood insurance is required, require flood insurance as a condition to making certain loans, and place flood insurance premiums in escrow when other payments are escrowed. Lenders who fail to comply with the 1994 Reform Act are subject to substantial monetary penalties.


MARKET OPPORTUNITIES

     Growth in the Flood Market. The U.S. flood insurance market has grown significantly in recent years. Currently, almost 19,000 communities participate in the Flood Program, and approximately 100 insurance companies are registered to offer WYO flood insurance. The following table illustrates the growth in flood insurance policies and premiums under the Flood Program since 1987 and highlights the Company's increased penetration of this growing market:

                                                                                             PERCENTAGE OF
                                                                               ANNUAL         TOTAL FLOOD
                       TOTAL NUMBER OF      NUMBER OF      FLOOD PROGRAM        FLOOD          PREMIUMS
                         POLICIES IN     FLOOD POLICIES    TOTAL ANNUAL       PREMIUMS       ADMINISTERED
                            FLOOD        ADMINISTERED BY       FLOOD       ADMINISTERED BY      BY THE
AS OF SEPTEMBER 30,      PROGRAM(1)        THE COMPANY      PREMIUMS(2)      THE COMPANY        COMPANY
-------------------    ---------------   ---------------   -------------   ---------------   -------------
                         (IN 000'S)        (IN 000'S)       (IN 000'S)       (IN 000'S)
       1987..........       2,023               55          $  554,249        $ 16,105            2.9%
       1988..........       2,052               66             571,265          17,918            3.1
       1989..........       2,167               91             623,409          21,277            3.4
       1990..........       2,341              115             658,359          27,055            4.1
       1991..........       2,459              142             716,650          33,171            4.6
       1992..........       2,530              156             779,746          37,723            4.8
       1993..........       2,690              193             859,128          49,591            5.8
       1994..........       2,805              208             946,898          58,737            6.2
       1995..........       3,265              274           1,114,059          79,914            7.2
       1996..........       3,546              376           1,209,178         101,973            8.4
       1997..........       3,811              453           1,390,015         132,041            9.5
       1998..........       4,178              542           1,599,231         205,405           12.8

---------------

(1) Source: National Flood Insurance Program Bureau and Statistical Agent and the 1997 FIA Annual Report.
(2) Source: National Flood Insurance Program Bureau and Statistical Agent.

     The following table illustrates the growth in the number of flood zone determinations performed by the Company from 1994 through September 1998:



                                              TOTAL NUMBER OF              TOTAL NUMBER OF
                                         FLOOD ZONE DETERMINATIONS       1-4 FAMILY MORTGAGE
YEAR                                     GENERATED BY THE COMPANY    LOAN ORIGINATIONS IN U.S.(1)
----                                     -------------------------   ----------------------------
1994...................................            458,234                    7,484,600
1995...................................            757,642                    5,976,700
1996...................................          1,191,182                    6,882,300
1997...................................          1,384,089                    6,905,000
1998 (through September 30)............          1,197,279                            *


---------------

(1) Reported by Mortgage Bankers Association of America ("MBAA") based on statistics from the U.S. Department of Housing & Urban Development, the Federal Housing Finance Board and the MBAA.
 *  Not Available.

     The Company believes that the demand for flood outsourcing services and flood zone determinations will continue to grow as a result of the following factors:


          - Higher Levels of Compliance with Federal Flood Laws. The 1994 Reform Act has compelled mortgage lenders to enforce federal flood insurance requirements or be subject to substantial monetary penalties. As a result, a higher percentage of purchasers of residential property located in federally designated high-risk flood zones are being required to purchase flood insurance as a condition to receiving mortgage financing from a federally-backed financial institution. Based on a FEMA estimate that only 25% to 33% of U.S. properties in high risk areas that are required to be covered by flood insurance are in fact covered, and given that only approximately 3.8 million U.S. properties were covered as of September 30, 1997, management estimates that approximately 11.4 million to 15.2 million U.S. properties are in fact required to be covered by flood insurance. The Company believes the demand for flood insurance outsourcing services will grow as compliance with federal flood insurance requirements increases. The Company also believes such compliance will result in greater demand for flood zone determinations, since a flood zone determination is necessary in order to determine whether a property is located in a high-risk flood zone.


          - Increase in Voluntary Purchase of Flood Insurance. The Company expects the number of property owners who purchase flood insurance on a voluntary basis to increase over the next several years. Management believes consumers are increasingly aware that affordable flood insurance is available to them through the Flood Program. Management attributes this growing awareness to a number of factors, including (1) the Flood Program's national advertising campaign, known as Cover America, which began in 1995, (2) increasing consumer awareness that the typical homeowners' policy does not cover flood damage, and (3) the occurrence of several recent flooding disasters, such as the Mississippi River floods of 1993 and the Red River floods of 1997. Similarly, the substantial media attention given the El Nino phenomenon and the resulting severe weather patterns, have heightened the public's awareness that flood insurance may be necessary even for properties not located in high-risk flood zone classifications. Approximately 25% to 30% of flood damage claims paid relate to properties located outside such flood zone classifications. According to the National Flood Insurance Program Bureau and Statistical Agency, the number of flood insurance policies purchased by homeowners on a voluntary basis has increased from 168,000 policies as of September 30, 1994 to 614,000 policies as of September 30, 1998, a compound annual growth rate of 38.3%.

          - Growth in Commercial Flood Zone Determination Business. The demand for flood zone determinations by commercial property insurers and commercial mortgage lenders has increased recently and the Company expects this growth pattern to continue. Commercial property insurance policies generally cover floods and similar events. As public attention has focused more closely on severe weather patterns in recent years and insurers have become increasingly aware of the importance of flood coverage, P&C insurers that issue such policies have been developing more stringent underwriting criteria.

     Trend Toward Outsourcing in the P&C Industry. The P&C industry provides financial protection for individuals, businesses and others against losses of property or losses by third parties for which the insured is liable. P&C insurers underwrite policies that cover various types of risk, which can generally be divided into personal lines of insurance covering individuals and commercial lines of insurance covering businesses. Personal lines are comprised primarily of automobile and homeowners insurance. Commercial lines cover a wide range of commercial risks that affect businesses.

     According to A.M. Best, premium revenues in the P&C industry have increased by an average of 3.5% annually since 1990. The P&C industry is highly competitive, with insurance companies competing primarily on the basis of price, consumer satisfaction and the ability to pay claims. According to A.M. Best, as of December 31, 1997, there were approximately 3,300 P&C insurance companies in the United States. These companies generated approximately $277 billion in annual P&C premium revenues in 1997, of which more than one-half related to personal lines automobile, homeowners and flood insurance business, the core markets serviced by the Company. The Company believes there are a significant number of P&C insurance companies for which outsourcing is a viable alternative to maintaining in-house processing capabilities. More specifically, the Company believes it can offer many of these insurance companies the opportunity to reduce their processing costs by outsourcing such functions to the Company for a flat fee.

     Over the past decade, many P&C insurance companies have begun using third-party vendors to provide certain policy and claims administration services that were traditionally performed in-house. This outsourcing of services allows insurers to focus on their core competencies, reduce costs and eliminate capital expenditures for the development, installation, operation and maintenance of information management and automation systems. Insurance companies historically have invested less in information technology than companies in other industries. In 1996, for example, insurance companies spent only 2.4% of revenues on information technology, as compared to 6.6% for banking firms and 2.9% for all industry sectors combined. The Company believes that insurance companies will increase their levels of outsourcing as they determine that policy and claims administration and regulatory compliance are complicated and too costly to perform efficiently in-house. According to forecasts published by The Yankee Group, the amount spent annually by insurers on outsourcing is expected to increase from $5 billion in 1997 to $13 billion within the next five years. The Company believes it will have significant opportunities to market its outsourcing services for the following reasons:

        - Consolidation and Drive for Cost Efficiencies. Providers of outsourcing services are able to consolidate large volumes of business into automated and effective processing systems, thereby creating significant cost efficiencies. The Company believes insurance companies typically outsource administrative services because outsource providers can provide better quality services at a lower cost.

        - Technological Challenges and Complexities. The investment in the specialized technical knowledge required to develop, install and operate information systems necessary for P&C insurers to remain competitive is often cost prohibitive, particularly for smaller companies and new entrants to the market. Insurance companies can take advantage of the economies of technology created by an outsource provider's investment in information systems. For example, the Company believes the Year 2000 issue may generate additional demand for outsourcing services because many insurance companies will resolve the Year 2000 issue by either purchasing new software systems or outsourcing some or all of their policy and claims requirements.

        - Changing Distribution Channels. The Company believes that demand for outsourcing services will increase as banks, credit unions and other financial service companies enter the P&C market. These new entrants were generally precluded from selling insurance until the U.S. Supreme Court decision in Barnett Bank v. Nelson in 1996. The Company believes that, following this decision, and despite continuing restrictions and pressure from state regulators, banks and other financial institutions will enter the P&C market at an increasing rate, often forming joint ventures and other alliances with certain insurers to sell P&C insurance. Many new entrants lack the technology, expertise or desire to perform policy and claims processing in-house. These so-called "virtual insurance companies" often focus their resources on the core marketing, underwriting and financial aspects of the P&C business and seek to outsource their policy and claims administration to third-party vendors. The Company believes that it is well-positioned to provide services to new entrants to the P&C market.

        - Regulatory Reporting Requirements. State insurance regulators closely regulate the product offerings, claims processes and premium rate structures of insurance companies. To comply with such regulations, companies must file annual and other reports relating to their financial condition. Third-party vendors with effective policy and claims administration systems can facilitate compliance with many regulatory requirements by automating statutory reporting and other compliance tasks.

THE IMSG SOLUTION

     The Company believes it has positioned itself to capitalize on the foregoing market opportunities in the following ways:

        - Flood Insurance Experience. The Company is one of the leading providers of flood insurance outsourcing services in the United States, currently servicing over 540,000 flood insurance policies. As a result, the Company has developed substantial expertise and scale in virtually all aspects of the flood insurance servicing business.

        - Flexible, Comprehensive, Turnkey Solutions. The Company offers a comprehensive range of outsourcing services, both individually and on a bundled basis, giving clients flexibility in selecting and matching services to their needs. The Company's turnkey solutions allow clients to focus on core competencies and better manage costs and allow new market entrants an opportunity to offer insurance products on a cost-effective basis by leveraging the Company's systems and business processes.

        - Insurance Industry Expertise. Unlike certain of its competitors, the Company's senior management has substantial experience in the insurance industry. See "Management." As a result of this core competence, management believes the Company is better suited to understand and address its customers' needs.


        - Flood Zone Determination Services. The Company offers a highly automated flood zone determination service based on its proprietary national database. This service provides an accurate, prompt and relatively low cost determination of a residential or commercial property's status with respect to federal flood zones. Insurance companies, credit unions, banks and other financial institutions use this service to comply with federal laws requiring mortgage lenders to oversee and ensure the purchase of flood insurance by certain borrowers, create a competitive advantage in loan approval/insurance underwriting response time and generate additional fees from their borrowers.


        - Modular, Integrated and Real-time Systems. The Company's information systems are table-driven and modular in design, enabling the Company to provide systems that address the specific needs of the client, such as distinct underwriting rules. The core system permits integration of a client's database, thereby eliminating the need for data re-entry for multiple applications. The system provides real-time processing of key functions, such as policy processing and endorsements, that enhances completeness and accuracy in processing. The Company's system also has a proven track record of reliability and low system "down-time." The Company is committed to upgrading and maintaining its systems in an effort to remain competitive.


        - Customer Service to Independent Agent Networks and
          Policyholders. Because residential and commercial flood insurance rates are set by FEMA and therefore are not directly subject to competitive pressures, the Company believes customer service is a critical consideration for independent sales agents in determining which carrier's flood insurance policies to sell. BIG is the largest underwriter of flood insurance policies through independent agents in the United States, and the Company processes and services all of BIG's flood insurance policies. The Company believes that as a result of its affiliation with BIG it has developed a customer service-oriented culture that strengthens its clients' relationships with their independent sales agent networks and policyholders. The Company focuses on providing superior service, such as timely policy issuance and rapid and professional response to agent and policyholder inquiries. The Company maintains and monitors quality service standards and continually seeks to measure customer satisfaction. The Company believes that its focus on customer service has enabled it to retain all of its principal outsourcing customers since 1994.

GROWTH STRATEGY

     The Company's objectives are (1) to become a leading provider of outsourcing services to the P&C industry and (2) to become the leading provider of flood zone determinations to financial institutions, mortgage lenders and P&C insurers. The Company's principal strategies for achieving these objectives are as follows:


          - Expand Flood Outsourcing Business. The Company has extensive experience and expertise in virtually all aspects of the flood insurance servicing business and occupies a leading position in that market. Key aspects of the Company's growth strategy include (1) marketing flood outsourcing services to existing WYO carriers that it believes will benefit for cost or infrastructure reasons from the Company's services, (2) offering its outsourcing services to new entrants that lack the infrastructure or expertise necessary to service flood insurance customers, (3) marketing its ability, in conjunction with BIG, to provide and service a private label insurance product to insurance companies that desire to offer flood insurance but are not approved by FEMA to sell and service flood insurance, and (4) increasing the volume of flood outsourcing services business from the Company's existing customer base, which includes over 20 customers under contract, either directly or through BIG.


          - Expand Relationships with Existing Customers. The Company intends to capitalize on its existing flood insurance outsourcing customer base and substantial flood zone determination customer base by cross-marketing its flood, homeowners and automobile outsourcing services to certain of these customers. Management believes these marketing opportunities are especially prevalent today, given that recent regulatory changes have permitted non-traditional insurance companies -- most notably banks, credit unions and other financial services companies -- to enter the P&C insurance industry. These new entrants -- many of which are existing flood zone determination customers of the Company -- often do not have the necessary infrastructure or expertise in place and are natural candidates for outsourcing. See "-- Market Opportunities."

          - Focus on Maximizing Economies of Scale. The Company believes that demand for P&C insurance outsourcing services will grow as such services become more affordable and cost effective. To achieve such affordability and cost effectiveness, a P&C outsourcing provider must develop certain economies of scale. The Company currently services over 667,000 insurance policies annually. As a result, it has developed a large number of efficiencies in most aspects of its operations, from the receipt of policy applications to billings and collections. By deploying internally developed applications software, rating disks for applications input, lockbox and cash office processing, automated voice response, computerized forms and automated policy assembly, the Company has attained expense efficiencies that management believes are characteristic of insurers processing substantially greater policy volumes. As a consequence, the Company believes it is well-positioned to capitalize on the growing trend toward outsourcing administrative functions in the P&C industry by offering insurers better quality and more cost-effective "back office" operations. Moreover, the Company intends to continue expanding these efficiencies by increasing the utilization of its existing infrastructure and databases.

          - Expand Direct Sales Force and Develop Strategic Relationships. The Company has recently begun to develop a direct sales force and sales support organization to focus on new customer opportunities and generate additional business from the Company's current customer base. The Company is also seeking to develop new business opportunities by creating additional strategic distribution and marketing alliances. For example, the Company's flood zone determination business targets credit unions of all sizes through its marketing alliance with CUNA Mutual Group, the largest provider of insurance products to credit unions, and large mortgage lenders through its marketing alliance with Equifax Mortgage Services, the nation's largest mortgage credit reporting agency. See
            "-- Services."

          - Generate Recurring Revenues. The Company seeks to generate recurring revenues by entering into contractual relationships (typically one to three years) with its outsourcing customers and by offering services that are structured to generate revenues based on events that occur frequently in the normal course of a customer's business, such as claims, mortgage applications and insurance policy renewals.


          - Pursue Strategic Acquisitions. A key element of the Company's growth strategy is to pursue potential acquisitions that offer opportunities to increase market share or expand the Company's menu of outsourcing services. The Company's recent Geotrac Acquisition enabled it to solidify its position as a leader in the flood zone determination business and broaden the range of ancillary services the Company is able to provide. Moreover, the Company is currently in the process of consolidating its own flood zone determination operations with those of Old Geotrac. See "Recent Acquisitions."


SERVICES

     Outsourcing Services. The Company's outsourcing services include policy administration, claims administration and information technology services. The Company works with each customer in an effort to ensure a seamless integration of the customer's in-house and outsourced activities.

     Policy administration describes the range of services the Company offers customers that are considering outsourcing their policy administration functions. When policy administration is outsourced, the customer retains all financial risk and works with the Company to set underwriting and rating guidelines. The Company typically receives a percentage of premiums for performing policy administration services. The Company's policy administration menu includes the following services: policy processing and related data entry; policy issuance and acceptance; premium management and distribution; accounting, billing and collections; customer service phone center for policyholders and agents; and data collection, statutory reporting and regulatory compliance.

     Claims administration describes the range of services the Company offers in connection with the management of insurance claims. In reviewing a claim, the Company performs a thorough claim analysis and, if warranted, prepares a check for payment of the claim. The Company has a special investigative unit that assists in detecting and deterring fraud in the claim review process. The Company also offers a fully automated, stand-alone catastrophe claims operation, distinguishing its outsourcing services in the P&C insurance market. The Company is typically compensated for claims administration services on either a percentage of earned premiums or claims-paid basis. The Company's claims administration menu includes the following services: toll-free claim reporting; initial coverage confirmation services; loss investigation and determination; review and appraisal of claims; special investigation services, including fraud detection; adjustment of claims and vendor management; litigation management; and settlement and payment of claims.

     The Company also offers a range of information technology services to assist customers in operating, maintaining and enhancing information systems. The Company integrates the customer's system platform with the Company's processing platform, including the installation of all necessary hardware components, depending on the customer's needs. This integration allows the customer to administer its policies and claims internally by using the Company's systems and software. The Company typically receives a percentage of premiums as compensation, subject to a minimum fee. The Company's information technology menu includes the following services: information management via integrated, secure computer systems; document imaging; on-line rating and underwriting services; monetary systems services, including payment processing; automated printing, packaging and distribution of documents; generation of agent commission statements and production reports; security administration and access control; software application enhancement and maintenance; problem resolution and reporting; and data backup and disaster recovery functions.


     Because the Company is affiliated with and provides comprehensive outsourcing services to BIG, a approved WYO carrier under the Flood Program, it emphasizes to prospective customers its ability to provide third-party administration outsourcing for flood insurance. The Company offers its flood outsourcing services, including software and processing functions, policy administration, claims administration and statistical reporting, on either a bundled or "a la carte" basis. New market entrants and certain other insurers may prefer to purchase unbundled services, allowing them to retain in-house control over specific aspects of their businesses. The Company makes available virtually any combination of outsourcing services required by the customer.



     The Company also offers flood outsourcing services to insurance companies that seek to provide flood insurance, but do not want to become approved WYO carriers. In this case, the services are provided in conjunction with a proprietary flood product. An insurance company can establish a private label insurance product written through BIG whereby the customer's name and logo appear on the policy documents, while BIG acts as the servicing carrier. The Company also intends to market its outsourcing services to banks, credit unions and other financial institutions as they become increasingly involved in the sale of insurance.



     Flood Zone Determination Business. For a fixed fee, the Company will provide a customer -- typically a mortgage loan originator or an insurance company -- with a determination as to whether a specified property is located within a federally-designated flood zone classification. The Company uses its proprietary national flood zone database to make flood zone determinations. This database, which is continually updated, allows the Company to determine if a particular structure is located within the special flood hazard areas established by FEMA. These determinations assist mortgage lenders in complying with federal regulations under which they must require borrowers to purchase the appropriate level of flood insurance. Management estimates that over 85% of U.S. households are located in counties covered by the Company's electronic flood zone database. For approximately 75% of determinations requested, the Company is able to perform automated flood zone determinations in a matter of seconds. Determinations made on a fully-automated basis are significantly more cost effective than manual determinations. In some cases, particularly where a property is not clearly within or outside a flood hazard area, the database search will not produce an automatic determination, or "hit," and a manual search becomes necessary. Manual searches require extra time and labor and are not nearly as cost effective as fully-automated searches.


     The Company provides both one-time and life-of-loan flood zone determinations. Under a "life of loan" determination, the Company is responsible for updating the initial flood zone determination based on revisions to the federal flood maps occurring during the term of the loan. The Company also provides portfolio analyses and audits for mortgage service agencies by reviewing blocks of loans that usually require between 100 and 50,000 flood zone determinations.

     In addition to flood zone determinations, the Company provides flood-related ancillary services. For example, the Company provides a standard flood compliance packet to lenders which includes information on community status, mapping, specific structure location, amount of flood insurance required, secondary market and government program restrictions, and floodway and coastal zone barrier restrictions. The life-of-loan product tracks both community status and FEMA map changes on a daily basis for the life of the loan. If changes occur that affect the subject property, a new report is automatically generated for no additional charge. Certain ancillary services are transferable if the mortgage loan for which the flood zone determination was done is sold or transferred. Through its GeoCompass(R) service, the Company provides certain CD-ROM services on-site at customer locations. The CD-ROM delivery system offers customers the ability to perform certain flood zone determinations at their own desktops.

     The Company also actively seeks to leverage its expertise in mapping technology by providing ancillary mapping services. For example, the Company has been engaged by various municipalities or has partnered with software firms to digitize manual property tax maps and then integrate these maps with appraisal data. Most municipality property tax maps have not been digitized and the Company believes there is a significant opportunity to penetrate this market. Additionally, the Company was recently hired by the Columbus, Ohio Police Department to digitize property records and then integrate these records with crime statistics in order to better monitor crime trend activity. Each police precinct in Columbus is now able to analyze where and when crimes occur and thus become more proactive in crime prevention. The Company believes there are numerous other related opportunities to apply its core mapping technology expertise.

     The Company has established a relationship with Kirloskar Computer Services ("KCS"), located in India, which the Company believes can provide certain services that will increase the efficiency of the Company's flood zone determination business. Under a Secrecy and Confidentiality Agreement, KCS has agreed, for a period of five years from the date of termination of its relationship with Geotrac, not to engage, directly or indirectly, in certain activities relating to Geotrac's business. KCS currently builds databases and creates digitized maps that the Company uses in connection with its flood zone determination business. In addition, Geotrac presently leases employees from KCS who perform manual flood zone determination searches at costs significantly below U.S. market rates. The Company expects that such leased employees will become direct employees of Geotrac in the near future. These employees currently perform approximately 300 manual searches per day. As the Company continues to shift its manual search processing to India, it expects to have approximately 1,000 manual searches per day performed in that country by August 1999. These plans are subject to change based upon various factors, including the demand for manual searches as well as political and economic conditions in India. The Company also has retained two KCS systems analysts on a consulting basis at its Norwalk, Ohio headquarters to assist in the design and programming of GeoCompass(R) technologies. Each of these consultants directs a team of programmers in Bangalore, India.

     The Company uses different pricing and contractual arrangements for one-time and life-of-loan flood zone determinations. The Company performs flood zone determinations for both residential and commercial properties, with determinations for residential properties comprising approximately 85% of such business.

CUSTOMER SUPPORT AND INSTALLATION

     The Company's outsourcing services are provided from two separate customer service centers in St. Petersburg, Florida -- one for policy and claims administration and one for catastrophic claims administration.

     The policy administration center has approximately 210 employees, most of whom are trained customer service representatives. Customer service representatives are responsible for the timely handling and resolution of incoming phone calls related to underwriting, rating, billing, policy status and other policy administration matters. While most calls come from insurance agents, the phone center also handles calls from mortgage companies, policyholders and insureds. The policy administration phone center handles an average of approximately 15,000 calls per week (19,000 calls per week during peak periods).

     The claims administration customer service center is responsible primarily for handling calls from claimants and insureds reporting property losses. The center also handles calls from agents and others related to coverage of existing claims. The center has approximately 160 employees, approximately half of which are licensed claims representatives responsible for the adjustment of claims. Incoming calls are taken by 15 customer service representatives who are trained to handle all types of insurance claims. Unlike many other claims administration centers, the Company's service center is able to immediately assign each claim to a licensed adjuster for processing. The claims administration switchboard is open weekdays from 7:30 a.m. to 9:00 p.m. (Eastern time), and customer service representatives and licensed adjusters are available 24 hours a day, seven days a week, to handle emergency claims.

     The Company currently maintains two separate customer service centers relating exclusively to its flood zone determination business, one of which was acquired as part of the acquisition of Geotrac. The Company is currently in the process of consolidating its own flood zone determination operations with those of Geotrac. See "Geotrac Acquisition." The Company believes the service center acquired as part of the Geotrac Acquisition is one of the largest flood zone determination service centers in the industry. A team comprised of a senior manager and up to four service representatives is assigned to each customer account. The team advises the customer in all matters of flood compliance and will train a customer's staff at their own or the Company's offices. The team also provides direct support to their customers' independent direct sales agent networks.

     The Company installs its GeoCompass(R) CD-ROM system on site at customer locations. GeoCompass(R), which enables customers to make their own flood zone determinations, is based on the Windows operating system, operates on the customer's network and is relatively simple for customers to learn to use.

SALES AND MARKETING

     The Company seeks to market its outsourcing capabilities by leveraging its existing expertise in flood insurance administration, expanding its relationships with existing flood zone determination customers and targeting prospective customers, such as insurers with high expense ratios or limited expertise in certain P&C lines. The Company recently formed a sales and marketing division dedicated to direct sales of its outsourcing services. The Company began staffing its sales and marketing division in 1997. This division now includes a senior vice president, a marketing vice president, two full-time sales representatives, three project managers and a marketing assistant. The Company plans to add two additional full-time sales representatives in the near future. In addition to direct marketing, the Company markets its P&C outsourcing services through insurance brokers, reinsurers and other strategic partners. The Company also advertises in various trade publications and participates in industry conventions and trade shows to enhance the penetration of its flood and non-flood markets.

     The Company markets its flood zone determination services both directly through its own sales personnel and indirectly through its alliances with other service providers. For example, the Company targets credit unions of all sizes through its alliance with CUNA Mutual Group, the nation's largest provider of insurance products to credit unions, and large mortgage lenders through its alliance with Equifax Mortgage Services, believed by the Company to be the largest mortgage credit reporting agency in the U.S.

INFORMATION SYSTEMS

     The Company utilizes fully-integrated, real-time, processing systems at its St. Petersburg facilities to provide many of its outsourcing services. These systems, which run on an IBM AS/400 platform coupled with a relational database, enable the Company to provide on-line ratings and underwriting information, issue required insurance forms to policyholders and agents and produce renewal and non-renewal notices. The processing systems interface with a disbursement system which enables the Company to generate checks automatically.

     A separate IBM AS/400 is used to develop, enhance, and test new and existing systems. In the event of a power failure, the AS/400 site is supported by a fully-functional backup system that provides additional processing time of one hour under full load. Insurance policies and related documents are scanned to optical disks, and are retrievable at most LAN workstations. The Company also has an optical jukebox that can store approximately 10 million documents. The Company data center has controls to ensure security and a disaster recovery plan which is tested regularly.

     The Company also utilizes computer systems at its Geotrac location, including two IBM AS/400 processors. Geotrac also has several major production systems, including GeoCompass(R) and life-of-loan tracking.

     The Company is capable of developing modifications or enhancements to its licensed software to meet its outsourcing customers' particular needs. Business analysts from the Company work with each customer to ensure that the Company understands the customer's system requirements. Once the system requirements have been documented, the Company dedicates a team of systems analysts to develop the appropriate modifications or enhancements to its software system.

     The Company believes that the principal computer equipment and software currently used by the Company will function properly with respect to dates in the year 2000 and thereafter. See "Risk Factors --

Year 2000 Issues" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Year 2000 Compliance."

CUSTOMERS


     The Company currently provides outsourcing services to 18 companies. The Company's largest customer, BIG, accounted for approximately 40%, 37%, 76%, 56% and 56%, respectively, of the Company's revenues in 1995, 1996, 1997, 1997 (pro forma) and for the nine months ended September 30, 1998. Any material decrease in the outsourcing business from BIG would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Reliance on Key Customer." The Company provides outsourcing services to other WYO carriers, including AAA Auto Club South Insurance Company and Mobile USA Insurance Company, Inc. The Company also provides outsourcing services to various insurance companies, such as Armed Forces Insurance Corporation and AMICA Mutual Insurance Company, that utilize BIG as their servicing carrier.



     The Company provides flood zone determination services to over 900 banks, credit unions, mortgage lenders, insurance companies and, other financial institutions. The Company's principal insurance company customers for such services include Allendale Mutual Insurance Company and Wausau Underwriters Insurance Company. In addition, the Company provides flood zone determination services to numerous credit unions, a number of which became customers as a result of the Company's alliance with CUNA Mutual Group, the nation's largest provider of insurance products to credit unions. The Company also provides such services to mortgage lenders such as ABN Amro North America, Inc. and Mortgage Corporation of America primarily through its alliance with Equifax Mortgage Services, believed by the Company to be the largest mortgage credit reporting agency in the U.S.


COMPETITION

     The Company competes principally in three markets: (1) the market for flood insurance outsourcing services, (2) the market for other P&C insurance outsourcing services and (3) the market for flood zone determination services. The markets for these services are highly competitive.

     The market for flood insurance outsourcing services is dominated by the Company and several principal competitors, including National Con-Serv, Inc. and Electronic Data Systems, Inc. The Company competes for these outsourcing customers largely on the basis of price, customer service and responsiveness.

     The market for other P&C insurance outsourcing services is fragmented. In the policy administration services segment of this market, principal competitors include Policy Management Services Corporation and INSpire Insurance Solutions, Inc. In this segment of the market, the Company competes for customers on the basis of customer service, performance and price. The claims administration services segment of the P&C outsourcing market also is highly fragmented, with competition from a large number of claims administration companies of varying size, as well as independent contractors. Competition in this segment of the outsourcing market is principally price driven. Competitors include Lindsey Morden Claim Services, Inc., Crawford & Company, Inc. and INSpire Insurance Solutions, Inc.

     The Company believes, however, that its most significant competition for P&C insurance outsourcing services comes from policy and claims administration performed in-house by insurance companies. Insurers that fulfill some or all of their policy and claims administration needs in-house typically have made a significant investment in their information processing systems and may be less likely to utilize the Company's services. In addition, insurance company personnel have a vested interest in maintaining these responsibilities in-house.

     The market for flood zone determination services is dominated by the Company and several principal competitors, including First American Financial, TransAmerica, Chicago Title Corp. and Palma Lazar & Ulsh. The Company believes that the principal competitive factors in the market for flood zone determinations include price, quality and reliability of services, and response time.

     Certain of the Company's competitors in each of these markets have longer operating histories and significantly greater financial, technical, marketing and other resources than the Company, including name recognition with current and potential customers. As a result, these competitors may devote more resources to the development, promotion and sale of their services or products than the Company and respond more quickly to emerging technologies and changes in customer requirements. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive pressure faced by the Company will not have a material adverse effect on its business, financial condition and results of operations.

FACILITIES

     The following table sets forth certain information with respect to the principal facilities used in the Company's operations:


                          SQUARE
        LOCATION           FEET    FUNCTION                  LEASE EXPIRATION
        --------          ------   --------                  ----------------
St. Petersburg,           76,700   Corporate Headquarters    December 1999(2)
  Florida(1)............             and Outsourcing
St. Petersburg,            7,400   Outsourcing               December 1999(2)
  Florida(1)............
St. Petersburg,            6,600   Flood Zone Determination  May 1999(3)
  Florida(1)............
Norwalk, Ohio...........  12,400   Flood Zone Determination  August 1999(4)
Norwalk, Ohio...........  21,000   Flood Zone Determination  November 2002(4)


---------------

(1) Each of these facilities is leased or subleased from BIG. See "Certain Transactions."
(2) The Company has the option to renew each of these leases for an additional two-year period.
(3) The Company is currently negotiating with BIG to reassign this lease to BIG as of the summer of 1999. No assurances can be given that such assignment will occur.
(4) The Company has the option to renew each of these leases for an additional five-year period.

     The Company believes that its existing facilities and additional or alternate space available to it are adequate to meet its requirements for the foreseeable future.

EMPLOYEES

     As of December 1, 1998, the Company had 785 full-time employees, consisting of 15 in sales and marketing, 429 in customer service and support, 308 in technical support, and 33 in management, administration and finance. None of the Company's employees is subject to a collective bargaining agreement, and the Company considers its relations with its employees generally to be good.

LEGAL PROCEEDINGS

     The Company is not involved in any pending legal proceedings other than routine litigation arising in the ordinary course of business. The Company does not believe that the results of such litigation, even if the outcome were unfavorable to the Company, would have a material adverse effect on the Company's business, financial condition or results of operations.

     Bankers Insurance Company ("BIC"), a subsidiary of BIG, the Company's principal shareholder and customer, is currently subject to an investigation by the Florida Department of Insurance (the "DOI"), the principal regulator of insurance activities in the State of Florida, stemming from BIC's use of a private investigator to gather information on a DOI employee and the private investigator's unauthorized use of illegal wiretaps in connection therewith. In addition, BIC and certain of its employees (one of whom is now an officer of IMS and several of whom are now employees of the Company) have been subpoenaed on behalf of FEMA to produce documentation or testify in connection with its investigation of certain of BIC's cash management and claims processing practices. BIC is currently involved in discussions relating to the resolution of certain matters raised in the investigation. If the parties are unable to reach agreement in these matters, the United States could file suit under the False Claims Act and/or various common law and equitable theories. In the event either or both of these investigations or any consequence thereof materially adversely affects the business or operations of BIC, it could result in the loss of or material decrease in the Company's business from BIC, which would have a material adverse effect on the Company's business, financial condition and results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Company's Board of Directors consists of eight members divided into three classes, with the members of each class serving three-year terms expiring at the third annual meeting of shareholders. The following table sets forth information, as of the date of this Prospectus, regarding the directors and executive officers of the Company.


                                                                                                TERM AS
                                                                                                DIRECTOR
NAME                                        AGE                     POSITION                    EXPIRES
----                                        ---                     --------                    --------
David K. Meehan...........................  51    Chairman of the Board, President, Chief         1999
                                                    Executive Officer and Director
Jeffrey S. Bragg..........................  50    Executive Vice President, Chief Operating       2001
                                                    Officer and Director
Kathleen M. Batson........................  56    Senior Vice President
Kelly K. King.............................  41    Vice President, Treasurer, Chief Financial
                                                    Officer and Secretary
Daniel J. White...........................  48    President and Chief Executive Officer of        1999
                                                    Geotrac and Director
Robert M. Menke...........................  65    Director                                        2000
Robert G. Menke...........................  36    Director                                        2001
John A. Grant, Jr.........................  55    Director                                        1999
William D. Hussey.........................  64    Director                                        2000
E. Ray Solomon............................  69    Director                                        2000
Alejandro M. Sanchez......................  41    Director                                        2001


     David K. Meehan has served as the Chairman of the Board, Chief Executive Officer and a director of the Company since December, 1996. Mr. Meehan joined BIG in 1976 as Corporate Secretary. He was appointed President of BIG in 1979 and will serve in such capacity until the completion of this offering. He is currently Vice Chairman of the Board of BIG and Bankers Insurance Company. Mr. Meehan has served on the Board of Governors of each of the Florida Joint Underwriting Association, the Florida Property and Casualty Joint Underwriting Association and the Florida Residential Property and Casualty Joint Underwriting Association. Mr. Meehan is Director/Vice Chairman of the Florida Insurance Council and past Chairman and President of the Florida Association of Domestic Insurance Companies.

     Jeffrey S. Bragg has served as Executive Vice President and Chief Operating Officer of the Company since November, 1997 and as a director of the Company since May, 1997. Mr. Bragg has 20 years experience in the insurance and insurance related information technology industries. He was with Policy Management Systems Corporation from 1987 to 1995, most recently serving as Senior Vice President and Group Manager. He was also appointed by President Reagan in 1981 to head the Federal Insurance Administration, with responsibility for administering the Flood Program, Federal Crime Insurance program, and Federal Riot Reinsurance programs. Mr. Bragg has served on Legislating and Advising Boards for the Alliance of American Insurance and the National Association of Mutual Insurance Companies.


     Kathleen M. Batson has served as Senior Vice President of the Company and Insurance Management Solutions, Inc., the Company's outsourcing subsidiary ("IMS"), since December, 1996. Mrs. Batson joined BIG in 1983 and most recently served as Senior Vice President of BIG from June, 1992 to December, 1996. Prior to such time, she was employed with Colonial Penn Insurance Company as Sales Manager from 1977 to 1983. Mrs. Batson was the founding Director and Secretary and past President of the Flood Insurance Servicing Companies Association of America, Inc. and is a member of the national Write Your Own (WYO) Flood Marketing Committee and the Institute for Business and Home Safety Flood Committee.

     Kelly K. King has served as Vice President, Treasurer and Chief Financial Officer of the Company since December, 1996 and as Secretary of the Company since May, 1998. Mr. King joined BIG in 1992 and served as Vice President and Chief Financial Officer from February, 1993 to October, 1997. Prior to 1992, he was employed in various capacities with Integon Insurance Corporation, NAC Re Corporation, A.M. Best Company and Kemper Group. He is a CPA and a Chartered Property Casualty Underwriter.

     Daniel J. White has served as a director of the Company since May, 1998. Mr. White founded Geotrac in 1987 and has served as President of Geotrac since that time and as Chief Executive Officer of Geotrac since September, 1994. Mr. White also currently serves as a director of Independent Community Bank Corp.

     Robert M. Menke has served as a Director of the Company since December, 1996. Mr. Menke founded BIG in 1976 and has been the Chairman of the Board since 1979. He was honored as "Insurance Man Of The Year" in 1986 by the Florida Association of Domestic Insurance Companies. Mr. Menke is also a member of the Florida Insurance Council. Mr. Menke is currently Chairman of the Board and President of First Community Insurance Company, Bankers Security Insurance Company, Bankers Life Insurance Company and Bankers Insurance Company, all affiliates of BIG and the Company. He is also a director of the Florida Windstorm Association and First Community Bank of America.

     Robert G. Menke has served as a Director of the Company since December, 1996. Mr. Menke, the son of Robert M. Menke, joined BIG in 1985 and has held positions as programmer, systems analyst, systems manager, manager of information services, and Vice President and Senior Vice President of Corporate Services. He is currently Executive Vice-President of BIG and has served in such capacity since October, 1997. Mr. Menke also serves as President of each of Bankers Insurance Company, First Community Insurance Company and Bankers Security Insurance Company, subsidiaries of BIG, and has served in such capacities since November, 1998. He previously served as Executive Vice President of each of such entities.


     John A. Grant, Jr. has served as a Director of the Company since December, 1996. Mr. Grant has been a partner with the St. Petersburg, Florida-based law firm of Harris, Barrett, Mann, and Dew since 1989. Since 1986, he has also been a member of the Florida State Senate, where he currently serves as Chairman of the Judiciary Committee and where he previously served as the Chairman of the Banking & Insurance, Commerce, Criminal Justice, Education, and Government Reform committees. He was a former Advisory Board Member of the United States Small Business Administration and served on the Graduate Fellows Board of the United States Department of Education.


     William D. Hussey has served as a Director of the Company since December, 1996. Mr. Hussey is a retired President and Chief Executive Officer of the Florida League of Financial Institutions and is an advisor with the Florida Bankers Association.

     E. Ray Solomon, Ph.D., CLU, has served as a Director of the Company since December, 1996. Dr. Solomon is a retired Professor and the former Dean of the School of Business at Florida State University.

     Alejandro M. Sanchez has served as a Director of the Company since July, 1998. Mr. Sanchez is also Chief Executive Officer of the Florida Bankers Association and has served in such capacity since February, 1998. From November, 1993 to January, 1998, he served as Vice President for Government Affairs of the Florida Bankers Association. He previously served as Senior Corporate Attorney for GTE Information Services in Tampa, Florida.

     Messrs. Robert M. Menke, Meehan and Hussey are also members of the Board of Directors of First Community Insurance Company (a company owned 72% by BIG and 28% by Bankers Life Insurance Company). Messrs. Robert M. Menke and Meehan are on the Board of Directors of Bankers Security Insurance Company, which is wholly-owned indirectly by BIG. Messrs. Robert M. Menke and Meehan are on the Board of Directors of each of Bankers Insurance Company and Bankers Life Insurance Company, which are owned directly or indirectly by BIG.

KEY EMPLOYEES

     James J. Andrews has served as Vice President -- Information Systems of Geotrac since March, 1998. Mr. Andrews joined Geotrac in June, 1996 as AS/400 Project Leader and served in such capacity until March, 1998. Prior to joining Geotrac, Mr. Andrews was President and owner of Andrews Technical Services, Inc., a computer consulting firm, from May, 1995 to June, 1996, and MIS Manager of Green Circle Growers, Inc. and Express Seed Company from August, 1984 to May, 1995.

     Thomas Becker has served as Vice President -- Production and Operations of Geotrac since March, 1996. Prior to joining Geotrac, Mr. Becker spent over 15 years with Equifax, Inc., most recently as Regional Office Manager from October, 1988 to February, 1996.

     Howard B. Davis has served as Vice President -- Customer Service and Residual Markets of IMS since December, 1996. He also served as Vice
President -- Customer Service and Residential Markets of the Company from August, 1997 to June, 1998. Mr. Davis joined BIG in 1988 and served as its Vice President -- Customer Service and Residual Markets from 1990 to 1997. He was appointed Executive Vice President of Universal Acceptance Corporation in 1991 and will continue to serve in such capacity until the completion of this offering. Prior to joining BIG, Mr. Davis was with Colonial Penn Insurance Company. He is a past President of the Florida Premium Finance Association and past Chairman of the Florida Auto Joint Underwriting Association Operating Committee.

     Robert G. Gantley has served as Vice President -- Claims of IMS since August, 1997. He also served as Vice President-Claims of the Company from August, 1997 to June, 1998. Mr. Gantley joined BIC in October, 1996 and will serve as Vice President -- Claims until the completion of this offering. Prior to joining BIC, Mr. Gantley was the Assistant Director of the Massachusetts State Lottery from 1993 to 1996 and a Territorial Claims Manager with Allstate Insurance Company from 1989 to 1993.

     Karen R. Kiedrowicz has served as Vice President -- Human Resources of Geotrac since January, 1996. Ms. Kiedrowicz joined Geotrac in September, 1993 and served as Training Leader from September, 1993 to May, 1995 and as Human Resources Manager from May, 1995 to January, 1996. Prior to joining Geotrac, she served as Recruiting and Training Manager of KPMG Peat Marwick LLP from September, 1989 to July, 1992.

     S. Kyle Moll has served as Vice President and Chief Information Officer of IMS since December, 1996. He also served as Vice President and Chief Information Officer of the Company from December, 1996 to June, 1998. Mr. Moll joined BIG in 1993 and served as its Vice President and Chief Information Officer from October, 1996 to October, 1997. Prior to joining BIG, he was employed by Electronic Data Systems from July, 1985 to September, 1993 as Systems Engineer Manager.

     Kay L. Womble has served as Vice President -- Marketing of IMS since July 1998. Prior to joining IMS, Ms. Womble spent eighteen years with Policy Management System Corporation, most recently as Alternative Markets Sales Manager and Assistant Vice President from December 1994 to June 1998, Catastrophe Plan Manager and Assistant Vice President from February 1994 to December 1994, and Government Sales Executive from 1991 to 1994.

EXECUTIVE COMPENSATION


     The following table sets forth certain information concerning compensation paid to or earned by the Company's Chairman of the Board and Chief Executive Officer and each of the Company's four other current executive officers for the years ended December 31, 1997 and 1998.


                           SUMMARY COMPENSATION TABLE


                                                               ANNUAL COMPENSATION(1)
                                                        -------------------------------------
                                                                                   OTHER
                   NAME AND                                                       ANNUAL           ALL OTHER
              PRINCIPAL POSITION                 YEAR    SALARY    BONUS(2)   COMPENSATION(3)   COMPENSATION(4)
              ------------------                 ----   --------   --------   ---------------   ---------------
David K. Meehan
  Chairman of the Board and Chief Executive      1998   $239,092   $    --         $ --             $8,978
  Officer(5)                                     1997    221,000    59,000           --              9,000
Jeffrey S. Bragg
  Executive Vice President and Chief Operating   1998    156,552        --           --              5,714
  Officer(6)                                     1997     84,806    10,000           --                 --
Kathleen M. Batson                               1998    124,010        --           --              6,718
  Senior Vice President(7)                       1997         --        --           --                 --
Kelly K. King
  Vice President, Treasurer, Chief Financial
    Officer                                      1998    117,390        --           --              7,094
  and Secretary(8)                               1997     56,151     7,500           --              3,909
Daniel J. White                                  1998     66,050        --           --              1,044
  President and Chief Executive Officer of
    Geotrac(9).................................  1997         --        --           --                 --


---------------


(1) During the year ended December 31, 1997, certain of the executive officers of the Company were also executive officers or employees of BIG, and, in certain instances, BIG paid a portion of their respective compensation. The amounts reflected in the table above for such year were all paid to the respective executive officers by the Company. David K. Meehan was the only executive officer of the Company who was paid in excess of $100,000 by the Company in 1997. During the year ended December 31, 1998, all of the executive officers of the Company spent substantially all of their time on the Company's business and were compensated solely by the Company.


(2) Excludes accrued bonuses for 1998 for the named executive officers in amounts equal to their 1997 bonuses. The Compensation Committee has not yet approved, and may adjust, such bonuses.


(3) Does not include the value of the perquisites provided to certain of the named executive officers which in the aggregate did not exceed 10% of such officer's salary and bonus. Also excludes benefits, if any, accruing to Messrs. Meehan, Bragg and King and Mrs. Batson under the Executive Phantom Stock Plan of Bankers Financial Corporation, the parent of BIG. Upon completion of this offering, no officers or directors of the Company (with the exception of Robert M. Menke and Robert G. Menke) will be eligible to receive additional grants under such Phantom Stock Plan. The Company did not grant any options, restricted stock or other long-term incentive compensation to its executive officers during either 1997 or 1998.


(4) Reflects matching amounts paid by the Company under its 401(k)plan for the year indicated.


(5) Mr. Meehan did not receive any cash compensation from BIG during the year ended December 31, 1997. During, Mr. Meehan spent a majority of his time on the Company's business.


(6) Mr. Bragg joined the Company in May, 1997. He did not receive any cash compensation from BIG during the year ended December 31, 1997.


(7) Excludes $111,000 in salary and $15,000 in bonus paid to Ms. Batson for her service as an executive officer of BIG during the year ended December 31, 1997. During such year, Ms. Batson spent less than one-half of her time on the Company's business.


(8) Excludes $56,151 in salary and $7,500 in bonus paid to Mr. King by BIG for his service as an executive officer of BIG during the year ended December 31, 1997. During such year, Mr. King spent approximately one-half of his time on the Company's business.


(9) Mr. White did not join the Company as an officer until the consummation of the Geotrac Acquisition in July, 1998.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of Messrs. Meehan, Bragg and King, and Mrs. Batson, which shall become effective as of the completion of this offering. The initial annual base salary payable to these executive officers under their respective employment agreements are as follows:
David K. Meehan, $245,000; Jeffrey S. Bragg, $145,000; Kathleen M. Batson, $120,000; and Kelly K. King, $125,000. The remaining terms of each of the employment agreements are substantially the same. Each employment agreement provides for an initial term of three years, subject to automatic continuation until terminated by either party. Each agreement further provides that, if the employee is terminated by the Company without cause (as defined therein), the employee shall be entitled to severance payments, payable in accordance with the Company's usual payroll practices, equal to the employee's then current annual base salary. In the event the employee secures employment during the twelve months following termination, then the Company shall be entitled to a credit against its obligation to make severance payments in the amount of 75% of the base salary paid to the employee by his or her new employer during the twelve-month period following termination by the Company.

     Each employment agreement provides that the employee shall be provided benefits, such as health, life and disability insurance, on the same basis as the Company's other employees. In addition, to the extent authorized by the Board of Directors, the employee also shall be entitled to participate in the Company's bonus, stock option and other plans, if any. Each agreement further provides that, during the term of the agreement and for a period of two years thereafter, the employee will not, directly or indirectly, compete with the Company by engaging in certain proscribed activities.

     In connection with the Geotrac Acquisition, Geotrac entered into an employment agreement with Daniel J. White pursuant to which Mr. White will continue to serve as President and Chief Executive Officer of Geotrac. This agreement provides for an initial term of four years and shall continue in effect thereafter until terminated by either party upon 90 days prior written notice. The agreement provides for an initial annual base salary of $150,000, subject to annual review by Geotrac's board of directors. To the extent authorized by Geotrac's board of directors, Mr. White shall be entitled to participate in any bonus programs established by Geotrac. Mr. White shall also be entitled comparable benefits, including health, life and disability insurance, as are offered to any of Geotrac's other executive officers. In the event of Mr. White's death or disability, Geotrac's obligations under the agreement will automatically terminate, except that Mr. White shall be entitled to severance equal to his then current annual base salary. The agreement further provides that, in the event of termination by Geotrac without cause (as defined therein) or by Mr. White for good reason (as defined therein), or in the event the agreement is not renewed for any reason other than death, disability or for cause, then Geotrac shall pay Mr. White at the rate of his annual base salary then in effect for the longer of (i) the remainder of the term of the agreement and (ii) one year after such termination date, subject to a credit of up to 75% of the base salary paid to Mr. White by his new employer, if any.

     This agreement also provides that, for a period of two years following Mr. White's termination of employment other than by Mr. White for good reason or by Geotrac without cause, Mr. White will not, directly or indirectly, engage (or have an interest) in the flood zone compliance business nor in any other business engaged or planned to be engaged in by Geotrac within any state or country in which Geotrac is doing or plans to do business. Finally, the agreement provides that, during the term of the agreement and for a period of two years thereafter, Mr. White will not, directly or indirectly, employ, attempt to employ, or solicit for employment, any of Geotrac's employees.

LONG TERM INCENTIVE PLAN


     The Company currently maintains a Long Term Incentive Plan (the "Incentive Plan") to attract, retain and motivate participating employees of the Company and its subsidiaries through awards of shares of Common Stock, options to purchase shares of Common Stock and stock appreciation rights ("SARs"). A total of 875,000 shares of Common Stock may be issued pursuant to the Incentive Plan. The Incentive Plan has been approved by the Company's Board of Directors and shareholders.

     The Incentive Plan provides for the grant of incentive or nonqualified stock options to purchase shares of Common Stock. Upon the completion of this offering, the executive officers of the Company will be granted options to purchase a total of 205,000 shares of Common Stock at the initial public offering price as follows: David K. Meehan, 60,000 shares; Jeffrey S. Bragg, 50,000 shares; Kathleen M. Batson, 35,000 shares; Kelly K. King, 35,000 shares; and Daniel J. White, 25,000 shares. All employees of the Company as a group, including these executive officers, will be granted options to purchase a total 505,500 shares of Common Stock at the initial public offering price. All of such options expire on the tenth anniversary of the date of grant. Options shall become exercisable 60% after three years, 20% after four years and 20% after five years. The Incentive Plan is administered by the Compensation Committee of the Board of Directors.


NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN


     The Company also maintains a Non-Employee Directors' Stock Option Plan (the "Non-Employee Director Plan") to secure for the Company and its shareholders the benefits of the incentive inherent in increased Common Stock ownership by the members of the Company's Board of Directors who are not employees of the Company. The Non-Employee Director Plan has been approved by the Company's Board of Directors and shareholders.



     The Non-Employee Director Plan provides for the grant of nonqualified stock options to purchase up to 7,200 shares of Common Stock in any three-year period to members of the Board of Directors who are not employees of the Company. A total of 200,000 shares of Common Stock may be issued pursuant to this plan. As of the date of this Prospectus, such members held no options under the Non-Employee Director Plan. Upon the completion of this offering, each non-employee director will be granted options to purchase 6,000 shares of Common Stock. Non-employee directors receiving such options will become vested in options for the purchase of 800 shares of Common Stock after the adjournment of each annual meeting of shareholders of the Company, to the extent he or she has been granted options that have not yet vested, and provided that he or she is then a non-employee director of the Company. In addition, each non-employee director shall become vested in options for the purchase of 400 shares of Common Stock upon the adjournment of each regularly scheduled quarterly meeting of the Board of Directors (other than following the annual meeting of shareholders), to the extent he or she has been granted options that have not yet vested, and provided that he or she is then a non-employee director of the Company. Notwithstanding the foregoing, neither Robert M. Menke nor Robert G. Menke will be granted any option grants under the Non-Employee Director Plan. All options granted will have an exercise price equal to the fair market value of the Common Stock as of the date of grant, will become exercisable upon vesting, and will expire on the sixth anniversary of the date of grant. The Non-Employee Director Plan is a formula plan and accordingly is intended to be self-governing. To the extent that questions of interpretation arise, they will be resolved by the Board of Directors.


NON-QUALIFIED STOCK OPTION PLAN


     The Company's Board of Directors and shareholders also have adopted a Non-Qualified Stock Option Plan (the "Non-Qualified Plan"), which plan is expected to be approved by the shareholders of the Company prior to the consummation of this offering. The Non-Qualified Plan provides for the grant of non-qualified stock options to purchase up to 125,000 shares of Common Stock. Upon the completion of this offering, options to purchase 125,000 shares of Common Stock at the initial public offering price will be granted to certain executive officers of BIG, including options to purchase 25,000 shares each to Messrs. Robert M. Menke and Robert G. Menke, directors of the Company. All of such options expire on the tenth anniversary of the date of grant. Options shall become exercisable 60% after three years, 20% after four years and 20% after five years. The Non-Qualified Plan is administered by the Compensation Committee of the Board of Directors of the Company.


DIRECTOR COMPENSATION

     Directors who are executive officers of the Company receive no compensation as such for service as members of either the Board of Directors or committees thereof. Directors who are not executive officers of the Company receive $1,000 per Board meeting attended and $150 ($200 in the case of a committee chairperson) per committee meeting attended, plus reimbursement of reasonable expenses. The outside directors are also eligible to receive options to purchase Common Stock under the Company's 1998 Non-Employee Directors' Stock Option Plan. See " -- Stock Option Plans -- 1998 Non-Employee Directors' Stock Option Plan."

COMMITTEES OF THE BOARD

     The Board of Directors has established committees whose responsibilities are summarized as follows:

          Audit Committee. The Audit Committee is comprised of Messrs. Solomon (Chairman), Hussey (Vice Chairman) and Grant and is responsible for reviewing the independence, qualifications and activities of the Company's independent certified public accountants and the Company's financial policies, control procedures and accounting staff. The Audit Committee recommends to the Board the appointment of the independent certified public accountants and reviews and approves the Company's financial statements. The Audit Committee is also responsible for the review of transactions between the Company and any Company officer, director or entity in which a Company officer or director has a material interest.

          Compensation Committee. The Compensation Committee is comprised of Messrs. Solomon (Chairman), Hussey (Vice Chairman) and Grant and is responsible for establishing the compensation of the Company's directors, officers and other managerial personnel, including salaries, bonuses, termination arrangements, and other executive officer benefits. In addition, the Compensation Committee is responsible for the administration of the Incentive Plan and the Non-Qualified Plan, including the recipients, amounts and terms of stock option grants under each.

          Marketing Committee. The Marketing Committee is comprised of Messrs. Meehan, Bragg, Robert M. Menke, Robert G. Menke and Sanchez and is responsible for establishing the marketing policy of the Company and providing overall supervision of its marketing efforts.

          Executive Committee. The Executive Committee is comprised of Messrs. Meehan (Chairman), Robert M. Menke (Vice Chairman), Robert G. Menke, Bragg and Grant. The Executive Committee, to the fullest extent allowed by the Florida Business Corporation Act (the "FBCA"), and subject to the powers and authority delegated to the Audit Committee, the Compensation Committee and the Marketing Committee, has and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company during intervals between meetings of the Board of Directors. Pursuant to the FBCA, the Executive Committee shall not have the authority to, among other things: approve actions requiring shareholder approval, such as the sale of all or substantially all of the Company's assets; fill vacancies on the Board or any committee thereof; adopt, repeal or amend the Company's Bylaws; or, subject to certain exceptions, reacquire or issue shares of the Company's capital stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee recently was established in connection with this offering. Except for David K. Meehan, no officer or employee of the Company has participated in deliberations of the Board of Directors prior to this offering concerning executive officer compensation.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the date of this Prospectus, and as adjusted to reflect the sale of Common Stock offered hereby, with respect to: (i) each of the Company's directors and the executive officers named in the Summary Compensation Table; (ii) all directors and executive officers of the Company as a group; and (iii) each person known by the Company to own beneficially more than 5% of the Common Stock. Each of the shareholders listed below has sole voting and investment power over the shares beneficially owned.


                                           SHARES BENEFICIALLY               SHARES BENEFICIALLY
                                                  OWNED                             OWNED
                                            PRIOR TO OFFERING     SHARES       AFTER OFFERING
                                           -------------------     BEING     -------------------
NAME                                        SHARES     PERCENT    OFFERED     SHARES     PERCENT
----                                       ---------   -------   ---------   ---------   -------
Bankers Insurance Group, Inc.(1).........  7,950,000    74.8%           --   7,950,000    63.0%
Venture Capital Corporation(2)...........  2,050,000    19.3     1,350,000     700,000     5.5
David K. Meehan(3).......................         --      --            --          --      --
Jeffrey S. Bragg.........................         --      --            --          --      --
Kathleen M. Batson.......................         --      --            --          --      --
Kelly K. King............................         --      --            --          --      --
Daniel J. White..........................    480,515(4)  4.5            --     480,515(4)  3.8
Robert M. Menke(3).......................         --      --            --          --      --
Robert G. Menke..........................         --      --            --          --      --
John A. Grant, Jr........................         --      --            --          --      --
William D. Hussey........................         --      --            --          --      --
E. Ray Solomon...........................         --      --            --          --      --
Alejandro M. Sanchez.....................         --      --            --          --      --
All directors and executive officers as a
  group (11 persons)(3)(4)...............    480,515     4.5            --     480,515     3.8


---------------

  * Less than 1%.
(1) The business address of Bankers Insurance Group, Inc. is 360 Central Avenue, St. Petersburg, Florida 33701. Bankers Insurance Group, Inc. is an indirect subsidiary of Bankers International Financial Corporation, Ltd. ("BIFC"), a Cayman Islands corporation wholly owned by Bankers International Financial Corporation II Trust, a discretionary charitable trust. The sole trustee of this trust is Ansbacher (Cayman) Limited, a Cayman Islands corporation unaffiliated with BIG, the Company or their respective officers or directors. Pursuant to the trust's declaration of trust, Independent Foundation for the Pursuit of Charitable Endeavors, Ltd., a not for profit Cayman Islands corporation ("IFPCE"), possesses the discretionary power to
    (i) direct the trustee to appoint the trust fund to another trust for the benefit of one or more of the beneficiaries of the trust and (ii) remove the trustee and appoint one or more new trustees outside the Cayman Islands. A majority vote of the directors of IFPCE is required to take either of these actions. The Articles of Association of IFPCE provide that the Board of Directors shall consist of seven members, three of whom shall be the top three executives of Bankers International Financial Corporation, a Florida corporation and subsidiary of BIFC, three of whom shall be Mr. Robert M. Menke and his lineal descendants, and one of whom shall be a director elected by a majority vote of the remaining six directors (or, if they cannot agree, appointed by a court of competent jurisdiction). Until his death or adjudication of incompetency, Robert M. Menke shall have five votes and all other directors shall have one vote, and Robert M. Menke's presence at a meeting shall be required for a quorum. As of the date of this Prospectus, the directors of IFPCE include David K. Meehan, Robert M. Menke and Robert G. Menke.
(2) The business address of Venture Capital Corporation is Bank America Building, Fort Street, Georgetown, Grand Cayman, British West Indies. Venture Capital Corporation is a Cayman Islands corporation wholly owned by Venture II Trust, a discretionary charitable trust. The sole trustee of this trust is Cayman National Bank, a Cayman bank unaffiliated with BIG, the Company or their respective officers or directors. Pursuant to the trust's declaration of trust, IFPCE possesses the same discretionary powers as described in note (1) above.
(3) Excludes 7,950,000 shares held by Bankers Insurance Group, Inc. and 2,050,000 shares (1,350,000 of which are to be sold in the offering) held by Venture Capital Corporation. See Notes (1) and (2) above.

(4) Held jointly with his spouse. Constitutes the number of shares of Common Stock issued jointly to the Whites in connection with the Geotrac Acquisition, assuming an initial public offering price of $12.00. If the initial public offering price is greater or less than $12.00, the number of shares held jointly by the Whites will be adjusted proportionately. See "Recent Acquisitions -- Geotrac Acquisition."


                              CERTAIN TRANSACTIONS

ADMINISTRATION SERVICES AGREEMENT

     Effective as of January 1, 1998, the Company and BIG entered into an Administration Services Agreement (the "Administration Agreement") pursuant to which BIG (i) provides the Company with various administrative and support services, including human resources and benefits administration, accounting, legal, cash management and investment services, requested by the Company from time to time and reasonably necessary in the conduct of its operations, and (ii) makes available its facilities to the Company as requested by the Company from time to time and as reasonably necessary to the conduct of its operations. The Company reimburses BIG for all direct and directly allocable expenses determined by BIG to be attributable to the provision of such services and facilities, plus an agreed upon assessment for direct overhead. For the services and facilities being provided in 1998, the Company shall pay BIG a quarterly fee of $396,250, subject to renegotiation by either party. In addition, the Company shall pay BIG an annual fee of $120,000 for routine legal services provided. Legal services provided with respect to non-routine matters, such as mergers and acquisitions and equity or debt offerings, will be billed to the Company at negotiated prices. The current term of the Administration Agreement expires on December 31, 1999, but may be renewed by the Company, at its sole option, for an additional one-year period upon 30 days prior written notice. Thereafter, the Administration Agreement may be terminated by either party upon 60 days prior written notice. The Administration Agreement memorializes the administrative service arrangements that existed between the Company and BIG prior to such time.

     Effective as of January 1, 1999, the Administration Agreement was amended to eliminate certain accounting and audit service functions (which functions are currently performed by the Company directly) and to reduce the quarterly fee payable by the Company to BIG to $258,750, subject to renegotiation by either party.

SERVICE AGREEMENTS

     During 1995, 1996 and 1997, the Company provided information technology services to BIG based generally on actual cost incurred (including selling, general and administrative expenses), which amounted to $3,443,628, $4,787,772 and $3,236,255 in outsourcing revenue for 1995, 1996 and 1997, respectively, and $2,467,447 for the nine months ended September 30, 1997. For the nine months ended September 30, 1998, these charges are included in the fee structure related to the affiliated service agreement discussed below.

     Under the terms of its service arrangements with BIG in 1997, the Company charged a monthly fee for its policy and claims administration services based on certain factors. For policy and claims administration, the Company charged a fee based on a percentage of direct written premiums and a percentage of direct paid losses for certain lines of business, respectively. The fee ranged from 8.5% to 9.0% for services rendered in connection with policy administration and 0.5% to 15.0% for claims administration services related to these policies. Also, in 1997, the Company processed claims for BIG and its other affiliates related to those lines of business not covered under the service agreement and provided other miscellaneous services on a cost reimbursement basis. Charges related to this claims processing and other miscellaneous services amounted to $9,518,525 for 1997 and $7,138,896 for the nine months ended September 30, 1997.

     Effective as of January 1, 1998, the Company entered into a separate Service Agreement (each a "Service Agreement") with each of Bankers Insurance Company, First Community Insurance Company and Bankers Security Insurance Company, all direct or indirect subsidiaries of BIG, pursuant to which the Company will continue to provide policy administration, claims administration and data processing services to such entities in connection with their flood, homeowners and automobile lines of business, and claims administration and data processing services for all such entities' other P&C lines of business. Under the Service Agreements, as amended, each entity pays the Company as follows: (1) for its policy administration services a monthly fee based upon direct written premiums for the flood, homeowners and automobile insurance programs; (2) for its claims administration services a monthly fee based upon direct earned premiums for the property, casualty, automobile property, automobile casualty, flood, and workers' compensation insurance programs (In addition, a monthly fee based upon direct incurred losses is charged for flood claims administration and a reimbursement not to exceed 5% of direct incurred losses from a single event in excess of $2 million is charged to property claims.); (3) for its data processing services, a monthly fee based upon direct written premiums for all insurance programs; and (4) for certain customer services such as mailroom, policy assembly, records management and cash office a monthly fee based upon direct written premiums (except, if provided in connection with their flood, homeowner and automobile insurance lines, where no such fees are imposed). Effective January 1, 1999, these fee arrangements were modified to provide for tiered pricing based on the volume of business processed. These modifications resulted in a reduction in the base fees charged for certain lines of business and increases in base fees charged for other lines of business to better reflect the services provided and competitive market rates for such services. The term of each Service Agreement shall expire on June 1, 2001, provided that it shall thereafter be automatically extended until terminated upon 90 days prior notice by either party.

     In addition, under the Service Agreement with BIC, the Company administers an AYO Claims Agreement between BIG and Florida Windstorm Underwriting Association, which agreement BIG assigned to BIC on December 15, 1998. The Company processes and adjusts all claims made under the AYO Claims Agreement. The administrative fee (equal to a percentage of each loss paid) is allocated between BIC and the Company.

     Effective December 1, 1998, the Company, through its subsidiary, Insurance Management Solutions, Inc., entered into a Service Agreement with Bankers Life Insurance Company ("BLIC"), an indirect subsidiary of BIG, pursuant to which the Company provides certain administrative services and allows BLIC to make use of certain of the Company's property, equipment and facilities in connection with BLIC's day-to-day operations. Under the Service Agreement, as amended, BLIC agrees to pay the Company predetermined fees on a quarterly basis. The term of the Service Agreement with BLIC ends on June 1, 2001, but may be terminated at any time by BLIC upon 90 days prior written notice.

PROPERTY LEASES

     The Company currently leases from BIC approximately 76,700 square feet of office space in St. Petersburg, Florida at a monthly rate of approximately $76,700. The initial term of this lease expires on December 31, 1999. The Company has an option to renew this lease for an additional two-year term at a monthly rate not to exceed approximately $83,200.

     The Company currently leases from BIG approximately 7,400 square feet of office space in St. Petersburg, Florida at a monthly rate of approximately $7,400. The initial term of this lease also expires on December 31, 1999, subject to the Company's right to renew the lease for an additional two-year period at a monthly rate not to exceed approximately $8,000.

     Effective January 1, 1998, BIG assigned to the Company a lease of approximately 6,600 square feet of office space in St. Petersburg, Florida. This lease expires on May 31, 1999, subject to the Company's right to renew the lease for four successive one-year terms. The current monthly rental rate under this lease is approximately $2,500. The Company is currently negotiating with BIG to reassign this lease to BIG as of the summer of 1999. No assurances can be given that such assignment will occur.

EMPLOYEE LEASING AGREEMENT

     Effective as of January 1, 1998, the Company entered into an Employee Leasing Agreement with BIC (the "Employee Leasing Agreement") pursuant to which the Company continues to lease customer service personnel from BIC. The number of employees to be leased will vary depending on the needs of the Company and the availability of employees from BIC. The Company shall be responsible for all expenses associated with such leased employees, including salaries, bonuses and benefits. The Company may terminate any leased employee for disloyalty, misconduct or other similar cause. The Employee Leasing Agreement is terminable by either the Company or BIC upon 60 days prior notice.

SALES AND ASSIGNMENT AGREEMENT


     In May, 1998, the Company entered into a sales and assignment agreement with BIG and certain affiliated companies whereby certain assets were transferred and assigned to the Company, effective retroactively to April, 1998, for use in its business. The assets, including, but not limited to, telephone equipment, computer hardware and software, and service marks were transferred at their net book value as of the date of transfer. The Company paid consideration consisting of $325,075 in cash and entered into two promissory notes amounting to $2,802,175. The notes require monthly installment payments of $15,417 plus accrued interest and mature in April, 1999 and December, 2000. In addition, the Company assumed the existing leases with unaffiliated third parties relating to various computer equipment.


SOFTWARE LICENSING AGREEMENT

     Effective January 1, 1998, the Company entered into a non-exclusive license agreement with BIG and BIC pursuant to which the Company licenses its primary operating systems from BIG and BIC in exchange for a nominal fee. The term of the license is perpetual. The license agreement provides that the Company shall be solely responsible for maintaining and upgrading the systems and shall have the authority to sell or license such systems to third parties.

TAX INDEMNITY AGREEMENT

     As of July 31, 1998, BIG had sold a sufficient number of shares in the Company such that the Company will no longer file its tax return with Bankers International Financial Corporation ("BIFC") on a consolidated basis. Effective as of July 31, 1998, the Company and BIFC entered into a Tax Indemnity Agreement pursuant to which (i) BIFC agrees to indemnify the Company in the event the Company incurs a tax liability as a result of taxable income of BIFC or one of its subsidiaries, and (ii) the Company agrees to indemnify BIFC in the event BIFC incurs a tax liability as a result of taxable income of the Company or one of its subsidiaries. Each party also agrees to reimburse the other for certain tax credits arising on or before July 31, 1998. Under the Tax Indemnity Agreement, the parties terminated a previous tax allocation agreement which had been in effect since October 1, 1993.

GEOTRAC TRANSACTIONS

     DJWW Corp., an Ohio corporation, was formed in June, 1987 by Daniel J. White ("Mr. White"), the corporation's president and sole shareholder. In May, 1991, the corporation changed its name to Geotrac, Inc. In August, 1994, Geotrac, Inc. sold substantially all of its assets to SMS Geotrac, Inc., a Delaware corporation ("SMS Geotrac"), for a purchase price of $1,000,000 in cash, plus a contingent payment based on net profits after taxes for the fiscal year ended June 30, 1995. SMS Geotrac was a wholly-owned subsidiary of Strategic Holdings USA, Inc. ("Strategic"). During the year ended June 30, 1996 and on July 30, 1997, SMS Geotrac made payments of $932,222 and $1,700,000, respectively, to Mr. White in satisfaction of the contingent payment obligations under the acquisition agreement. The amounts were recorded as an increase to goodwill and an additional capital contribution to SMS Geotrac. In connection with the sale of assets to SMS Geotrac, Mr. White became the president of SMS Geotrac and received a four-year employment contract at a base salary of $100,000 per year. In September, 1994, Geotrac, Inc. changed its name to YoSystems, Inc. During the year ended June 30, 1997, SMS Geotrac and Strategic agreed to treat all outstanding amounts owed to the parent, $1,611,140, as an additional capital contribution. In addition, Strategic contributed $500,000 to SMS Geotrac.

     During the one month period ended July 31, 1997, SMS Geotrac advanced $797,000 to YoSystems, Inc. In July, 1997, YoSystems acquired all of the issued and outstanding shares of capital stock of SMS Geotrac from Strategic for $15,000,000 in cash. The purchase price was funded through an $8.75 million loan from Huntington National Bank to YoSystems ($8.25 million of which was used in the purchase) plus $6.75 million in cash paid by the Company in connection with its acquisition of a 49% interest in YoSystems, as described below. The Company has since assumed the loan from Huntington National Bank, which is payable in quarterly installments of $312,500 plus interest, with the final installment due on June 30, 2004.

     Neither YoSystems nor Mr. White, its president and sole shareholder, had a preexisting right to acquire SMS Geotrac pursuant to the August, 1994 transaction. The purchase price of the SMS Geotrac stock was determined by arm's length negotiations. After the stock purchase transaction, SMS Geotrac merged into YoSystems, with YoSystems being the surviving entity and changing its name back to Geotrac, Inc.

     Concurrent with the acquisition of SMS Geotrac by YoSystems, the Company, through its subsidiary, BHDS, purchased a 49% interest in YoSystems for $6,750,000 in cash. At that time, the Company did not contemplate acquiring the remaining 51% of YoSystems, Inc.

     In connection with the Company's purchase of a 49% interest in YoSystems, BHDS issued 675,000 shares of non-cumulative 8% preferred stock to Heritage Hotel Holding Company ("Heritage"), a corporation owned by Richard M. Brubaker, the half brother of Robert M. Menke, a director of the Company. The preferred stock of BHDS issued to Heritage had a par value of $10 per share and was subject to redemption at the option of the board of directors of BHDS. The preferred stock could be redeemed at any time at a price equal to 108% of the original consideration paid for the stock by the shareholder plus the amount of the dividends declared and unpaid on the redemption date. Heritage funded the preferred stock purchase by entering into a note agreement with a commercial bank for $6,750,000, with the preferred stock serving as collateral. On May 8, 1998, the Company purchased the outstanding preferred stock of BHDS in exchange for a note to Heritage in the principal amount of $6,750,000. The note is currently payable in its entirety on August 25, 2002 and accrues interest at a rate of 8.566%. After May 8, 1998, the preferred stock of BHDS held by the Company was exchanged for 675,000 shares of 8.5% cumulative preferred stock of BHDS. The shares of non-cumulative 8% preferred stock were then retired. The new preferred stock serves as collateral on the note payable to the commercial bank. Dividends declared on the preferred stock for 1997 were $229,315 and for the nine months ended September 30, 1997 and 1998 were $113,500 and $189,370, respectively.


     In July, 1998, the Company acquired the remaining 51% equity interest in Geotrac, Inc. (formerly YoSystems) pursuant to the merger of Geotrac, Inc. with and into BHDS, with the surviving entity being known as "Geotrac of America, Inc." The Company acquired the remaining 51% interest from Mr. White and his wife and certain minority shareholders in exchange for (i) 480,515 shares of Common Stock (assuming an initial public offering price of $12.00 per share),
(ii) a promissory note in the principal amount of $1,500,000 bearing interest at a rate of 8.5%, and (iii) cash in the amount of $728,069 (paid in December, 1998), for a total purchase price of $7,994,000. In addition, the Company assumed the loan in the original principal amount of $8,750,000 from Huntington National Bank made to YoSystems in July, 1997. In connection with this transaction, Geotrac of America, Inc. entered into an employment agreement with Mr. White pursuant to which Mr. White will serve as the President and Chief Executive Officer of Geotrac of America, Inc. See "Recent
Acquisitions -- Geotrac Acquisition" and "Management -- Employment Agreements."


     In addition, the Company entered into a Corporate Governance Agreement with Mr. White and Geotrac setting forth certain terms and conditions upon which Geotrac will operate following the merger. The Corporate Governance Agreement provides, in part, that, for so long as Mr. White owns stock in the Company or Geotrac, or has an option to purchase stock in Geotrac, (i) the Company will vote all of its shares in Geotrac to fix and maintain the number of directors on the Geotrac Board of Directors at five, (ii) the Company will vote its shares in Geotrac to elect as directors of Geotrac two persons designated by Mr. White,
(iii) the termination of Mr. White as an employee of Geotrac will require the vote of four out of five members of the Board of Directors, and (iv) certain actions by Geotrac will require the unanimous approval of the

Geotrac Board of Directors, including any merger or consolidation, the payment of management or similar fees to the Company or its subsidiaries and affiliates, the sale or issuance of Geotrac stock, and the sale of Geotrac assets outside the ordinary course of business to anyone other than an affiliate of Geotrac. Mr. White also has a right of first refusal to purchase the assets of Geotrac in the event such assets are to be sold. The Company does not currently intend to sell or otherwise dispose of all or part of the operations of Geotrac.

     The board of directors of Geotrac of America, Inc. consists of five members: Robert M. Menke (Chairman), David K. Meehan, David M. Howard, Daniel J. White and John Payne. Pursuant to his rights under the Corporate Governance Agreement, Mr. White appointed himself and Mr. Payne to such board. Mr. Howard is an executive officer of various subsidiaries of BIG and the former President of BHDS.

     Geotrac currently leases a 12,400 square-foot facility in Norwalk, Ohio from DanYo LLC, a limited liability company wholly owned by Daniel J. White and his spouse. This lease is for a term of five years, expiring on August 31, 1999, and provides for monthly rental payments of approximately $8,717, plus payment of utilities, real estate taxes and assessments, insurance, repairs and similar expenses.

MISCELLANEOUS


     A wholly-owned subsidiary of the Selling Shareholder has agreed to loan $12.0 million to BIG in exchange for a subordinated note. It is anticipated that this loan will be funded by using a portion of the net proceeds to be received by the Selling Shareholder in this offering. BIG has agreed with the Company to use a portion of such loan proceeds to satisfy outstanding accounts and note payable to the Company not later than ten business days following receipt of the loan proceeds. As of September 30, 1998, BIG's accounts and note payable to the Company totaled approximately $11.3 million. The balance of the loan proceeds will provide BIG with additional capital to repay other outstanding indebtedness and expand its operations. The Company, in turn, has agreed with BIG to use a portion of the funds received from BIG to satisfy accounts, income taxes and notes payable to BIG. As of September 30, 1998, the Company's accounts, income taxes and notes payable to BIG totaled approximately $10.0 million. See "Use of Proceeds" and "Principal and Selling Shareholders."


     The Audit Committee of the Board of Directors is responsible for reviewing all future transactions between the Company and any officer or director of the Company or any entity in which an officer or director has a material interest. Any such transactions must be on terms no less favorable than those that could be obtained on an arms-length basis from independent third parties.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.01 per share, and 20,000,000 shares of Preferred Stock, par value $.01 per share. As of the date of this Prospectus, there were issued and outstanding 10,622,182 shares of Common Stock and no shares of Preferred Stock. See "Principal and Selling Shareholders." The following description is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and Amended and Restated Bylaws (the "Bylaws"), which are filed as exhibits to the Registration Statement of which this Prospectus is a part.


COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Cumulative voting in the election of directors is not permitted. Subject to preferences that may be granted to holders of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference, if any, which may be granted to the holders of Preferred Stock. Holders of Common Stock have no conversion, preemptive or other rights to subscribe for additional shares or other securities, and there are no redemption or sinking fund provisions with respect to such shares. The issued and outstanding shares of Common Stock are, and the shares offered hereby will be upon payment therefor, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority to issue up to 20,000,000 shares of Preferred Stock in one or more series and to fix the number of shares constituting any such series and the rights and preferences thereof, including dividend rates, terms of redemption (including sinking fund provisions), redemption price or prices, voting rights, conversion rights and liquidation preferences of the shares constituting such series, without any further vote or action by the Company's shareholders. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock. For example, an issuance of Preferred Stock could result in a class of securities outstanding that would have preferences over the Common Stock with respect to dividends and liquidations, and that could (upon conversion or otherwise) enjoy all of the rights appurtenant to Common Stock.

CERTAIN STATUTORY AND OTHER PROVISIONS

     The Florida Business Corporation Act (the "Florida Act"), the Company's Articles of Incorporation and the Company's Bylaws contain provisions that could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board and to discourage certain types of transactions described below, which may involve an actual or threatened change of control of the Company. The provisions are designed to encourage any person interested in acquiring the Company to negotiate with and obtain the approval of the Board in connection with the transaction. However, certain of these provisions may discourage a future acquisition of the Company not approved by the Board in which shareholders might receive the maximum value for their shares or which a substantial number and perhaps even a majority of the Company's shareholders believes to be in the best interests of all shareholders. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. See "Risk Factors -- Anti-Takeover Considerations."


     Statutory Provisions. The Company is subject to several anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law unless the corporation has elected to opt out of such provisions in its Articles of Incorporation or (depending on the provision in question) its Bylaws. The Company has not elected to opt out of these provisions. The Florida Act contains a provision that prohibits the voting of shares in a publicly held Florida corporation which are acquired in a "control share acquisition" unless the board of directors approves the control share acquisition or the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power, (ii) one-third or more but less than a majority of such voting power and (iii) a majority or more of such voting power. This statutory voting restriction is not applicable in certain circumstances set forth in the Florida Act.


     The Florida Act also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder,
(ii) the interested shareholder has owned at least 80% of the Company's outstanding voting shares for at least five years, or (iii) the transaction is approved by the holders of two-thirds of the Company's voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns (as defined in Section 607.0901(1)(e), Florida Statutes) more than 10% of the Company's outstanding voting shares.

     Classified Board of Directors. Under the Company's Articles of Incorporation and Bylaws, the Board of Directors of the Company is divided into three classes, with staggered terms of three years each. Each year the term of one class expires. The Company's Articles of Incorporation provide that any vacancies on the Board of Directors shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum. The Articles of Incorporation of the Company also provide that any director may be removed from office, with or without cause.

     Special Voting Requirements. The Company's Articles of Incorporation provide that all actions taken by shareholders must be taken at an annual or special meeting of the shareholders or by unanimous written consent. The Articles of Incorporation provide that special meetings of shareholders may be called by only a majority of the members of the Board of Directors, the Chairman of the Board or the holders of not less than 10% of the Company's outstanding voting shares. Under the Company's Bylaws, shareholders will be required to comply with advance notice provisions with respect to any proposal submitted for shareholder vote, including nominations for elections to the Board of Directors. The Articles of Incorporation and Bylaws of the Company contain provisions requiring the affirmative vote of the holders of at least two-thirds of the Common Stock to amend certain provisions thereof.

     Indemnification and Limitation of Liability. The Florida Act authorizes Florida corporations to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity, against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is adjudged liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification. The indemnification provisions of the Florida Act require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding to which he or she was a party by reason of the fact that he or she is or was a director or officer of the corporation. The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the Articles of Incorporation or Bylaws of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the officer or director and incurred by the officer or director in such capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him or her against such liability under the Florida Act.

     The Company's Articles of Incorporation provide for the indemnification of directors, officers, employees and agents of the Company to the maximum extent permitted by Florida law and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that the director, officer, employee or agent was a party to by reason of the fact that he or she is or was a director or executive officer of the Company so long as he or she has undertaken to repay such amount if it is ultimately determined that such person is not entitled to indemnification.

     Under the Florida Act, a director is not personally liable for monetary damages to the Company or any other person for acts or omissions in his or her capacity as a director except in certain limited circumstances such as certain violations of criminal law and transactions in which the director derived an improper personal benefit. As a result, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although injunctive or other equitable relief may be available.

     The foregoing provisions of the Florida Act and the Company's Articles of Incorporation and Bylaws could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial equity interest in, or control of, the Company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Firstar Bank of Milwaukee, N.A., Milwaukee, Wisconsin.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon the completion of this offering, the Company will have 12,622,182 shares of Common Stock outstanding. Of these shares, the 3,350,000 shares of Common Stock sold in this offering will be freely tradable by persons other than affiliates of the Company, without restriction under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 9,272,182 shares of Common Stock will be "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. All of the restricted shares beneficially owned by BIG will be eligible for public sale pursuant to Rule 144 commencing 90 days after the date of this Prospectus, subject to the volume restrictions discussed below. However, BIG has agreed not to sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Underwriters.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned his or her shares for at least one year (including the prior holding period of any prior owner other than an affiliate) is entitled to sell within any three-month period that number of shares which does not exceed the greater of 1% of the outstanding shares of the Common Stock, or the average weekly trading volume during the four calendar weeks preceding each such sale. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not or has not been deemed an "affiliate" of the Company for at least three months, and who has beneficially owned shares for at least two years (including the holding period of any prior owner other than an affiliate) would be entitled to sell such shares under Rule 144 without regard to the limitations discussed above.

     Prior to this offering, there has been no public market for the Common Stock. Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

                                  UNDERWRITING


     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company and the Selling Shareholder have agreed to sell to each of the Underwriters listed below, and the Underwriters, for whom Raymond James & Associates, Inc. and Keefe, Bruyette & Woods, Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase the respective number of shares of Common Stock set forth opposite their names below:



                        UNDERWRITERS                          NUMBER OF SHARES
                        ------------                          ----------------
Raymond James & Associates, Inc.............................
Keefe, Bruyette & Woods, Inc................................
                                                                  --------

          Total.............................................
                                                                  ========


     The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by their counsel and to various other conditions. The Underwriters are obligated to purchase all the shares of Common Stock offered hereby, excluding shares covered by the over-allotment option granted to the Underwriters, if any are purchased.


     The Company and the Selling Shareholder have been advised by the Representatives that the Underwriters propose to offer the Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price, less a concession of not in
excess of $     per share, and that the Underwriters and such dealers may
re-allow a concession of not in excess of $     per share to other dealers. The
public offering price and concessions and re-allowances to dealers may be changed by the Representatives after the initial public offering.



     The Company and the Selling Shareholder have granted to the Underwriters an option, exercisable within 30 days after the date of the initial public offering, to purchase up to an additional 502,500 shares of Common Stock to cover over-allotments, at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any such additional shares pursuant to this option, each of the Underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments, if any, in connection with the offering.


     This offering of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of this offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.


     Until the distribution of Common Stock in this offering is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock. If the Underwriters create a short position in the Common Stock in connection with this offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Representatives may reduce the short position by purchasing Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchases shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of this offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it discouraged resales of any security. Neither the Company, the Selling Shareholder nor any of the Underwriters makes any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company, the Selling Shareholder nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.



     The Company, BIG, the Selling Shareholder and certain officers and directors of the Company have agreed that they will not, without the prior written consent of the Representatives, sell, offer to sell, contract to sell or otherwise transfer or dispose of any shares of Common Stock (other than the shares offered by the Selling Shareholder in this offering), options, rights or warrants to acquire shares of Common Stock, or securities exchangeable for or convertible into shares of Common Stock, during the 180-day period commencing on the date of this Prospectus, except that the Company may grant additional options under the Incentive Plan and the Non-Employee Director Plan, provided that without the prior written consent of Raymond James & Associates, Inc., such additional options shall not be exercisable during such period. See "Shares Eligible for Future Sale."



     Prior to this offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiation among the Company, the Selling Shareholder and the Representatives. The factors to be considered in determining the initial public offering price include the history of and prospects for the business in which the Company operates, past and present operations, revenues and earnings of the Company and the trend of such earnings, the prospects for such earnings, the general condition of the securities markets at the time of the offering and the demand for similar securities of reasonably comparable companies.



     The Representatives have informed the Company that the Underwriters do not intend to make sales to any accounts over which they exercise discretionary authority.


     The Company, BIG, the Selling Shareholder and the Underwriters have agreed to indemnify, or to contribute to payments made by, each other against certain civil liabilities, including certain civil liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Foley & Lardner, Tampa, Florida. Certain legal matters in connection with the sale of the Common Stock offered hereby will be passed upon for the Underwriters by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements of Insurance Management Solutions Group, Inc. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 appearing in this Prospectus and in the Registration Statement, have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Geotrac, Inc. (formerly YoSystems, Inc.) as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 appearing in this Prospectus and in the Registration Statement, have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of SMS Geotrac, Inc. for each of the two years in the period ended June 30, 1997 and for the one month period ended July 31, 1997 appearing in this Prospectus and in the Registration Statement, have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in the Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Washington, D. C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The address of such web site is http://www.sec.gov.

     The Company intends to furnish its shareholders with annual reports containing audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
  (UNAUDITED)
Pro Forma Condensed Consolidated Financial Information......   F-2
Pro Forma Condensed Consolidated Statements of Income for
  the year ended December 31, 1997 and for the nine months
  ended September 30, 1998 and 1997, and Notes to Pro Forma
  Condensed Consolidated Statements of Income...............   F-3
INSURANCE MANAGEMENT SOLUTIONS GROUP, INC. CONSOLIDATED
  FINANCIAL STATEMENTS
Report of Independent Certified Public Accountants..........  F-14
Consolidated Balance Sheets as of December 31, 1996 and
  1997, and September 30, 1998 (unaudited)..................  F-15
Consolidated Statements of Income for the years ended
  December 31, 1995, 1996 and 1997, and for the nine months
  ended September 30, 1997 and 1998 (unaudited).............  F-16
Consolidated Statement of Shareholders' Equity for the years ended December 31, 1995, 1996 and 1997, and for the nine
  months ended September 30, 1998 (unaudited)...............  F-17
Consolidated Statements of Cash Flows for the years ended
  December 31, 1995, 1996 and 1997, and for the nine months
  ended September 30, 1997 and 1998 (unaudited).............  F-18
Notes to Consolidated Financial Statements..................  F-20
GEOTRAC, INC. (FORMERLY YOSYSTEMS, INC.) FINANCIAL
  STATEMENTS
Report of Independent Certified Public Accountants..........  F-40
Balance Sheets as of December 31, 1996 and 1997, and June
  30, 1998 (unaudited)......................................  F-41
Statements of Operations for the years ended December 31,
  1995, 1996 and 1997, and for the six months ended June 30,
  1997 and 1998 (unaudited).................................  F-42
Statement of Shareholders' Equity (Deficit) for the years
  ended December 31, 1995, 1996 and 1997, and for the six
  months ended June 30, 1998 (unaudited)....................  F-43
Statements of Cash Flows for the years ended December 31,
  1995, 1996 and 1997, and for the six months ended June 30,
  1997 and 1998 (unaudited).................................  F-44
Notes to Financial Statements...............................  F-46
SMS GEOTRAC, INC. FINANCIAL STATEMENTS
Report of Independent Certified Public Accountants..........  F-54
Statements of Income for the years ended June 30, 1996 and
  1997, and for the one month period ended July 31, 1997....  F-55
Statement of Shareholder's Equity for the years ended June
  30, 1996 and 1997, and for the one month period ended July
  31, 1997..................................................  F-56
Statements of Cash Flows for the years ended June 30, 1996
  and 1997, and for the one month period ended July 31,
  1997......................................................  F-57
Notes to Financial Statements...............................  F-58

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

INTRODUCTION


     The accompanying unaudited pro forma condensed consolidated statements of income for the year ended December 31, 1997 and for the nine months ended September 30, 1998 and 1997 reflect (i) the acquisition of Geotrac, Inc., which was completed in July 1998, using the purchase method of accounting as if the acquisition of Geotrac, Inc. had occurred at January 1, 1997 (ii) the new affiliated service and administrative agreements that are effective January 1, 1998 as though the new terms were in existence on January 1, 1997 and (iii) fixed asset purchases from affiliated companies, consisting of telephone equipment and computer hardware and software, to be used in operating the business, which occurred in April 1998, as if the purchase had occurred at January 1, 1997.


     The unaudited pro forma condensed consolidated statements of income are based on currently available information and do not purport to represent what the Company's results of operations would have been if the events referred to occurred on the above dates, or to project the Company's results of operations for any future periods.

     The pro forma condensed consolidated financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Geotrac," the Company's Consolidated Financial Statements, Geotrac, Inc.'s (formerly YoSystems, Inc.) Financial Statements and SMS Geotrac, Inc.'s Financial Statements.

          INSURANCE MANAGEMENT SOLUTIONS GROUP, INC. AND SUBSIDIARIES

        PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1997


                              INSURANCE
                              MANAGEMENT
                           SOLUTIONS GROUP       PRO FORMA                       PRO FORMA            PRO FORMA
                           AND SUBSIDIARIES   GEOTRAC, INC.(2)    SUB TOTAL    ADJUSTMENTS(3)       ADJUSTMENTS(4)     PRO FORMA(1)
                           ----------------   ----------------   -----------   --------------       --------------     ------------
REVENUE
  Outsourcing services...    $29,714,044        $        --      $29,714,044    $        --          $   862,756(g)    $ 30,576,800
  Flood zone
    determination
    services.............      8,791,935         14,062,665       22,854,600       (254,683)(a)               --         22,599,917
                             -----------        -----------      -----------    -----------          -----------       ------------
        Total revenues...     38,505,979         14,062,665       52,568,644       (254,683)             862,756         53,176,717
                             -----------        -----------      -----------    -----------          -----------       ------------
EXPENSES
  Cost of outsourcing
    services.............     21,988,824                 --       21,988,824             --            1,124,810(h)
                                                                                         --           (1,016,349)(i)     22,097,285
  Cost of flood zone
    determination
    services.............      4,763,723          6,042,664       10,806,387       (254,683)(a)               --         10,551,704
  Selling, general and
    administrative.......      3,026,388          2,900,281        5,926,669             --                   --          5,926,669
  Management services
    from Parent..........      2,343,866                 --        2,343,866             --                   --          2,343,866
  Deferred compensation
    (non-recurring
    item)................             --            732,795          732,795        728,069(b)                --          1,460,864
  Depreciation and
    amortization.........        683,672          1,908,276        2,591,948        252,882(c)         1,016,349(i)       3,861,179
                             -----------        -----------      -----------    -----------          -----------       ------------
                              32,806,473         11,584,016       44,390,489        726,268            1,124,810         46,241,567
                             -----------        -----------      -----------    -----------          -----------       ------------
  Operating income
    (loss)...............      5,699,506          2,478,649        8,178,155       (980,951)            (262,054)         6,935,150
  Equity in earnings of
    Geotrac, Inc.........        201,009                 --          201,009       (201,009)(d)               --                 --
  Interest expense.......       (378,660)          (824,621)      (1,203,281)      (127,500)(e)         (270,619)(j)     (1,601,400)
  Other income (non-
    recurring item)......             --          1,700,000        1,700,000             --                   --          1,700,000
                             -----------        -----------      -----------    -----------          -----------       ------------
  Income before income
    taxes................      5,521,855          3,354,028        8,875,883     (1,309,460)            (532,673)         7,033,750
  Provision (benefit) for
    income taxes.........      2,112,200          1,456,600        3,568,800       (342,200)(f)         (200,400)(k)      3,026,200
                             -----------        -----------      -----------    -----------          -----------       ------------
  Net income.............    $ 3,409,655        $ 1,897,428      $ 5,307,083    $  (967,260)         $  (332,273)      $  4,007,550
                             ===========        ===========      ===========    ===========          ===========       ============
  Net income per common
    share................    $       .34                                                                               $        .38
                             ===========                                                                               ============
  Weighted average common
    shares outstanding...     10,000,000                                                                                 10,480,515
                             ===========                                                                               ============


                            See accompanying notes.

          INSURANCE MANAGEMENT SOLUTIONS GROUP, INC. AND SUBSIDIARIES

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                        STATEMENT OF INCOME (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1997

(1) See the introduction to Pro Forma Condensed Consolidated Financial Information.

(2) Represents the historical financial statements of SMS Geotrac, Inc. and Geotrac, Inc. (formerly YoSystems, Inc.) adjusted to reflect the pro forma 1997 operations of the two entities on a calendar year basis as if Geotrac, Inc. had acquired SMS Geotrac on January 1, 1997. A summary of pro forma Geotrac, Inc. follows:

                                                                                                        PRO FORMA
                            SMS GEOTRAC, INC.       GEOTRAC, INC.                                     GEOTRAC, INC.
                            SEVEN MONTHS ENDED        YEAR ENDED                       PRO FORMA       YEAR ENDED
                              JULY 31, 1997       DECEMBER 31, 1997      SUB TOTAL    ADJUSTMENTS   DECEMBER 31, 1997
                            ------------------   --------------------   -----------   -----------   -----------------
                               (UNAUDITED)            (AUDITED)                                        (UNAUDITED)
REVENUES
  Flood zone determination
    revenue...............      $7,726,640            $6,336,025        $14,062,665   $        --      $14,062,665
                                ----------            ----------        -----------   -----------      -----------
EXPENSES
  Cost of flood zone
    determination
    services..............       3,364,107             2,678,557          6,042,664            --        6,042,664
  Selling, general and
    administrative........       1,580,847             1,319,434          2,900,281            --        2,900,281
  Deferred compensation
    (non-recurring
    item).................              --               732,795            732,795            --          732,795
  Depreciation and
    amortization..........         911,439               594,045          1,505,484       402,792(a)     1,908,276
                                ----------            ----------        -----------   -----------      -----------
         Total expenses...       5,856,393             5,324,831         11,181,224       402,792       11,584,016
                                ----------            ----------        -----------   -----------      -----------
Operating income..........       1,870,247             1,011,194          2,881,441      (402,792)       2,478,649
Interest expense..........         (48,339)             (338,391)          (386,730)     (437,891)(b)     (824,621)
Other income
  (non-recurring item)....              --             1,700,000          1,700,000            --        1,700,000
                                ----------            ----------        -----------   -----------      -----------
Income before income
  taxes...................       1,821,908             2,372,803          4,194,711      (840,683)       3,354,028
Provision for income
  taxes...................         840,900               272,000          1,112,900       343,700(c)     1,456,600
                                ----------            ----------        -----------   -----------      -----------
Net income................      $  981,008            $2,100,803        $ 3,081,811   $(1,184,383)     $ 1,897,428
                                ==========            ==========        ===========   ===========      ===========

---------------

(a) Reflect amortization of goodwill, customer contracts and deferred financing costs, assuming Geotrac, Inc. was purchased in its entirety on January 1, 1997. Following is a summary of the pro forma adjustment:

Goodwill ($8,847,119 amortized over 20 years)
  January 1, 1997 through July 31, 1997.....................  $258,041
Customer contracts ($1,600,000 amortized over 8 years)
  January 1, 1997 through July 31, 1997.....................   116,667
Deferred financing costs ($385,171 amortized over 8 years)
  January 1, 1997 through July 31, 1997.....................    28,084
                                                              --------
          Total pro forma adjustment........................  $402,792
                                                              ========

(b) Reflect interest, at a rate of 8.5%, on a promissory note, of which $8,250,000 was used as partial consideration to acquire SMS Geotrac, Inc. on July 31, 1997.
(c) Provision for income taxes is calculated at an effective tax rate of 40%.

          INSURANCE MANAGEMENT SOLUTIONS GROUP, INC. AND SUBSIDIARIES

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                 STATEMENT OF INCOME (UNAUDITED) -- (CONTINUED)

(3) The following pro forma adjustments were made to reflect the results of operations as though Geotrac, Inc. was purchased in its entirety on January 1, 1997.

     (a) Eliminate intercompany transactions between the Company and Geotrac, Inc. related to the Cross-License Agreement.

     (b) In conjunction with the acquisition, Geotrac, Inc.'s majority shareholders granted 46.45 shares of Common Stock to certain former and current employees for prior employee services rendered while employed at Geotrac. These shares were granted prior to the closing of this transaction. In accordance with the purchase agreement, the Company reacquired for $728,069 the stock held for these individuals. Accordingly, compensation expense has been reflected in Geotrac's historical financial statements in May 1998.

     (c) Reflect amortization of goodwill related to the acquisition of Geotrac, Inc. as follows:


     On July 31, 1997, the Company, through its subsidiary, BHDS, invested cash in the amount of $6,750,000 in YoSystems in exchange for 490 shares of common stock issued by YoSystems, representing a 49% equity interest. At the time of the Company's investment, YoSystems' President and his wife owned 510 shares of YoSystems' common stock, representing a 100% equity interest. In addition, at the time of the Company's contribution, YoSystems had nominal net assets. As a result of the Company's capital infusion, the net assets of YoSystems increased to approximately $6,750,000. The Company's equity share of these net assets of $6,750,000 equated to $3,307,500 (49% X $6,750,000), with the remainder of the
Company's investment of $3,442,500 ($6,750,000 - $3,307,500) representing goodwill.



     On July 31, 1997, YoSystems concurrently acquired all of the issued and outstanding shares of capital stock of SMS Geotrac, Inc. SMS Geotrac, Inc. merged into YoSystems, with YoSystems becoming the surviving entity, which then changed its name to Geotrac, Inc. YoSystems entered into a term note for $8,750,000 to provide additional funds required to fund the total purchase price of $15,000,000.


     In July 1998, the Company acquired the remaining 51% of the outstanding shares of Geotrac, Inc.'s common stock for a total consideration of $7,994,250 consisting of:


480,515 shares of the Company's Common Stock valued at
     $12.00 per
     share (the estimated initial public offering price)....  $5,766,181
Promissory note.............................................   1,500,000
Short-term obligation paid in December 1998.................     728,069
                                                              ----------
                                                              $7,994,250
                                                              ==========


     Following the Company's acquisition of the remaining 51% of Geotrac, Inc., Geotrac, Inc. was merged into BHDS, with BHDS as the surviving company, which simultaneously changed its name to Geotrac of America, Inc.

     The acquisition of the remaining 51% of the outstanding shares of Geotrac, Inc. has increased the Company's total investment in Geotrac, Inc. to $15,272,512 at July 1, 1998, consisting of:

Original July 31, 1997 investment...........................  $ 6,750,000
August 1, 1997 - July 30, 1998, 49% share in Geotrac's net
     income,
     net of amortization of goodwill of approximately
     $158,000...............................................      528,262
Additional July 1, 1998 investment..........................    7,994,250
                                                              -----------
                                                              $15,272,512
                                                              ===========

          INSURANCE MANAGEMENT SOLUTIONS GROUP, INC. AND SUBSIDIARIES

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                 STATEMENT OF INCOME (UNAUDITED) -- (CONTINUED)

     The recording of the Company's additional 51% interest in Geotrac, Inc. and the elimination of the investment in Geotrac, Inc. account through the consolidation process at July 1, 1998 results in the recognition of consolidated goodwill of $14,933,247 and net assets of $339,265 recorded at estimated fair values as follows:

                                                              JULY 1, 1998
                                                              -------------
Current assets..............................................   $ 5,968,680
Property and equipment......................................     3,305,740
Customer contracts..........................................     1,416,667
Other assets................................................       299,065
Current liabilities.........................................    (3,453,093)
Long-term obligations.......................................    (7,197,794)
                                                               -----------
Net assets acquired.........................................       339,265
Goodwill....................................................    14,933,247
                                                               -----------
                                                               $15,272,512
                                                               ===========

     The goodwill of $14,933,247 includes the unamortized goodwill of $3,284,719 at June 30, 1998, previously recorded when the 49% interest was acquired July 31, 1997. Goodwill is amortized using the straight-line method over twenty years, the estimated period of benefit. Customer contracts are amortized using the straight-line method over seven years, which does not materially differ from the underlying contract lives.

     For pro forma purposes, the adjustment to reflect amortization of consolidated goodwill is as follows:

Annual amortization calculated ($15,000,000 divided by 20
     years).................................................  $750,000
Less amortization reflected in:
  Company's historical records..............................   (71,719)
  Geotrac's pro forma.......................................  (442,356)
  Other.....................................................    16,957
                                                              --------
          Total pro forma adjustment........................  $252,882
                                                              ========

     (d) Eliminate the equity in earnings of Geotrac, Inc. which has been reflected historically on the equity method of accounting.

     (e) Reflect interest, at a rate of 8.5%, on a $1,500,000 promissory note issued as partial purchase consideration for the acquisition of the remaining 51% interest in Geotrac, Inc. in July 1998.

     (f) Reflect the income tax effect of the Company and Geotrac, Inc., recognizing the following pro forma adjustments:

Total pro forma adjustments before income taxes.............  $(1,309,000)
Equity in earnings..........................................      201,000
Non-deductible goodwill amortization........................      253,000
                                                              -----------
Additional taxable loss.....................................  $  (855,000)
                                                              ===========

    Since the above items relate to Geotrac, Inc., its statutory rate of approximately 40% was used to calculate the income tax effect.

          INSURANCE MANAGEMENT SOLUTIONS GROUP, INC. AND SUBSIDIARIES

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                 STATEMENT OF INCOME (UNAUDITED) -- (CONTINUED)

(4) The following pro forma adjustments were made to reflect the results of operations for the year ended December 31, 1997 under the Company's new service agreements, which were effective January 1, 1998:

     (g) Reflects outsourcing revenues based on the revised policy and claims administration agreements adopted January 1, 1998. The adjustment reflects (i) a change in the service fee percentage charged for policy administration for certain lines of business, (ii) a change in the claims service fee from a cost reimbursement basis to percentage of earned premium for certain lines of business, (iii) a change in the claims service fee from a percentage of direct incurred losses to a percentage of direct earned premium for certain lines of business, and
         (iv) claims administration revenue related to the Florida Automobile Joint Underwriting Association ("FAJUA") and the Florida Residential Property and Casualty Joint Underwriting Association ("FRPCJUA"). The FAJUA and FRPCJUA contracts are currently in run-off and were charged on a cost reimbursement basis during 1997. Also included is a pro forma adjustment to reflect a deferral of claims service fee income based on the 1998 service agreement as claims service fees are being charged on an earned premium basis, which is in advance of the total claims expense that will be recognized by the Company.

     (h) Reflects additional claims adjustment expenses that would have been recognized by the Company during 1997 had it operated under the provisions of the 1998 service agreements. Such expenses were previously passed through to the affiliated companies under the 1997 service agreements.

     (i) Reclassify amounts previously charged to the Company related to fixed assets that were owned by affiliated companies and purchased at their net book value by the Company.

     (j) Reflect interest, at a rate of 8.5%, on two promissory notes entered into to fund equipment purchases from affiliated companies.

     (k) Represents the income tax effects on the year ended December 31, 1997 pro forma adjustments at the statutory rate of 37.63%.

(5) The following is provided for informational purposes only:

     (A) As a result of the acquisition of Geotrac, in July 1998 the Company wrote-off (charged to expense) approximately $123,000 of duplicate database costs.

     (B) Effective January 1, 1998, the Company began servicing its affiliated companies automobile lines of insurance under its servicing agreements. Had this servicing commenced January 1, 1997, outsourcing service revenue and cost of outsourcing services would have increased by approximately $2,670,000 and $2,472,000, respectively, for the year ended December 31, 1997.

          INSURANCE MANAGEMENT SOLUTIONS GROUP, INC. AND SUBSIDIARIES

        PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998


                                                     INSURANCE
                                                     MANAGEMENT
                                                     SOLUTIONS
                                                     GROUP AND       PRO FORMA
                                                    SUBSIDIARIES   ADJUSTMENTS(2)   PRO FORMA(1)
                                                    ------------   --------------   ------------
REVENUE
  Outsourcing services............................  $27,507,410      $      --       $27,507,410
  Flood zone determination services...............   19,865,141             --        19,865,141
                                                    -----------      ---------       -----------
          Total revenues..........................   47,372,551             --        47,372,551
                                                    -----------      ---------       -----------
EXPENSES
  Cost of outsourcing services....................   19,813,902       (282,015)(a)    19,531,887
  Cost of flood zone determination services.......    8,524,121             --         8,524,121
  Selling, general and administrative.............    5,705,077             --         5,705,077
  Deferred compensation (non-recurring item)......      728,069       (728,069)(b)            --
  Management services from Parent.................    2,506,321             --         2,506,321
  Depreciation and amortization...................    2,981,179        282,015 (a)
                                                                        76,237 (c)     3,339,431
                                                    -----------      ---------       -----------
                                                     40,258,669       (651,832)       39,606,837
                                                    -----------      ---------       -----------
Operating income..................................    7,113,882        651,832         7,765,714
Interest income...................................      307,905             --           307,905
Interest expense..................................   (1,653,165)       (63,750)(d-1)
                                                                       (64,177)(d-2)  (1,781,092)
Minority interest.................................     (472,803)       472,803 (e)            --
                                                    -----------      ---------       -----------
Income before income taxes........................    5,295,819        996,708         6,292,527
Provision for income taxes........................    2,388,400        240,100 (f)     2,628,500
                                                    -----------      ---------       -----------
Net income........................................  $ 2,907,419      $ 756,608       $ 3,664,027
                                                    ===========      =========       ===========
Net income per common share.......................  $       .29                      $       .35
                                                    ===========                      ===========
Weighted average common shares outstanding........   10,161,932                       10,480,515
                                                    ===========                      ===========


                            See accompanying notes.

                               NOTES TO PRO FORMA

             CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

(1) See the introduction to Pro Forma Condensed Consolidated Financial Information.

(2) The following pro forma adjustments were made to reflect the results of operations as though Geotrac was purchased in its entirety on January 1, 1997.

(a) Reclassify amounts previously charged to the Company related to fixed assets that were owned by affiliated companies and purchased at their net book value by the Company.

(b) Reversal of compensation expense reflected in Geotrac's historical financial statements during the nine months ended September 30, 1998. This compensation expense arose prior to the closing of Geotrac and is reflected in the Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 1997. See Note (3)(b) to the Company's Pro Forma Condensed Consolidated Statement of Income (unaudited) for the year ended December 31, 1997.

(c) Reflects amortization of goodwill assuming Geotrac was purchased in its entirety on January 1, 1997. Following is a summary of the pro forma adjustment:

Nine months amortization calculated ($15,000,000 divided by
  240 months multiplied by 9 months)........................  $562,500
Less amortization reflected in the Company's records........  (498,976)
Other.......................................................    12,713
                                                              --------
Total pro forma adjustment..................................  $ 76,237
                                                              ========

(d-1) Reflect interest, at a rate of 8.5%, on a $1,500,000 promissory note issued as partial purchase consideration for the acquisition of the remaining 51% interest in Geotrac, Inc.

(d-2) Reflect interest, at a rate of 8.5%, on two promissory notes entered into on April 1, 1998 to fund equipment purchases from affiliated companies.

(e) Eliminate the minority interest, which represents net income earned by the former majority shareholder prior to the Company's acquisition of the remaining 51% of Geotrac.

(f) Represents the income tax effects on the nine months ended September 30, 1998 pro forma adjustments, not including the minority interest of $472,803 and non-deductible goodwill amortization of $76,237, at the statutory rate of 40%.

(3)   The following is provided for informational purposes only:

      Prior to July 31, 1998, the Company, as a wholly-owned subsidiary, was included in its Parent's consolidated income tax return, subject to a tax sharing and allocation agreement with its affiliates. As the Company's Parent now owns less than 80% of the Company's Common Stock, the Company is a separate tax paying entity. The change in income tax reporting status does not result in a pro forma adjustment herein as the Company's income tax provision has historically been determined on a separate return basis.

          INSURANCE MANAGEMENT SOLUTIONS GROUP, INC. AND SUBSIDIARIES

        PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997


                              INSURANCE
                              MANAGEMENT
                           SOLUTIONS GROUP       PRO FORMA                       PRO FORMA            PRO FORMA
                           AND SUBSIDIARIES   GEOTRAC, INC.(2)    SUB TOTAL    ADJUSTMENTS(3)       ADJUSTMENTS(4)     PRO FORMA(1)
                           ----------------   ----------------   -----------   --------------       --------------     ------------
REVENUE
  Outsourcing services...    $22,176,943        $        --      $22,176,943    $        --          $   936,270(f)    $ 23,113,213
  Flood zone
    determination
    services.............      6,582,012         10,329,835       16,911,847             --                   --         16,911,847
                             -----------        -----------      -----------    -----------          -----------       ------------
        Total revenues...     28,758,955         10,329,835       39,088,790             --              936,270         40,025,060
                             -----------        -----------      -----------    -----------          -----------       ------------
EXPENSES
  Cost of outsourcing
    services.............     16,528,033                 --       16,528,033             --              880,717(g)
                                                                                         --             (762,260)(h)     16,646,490
  Cost of flood zone
    determination
    services.............      3,361,144          4,299,032        7,660,176             --                   --          7,660,176
  Selling, general and
    administrative.......      2,240,930          2,318,897        4,559,827             --                   --          4,559,827
  Management services
    from Parent..........      1,757,898                 --        1,757,898             --                   --          1,757,898
  Deferred compensation
    (non-recurring
    item)................             --            732,795          732,795        728,069(a)                --          1,460,864
  Depreciation and
    amortization.........        443,062          1,549,908        1,992,970        214,762(b)           762,260(h)       2,969,992
                             -----------        -----------      -----------    -----------          -----------       ------------
                              24,331,067          8,900,632       33,231,699        942,831              880,717         35,055,247
                             -----------        -----------      -----------    -----------          -----------       ------------
  Operating income
    (loss)...............      4,427,888          1,429,203        5,857,091       (942,831)              55,553          4,969,813
  Equity in earnings
    (loss) of Geotrac,
    Inc..................        (32,325)                --          (32,325)        32,325(c)                --                 --
  Interest expense.......       (223,309)          (638,882)        (862,191)       (95,625)(d)         (202,964)(i)     (1,160,780)
  Other income (non-
    recurring item)......             --          1,700,000        1,700,000             --                   --          1,700,000
                             -----------        -----------      -----------    -----------          -----------       ------------
  Income before income
    taxes................      4,172,254          2,490,321        6,662,575     (1,006,131)            (147,411)         5,509,033
  Provision (benefit) for
    income taxes.........      1,644,700          1,108,650        2,753,350       (329,500)(e)          (55,470)(j)      2,368,380
                             -----------        -----------      -----------    -----------          -----------       ------------
  Net income.............    $ 2,527,554        $ 1,381,671      $ 3,909,225    $  (676,631)         $   (91,941)      $  3,140,653
                             ===========        ===========      ===========    ===========          ===========       ============
  Net income per common
    share................    $       .25                                                                               $        .30
                             ===========                                                                               ============
  Weighted average common
    shares outstanding...     10,000,000                                                                                 10,480,515
                             ===========                                                                               ============


                            See accompanying notes.

          INSURANCE MANAGEMENT SOLUTIONS GROUP, INC. AND SUBSIDIARIES

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                        STATEMENT OF INCOME (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

(1) See the introduction to Pro Forma Condensed Consolidated Financial Information.

(2) Represents the historical financial statements of SMS Geotrac, Inc. and Geotrac, Inc. (formerly YoSystems, Inc.) adjusted to reflect the pro forma 1997 operations of the two entities for the nine months ended September 30, 1997 as if Geotrac, Inc. had acquired SMS Geotrac on January 1, 1997. A summary of pro forma Geotrac, Inc. follows:

                                                                                                        PRO FORMA
                           SMS GEOTRAC, INC.        GEOTRAC, INC.                                     GEOTRAC, INC.
                           SEVEN MONTHS ENDED     NINE MONTHS ENDED                    PRO FORMA    NINE MONTHS ENDED
                             JULY 31, 1997      SEPTEMBER 30, 1997(D)    SUB TOTAL    ADJUSTMENTS   SEPTEMBER 30, 1997
                           ------------------   ---------------------   -----------   -----------   ------------------
                              (UNAUDITED)            (UNAUDITED)                                       (UNAUDITED)
REVENUES
  Flood zone
    determination
    revenue..............      $7,726,640            $2,603,195         $10,329,835   $        --      $10,329,835
                               ----------            ----------         -----------   -----------      -----------
EXPENSES
  Cost of flood zone
    determination
    services.............       3,364,107               934,925           4,299,032            --        4,299,032
  Selling, general and
    administrative.......       1,580,847               738,050           2,318,897            --        2,318,897
  Deferred compensation
    (non-recurring
    item)................              --               732,795             732,795            --          732,795
  Depreciation and
    amortization.........         911,439               235,677           1,147,116       402,792(a)     1,549,908
                               ----------            ----------         -----------   -----------      -----------
         Total
           expenses......       5,856,393             2,641,447           8,497,840       402,792        8,900,632
                               ----------            ----------         -----------   -----------      -----------
Operating income
  (loss).................       1,870,247               (38,252)          1,831,995      (402,792)       1,429,203
Interest expense.........         (48,339)             (152,652)           (200,991)     (437,891)(b)     (638,882)
Other income (non-
  recurring item)........              --             1,700,000           1,700,000            --        1,700,000
                               ----------            ----------         -----------   -----------      -----------
Income before income
  taxes..................       1,821,908             1,509,096           3,331,004      (840,683)       2,490,321
Provision (benefit) for
  income taxes...........         840,900               (75,950)            764,950       343,700(c)     1,108,650
                               ----------            ----------         -----------   -----------      -----------
Net income...............      $  981,008            $1,585,046         $ 2,566,054   $(1,184,383)     $ 1,381,671
                               ==========            ==========         ===========   ===========      ===========

---------------

(a) Reflect amortization of goodwill, customer contracts and deferred financing costs, assuming Geotrac, Inc. was purchased in its entirety on January 1, 1997. Following is a summary of the pro forma adjustment:

Goodwill ($8,847,119 amortized over 20 years)
  January 1, 1997 through July 31, 1997.....................  $258,041
Customer contracts ($1,600,000 amortized over 8 years)
  January 1, 1997 through July 31, 1997.....................   116,667
Deferred financing costs ($385,171 amortized over 8 years)
  January 1, 1997 through July 31, 1997.....................    28,084
                                                              --------
          Total pro forma adjustment........................  $402,792
                                                              ========

(b) Reflect interest, at a rate of 8.5%, on a promissory note, of which $8,250,000 was used as partial consideration to acquire SMS Geotrac, Inc. on July 31, 1997.
(c) Provision for income taxes is calculated at an effective tax rate of 40%.
(d) The results of operations for Geotrac, Inc. for the nine months ended September 30, 1997 were derived from Geotrac's audited statement of operations for the year ended December 31, 1997 (included

          INSURANCE MANAGEMENT SOLUTIONS GROUP, INC. AND SUBSIDIARIES

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                 STATEMENT OF INCOME (UNAUDITED) -- (CONTINUED)

    elsewhere herein) and from Geotrac's unaudited statement of operations for the quarter ended December 31, 1997 (not included in this prospectus). Following is a summary of the calculation:

                                  GEOTRAC, INC.       GEOTRAC, INC.       GEOTRAC, INC.
                                   YEAR ENDED         QUARTER ENDED     NINE MONTHS ENDED
                                DECEMBER 31, 1997   DECEMBER 31, 1997   SEPTEMBER 30, 1997
                                -----------------   -----------------   ------------------
                                    (AUDITED)          (UNAUDITED)         (UNAUDITED)
Total revenues................     $6,336,025          $3,732,830           $2,603,195
Total expenses................      5,324,831           2,683,384            2,641,447
Other income (expense), net...      1,361,609            (185,739)           1,547,348
Net income....................      2,100,803             515,757            1,585,046

(3) The following pro forma adjustments were made to reflect the results of operations as though Geotrac, Inc. was purchased in its entirety on January 1, 1997.

     (a) In conjunction with the acquisition, Geotrac, Inc.'s majority shareholders granted 46.45 shares of Common Stock to certain former and current employees for prior employee services rendered while employed at Geotrac. These shares were granted prior to the closing of this transaction. In accordance with the purchase agreement, the Company reacquired for $728,069 the stock held for these individuals. Accordingly, compensation expense has been reflected in Geotrac's historical financial statements in May 1998.

     (b) Reflect amortization of consolidated goodwill related to the acquisition of Geotrac, Inc. as follows:

Nine months of amortization calculated ($15,000,000 divided
  by 240 months multiplied by 9 months).....................  $562,500
Less amortization reflected in:
     Company's historical records...........................   (28,688)
     Geotrac's pro forma....................................  (331,763)
     Other..................................................    12,713
                                                              --------
          Total pro forma adjustment........................  $214,762
                                                              ========

     (c) Eliminate the equity in earnings (loss) of Geotrac, Inc. which has been reflected historically using the equity method of accounting.

     (d) Reflect interest, at a rate of 8.5%, on a $1,500,000 promissory note issued as partial purchase consideration for the acquisition of the remaining 51% interest in Geotrac, Inc. in July 1998.

     (e) Reflect the income tax effect of the Company and Geotrac, Inc., recognizing the following pro forma adjustments:

Total pro forma adjustments before income taxes.............  $(1,006,131)
Equity in earnings (loss) of Geotrac, Inc...................      (32,325)
Non-deductible goodwill amortization........................      214,762
                                                              -----------
Additional taxable loss.....................................  $  (823,694)
                                                              ===========

        Since the above items relate to Geotrac, Inc., its statutory rate of approximately 40% was used to calculate the income tax effect.

          INSURANCE MANAGEMENT SOLUTIONS GROUP, INC. AND SUBSIDIARIES

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                 STATEMENT OF INCOME (UNAUDITED) -- (CONTINUED)

(4) The following pro forma adjustments were made to reflect the results of operations for the nine months ended September 30, 1997 under the Company's new service agreements, which were effective January 1, 1998:

     (f) Reflects outsourcing revenues based on the revised policy and claims administration agreements adopted January 1, 1998. The adjustment reflects (i) a change in the service fee percentage charged for policy administration for certain lines of business, (ii) a change in the claims service fee from a cost reimbursement basis to percentage of earned premium for certain lines of business, (iii) a change in the claims service fee from a percentage of direct incurred losses to a percentage of direct earned premium for certain lines of business, and
         (iv) claims administration revenue related to the Florida Automobile Joint Underwriting Association ("FAJUA") and the Florida Residential Property and Casualty Joint Underwriting Association ("FRPCJUA"). The FAJUA and FRPCJUA contracts are currently in run-off and were charged on a cost reimbursement basis during 1997. Also included is a pro forma adjustment to reflect a deferral of claims service fee income based on the 1998 service agreement as claims service fees are being charged on an earned premium basis, which is in advance of the total claims expense that will be recognized by the Company.

     (g) Reflects additional claims adjustment expenses that would have been recognized by the Company during 1997 had it operated under the provisions of the 1998 service agreements. Such expenses were previously passed through to the affiliated companies under the 1997 service agreements.

     (h) Reclassify amounts previously charged to the Company related to fixed assets that were owned by affiliated companies and purchased at their net book value by the Company.

     (i) Reflect interest, at a rate of 8.5%, on two promissory notes entered into to fund equipment purchases from affiliated companies.

     (j) Represents the income tax effects on the nine months ended September 30, 1997 pro forma adjustments at the statutory rate of 37.63%.

(5) The following is provided for informational purposes only:

     (A) As a result of the acquisition of Geotrac, in July 1998 the Company wrote-off (charged to expense) approximately $123,000 of duplicate database costs.

     (B) Effective January 1, 1998, the Company began servicing its affiliated companies automobile lines of insurance under its servicing agreements. Had this servicing commenced January 1, 1997, outsourcing service revenue and cost of outsourcing services would have increased by approximately $2,147,000 and $1,898,000, respectively, for the nine months ended September 30, 1997.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
Insurance Management Solutions Group, Inc.

     We have audited the accompanying consolidated balance sheets of Insurance Management Solutions Group, Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Insurance Management Solutions Group, Inc. and subsidiaries as of December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          GRANT THORNTON LLP

Tampa, Florida
May 29, 1998
(Except for Notes 1 and 3, and paragraph three of Note 2 as to which the date is July 31, 1998, and December 17, 1998, respectively.)

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                 DECEMBER 31,
                                                           ------------------------   SEPTEMBER 30,
                                                              1996         1997           1998
                                                           ----------   -----------   -------------
                                                                                       (UNAUDITED)
                         ASSETS
CURRENT ASSETS
  Cash and cash equivalents..............................  $       --   $   115,070    $ 3,550,338
  Accounts receivable, net...............................     894,323     1,218,741      3,892,290
  Due from affiliates....................................     903,789     8,834,733      6,120,773
  Note and interest receivable -- affiliate..............          --            --      5,163,881
  Prepaid expenses and other assets......................      63,119       108,150        828,026
                                                           ----------   -----------    -----------
          Total current assets...........................   1,861,231    10,276,694     19,555,308
PROPERTY AND EQUIPMENT, net..............................   1,446,376     2,331,336      8,792,238
INVESTMENT IN GEOTRAC, INC...............................          --     6,879,291             --
OTHER ASSETS
  Goodwill, net..........................................          --            --     14,711,079
  Customer contracts, net................................          --            --      1,366,667
  Deferred tax assets....................................     128,700            --      1,659,665
  Other..................................................       4,935        44,384        935,929
                                                           ----------   -----------    -----------
          Total assets...................................  $3,441,242   $19,531,705    $47,020,886
                                                           ==========   ===========    ===========
          LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Current portion of long-term debt......................  $  315,500   $ 1,522,822    $ 3,066,325
  Current portion of notes and interest
     payable -- affiliates...............................          --            --     10,329,861
  Note payable...........................................     600,000       600,000             --
  Accounts payable, trade................................      53,519       271,165        705,249
  Due to affiliates......................................      26,303     2,889,212        802,432
  Employee related accrued expenses......................     570,312     1,850,553      2,337,101
  Other accrued expenses.................................     241,257       596,424      1,768,328
  Income taxes payable...................................     472,729     2,239,058      4,615,473
  Deferred compensation..................................          --            --        692,461
  Deferred revenue.......................................       6,811       455,827        207,308
                                                           ----------   -----------    -----------
          Total current liabilities......................   2,286,431    10,425,061     24,524,538
LONG-TERM DEBT, less current portion.....................     894,475     2,186,653      8,216,139
NOTES PAYABLE -- AFFILIATES, less current portion........          --            --      5,891,377
DEFERRED REVENUE.........................................          --            --        645,241
COMMITMENTS AND CONTINGENCIES
PREFERRED STOCK OF SUBSIDIARY............................          --     6,750,000             --
SHAREHOLDERS' EQUITY
  Preferred Stock, $.01 par value; 20,000,000 shares
     authorized, no shares issued and outstanding........          --            --             --
  Common Stock, $.01 par value; 100,000,000 shares
     authorized, 10,000,000 shares at December 31, 1996
     and 1997, and 10,480,515 shares at September 30,
     1998 issued and outstanding.........................     100,000       100,000        104,805
  Additional paid-in capital.............................     160,336        69,991      5,831,367
  Retained earnings......................................          --            --      1,807,419
                                                           ----------   -----------    -----------
          Total shareholders' equity.....................     260,336       169,991      7,743,591
                                                           ----------   -----------    -----------
          Total liabilities and shareholders' equity.....  $3,441,242   $19,531,705    $47,020,886
                                                           ==========   ===========    ===========


 The accompanying notes are an integral part of these consolidated statements.

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME


                                                                                          NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                            ---------------------------------------   -------------------------
                                               1995          1996          1997          1997          1998
                                            -----------   -----------   -----------   -----------   -----------
                                                                                             (UNAUDITED)
REVENUES
  Outsourcing services -- affiliated......  $ 3,443,628   $ 4,787,772   $29,114,601   $21,738,733   $26,614,949
  Outsourcing services....................           --       337,458       599,443       438,210       892,461
  Flood zone determination services.......    4,886,946     7,291,031     7,763,576     5,884,640    18,800,574
  Flood zone determination
    services -- affiliated................      239,980       414,209     1,028,359       697,372     1,064,567
                                            -----------   -----------   -----------   -----------   -----------
         Total revenues...................    8,570,554    12,830,470    38,505,979    28,758,955    47,372,551
                                            -----------   -----------   -----------   -----------   -----------
EXPENSES
  Cost of outsourcing services............    2,954,766     3,895,801    21,988,824    16,528,033    19,813,902
  Cost of flood zone determination
    services..............................    3,415,023     5,362,154     4,763,723     3,361,144     8,524,121
  Selling, general and administrative.....      804,003     1,121,467     3,026,388     2,240,930     5,705,077
  Management services from Parent.........      724,904     1,053,546     2,343,866     1,757,898     2,506,321
  Deferred compensation (non-recurring
    item).................................           --            --            --            --       728,069
  Depreciation and amortization...........      184,155       309,188       683,672       443,062     2,981,179
                                            -----------   -----------   -----------   -----------   -----------
         Total expenses...................    8,082,851    11,742,156    32,806,473    24,331,067    40,258,669
                                            -----------   -----------   -----------   -----------   -----------
OPERATING INCOME..........................      487,703     1,088,314     5,699,506     4,427,888     7,113,882
                                            -----------   -----------   -----------   -----------   -----------
EQUITY IN EARNINGS (LOSS) OF GEOTRAC,
  INC. ...................................           --            --       201,009       (32,325)           --
                                            -----------   -----------   -----------   -----------   -----------
MINORITY INTEREST.........................           --            --            --            --      (472,803)
OTHER INCOME (EXPENSE):
  Interest income.........................           --            --            --            --       307,905
  Interest expense........................      (71,493)      (75,350)     (378,660)     (223,309)   (1,653,165)
                                            -----------   -----------   -----------   -----------   -----------
         Total other income (expense).....      (71,493)      (75,350)     (378,660)     (223,309)   (1,345,260)
INCOME BEFORE PROVISION FOR INCOME
  TAXES...................................      416,210     1,012,964     5,521,855     4,172,254     5,295,819
PROVISION FOR INCOME TAXES................      162,400       396,000     2,112,200     1,644,700     2,388,400
                                            -----------   -----------   -----------   -----------   -----------
NET INCOME................................  $   253,810   $   616,964   $ 3,409,655   $ 2,527,554   $ 2,907,419
                                            ===========   ===========   ===========   ===========   ===========
NET INCOME PER COMMON SHARE...............  $       .03   $       .06   $       .34   $       .25   $       .29
                                            ===========   ===========   ===========   ===========   ===========
Weighted average common shares
  outstanding.............................   10,000,000    10,000,000    10,000,000    10,000,000    10,161,932
                                            ===========   ===========   ===========   ===========   ===========


 The accompanying notes are an integral part of these consolidated statements.

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY


                                                            ADDITIONAL    RETAINED
                                                  COMMON     PAID-IN      EARNINGS
                                                  STOCK      CAPITAL      (DEFICIT)       TOTAL
                                                 --------   ----------   -----------   -----------
Balance at January 1, 1995.....................  $100,000   $   91,000   $   (66,138)  $   124,862
  Capital contribution from Parent.............        --      150,000            --       150,000
  Net income...................................        --           --       253,810       253,810
                                                 --------   ----------   -----------   -----------
Balance at December 31, 1995...................   100,000      241,000       187,672       528,672
  Capital contribution from Parent.............        --      114,700            --       114,700
  Cash dividends to Parent.....................        --     (195,364)     (804,636)   (1,000,000)
  Net income...................................        --           --       616,964       616,964
                                                 --------   ----------   -----------   -----------
Balance at December 31, 1996...................   100,000      160,336            --       260,336
  Cash dividends to Parent.....................        --      (90,345)   (3,409,655)   (3,500,000)
  Net income...................................        --           --     3,409,655     3,409,655
                                                 --------   ----------   -----------   -----------
Balance at December 31, 1997...................   100,000       69,991            --       169,991
  Cash dividends to Parent (unaudited).........        --           --    (1,100,000)   (1,100,000)
  Issuance of Common Stock as partial
     consideration for the acquisition of
     Geotrac, Inc. (Note 3) (unaudited)........     4,805    5,761,376            --     5,766,181
  Net income (unaudited).......................        --           --     2,907,419     2,907,419
                                                 --------   ----------   -----------   -----------
Balance at September 30, 1998 (unaudited)......  $104,805   $5,831,367   $ 1,807,419   $ 7,743,591
                                                 ========   ==========   ===========   ===========


  The accompanying notes are an integral part of this consolidated statement.

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                              -------------------------------------   -------------------------
                                                1995         1996          1997          1997          1998
                                              ---------   -----------   -----------   -----------   -----------
                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................  $ 253,810   $   616,964   $ 3,409,655   $ 2,527,554   $ 2,907,419
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation and amortization...........    184,155       309,188       683,672       443,062     2,981,179
    Depreciation and amortization of Geotrac
      prior to July 1998 acquisition........         --            --            --            --      (712,990)
    Loss on disposal of property and
      equipment.............................      7,124        72,726         2,329            --        37,914
    Equity in (earnings) loss of Geotrac,
      Inc...................................         --            --      (201,009)       32,325      (485,034)
    Deferred income taxes, net..............     (4,200)     (119,800)      131,000        42,300    (1,074,665)
    Changes in assets and liabilities:
      Accounts receivable...................   (379,694)     (179,713)     (324,418)     (517,611)     (474,170)
      Prepaid expenses and other current
         assets.............................     (7,075)      (11,751)      (45,031)     (353,781)     (542,464)
      Other assets..........................         --        (4,935)      (40,394)      (31,377)        6,279
      Accounts payable, trade...............    290,755      (301,090)      217,646         6,577       125,587
      Employee related accrued expenses.....    196,858       136,210     1,280,241       723,662      (163,486)
      Other accrued expenses................    147,516        79,591       352,867        (5,072)      696,250
      Income taxes payable..................    137,127       365,515     1,766,329     1,575,996     2,172,415
      Deferred revenue......................      4,861          (153)      449,016       406,494       319,369
                                              ---------   -----------   -----------   -----------   -----------
         Net cash provided by operating
           activities.......................    831,237       962,752     7,681,903     4,850,129     5,793,603
                                              ---------   -----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Geotrac, cash acquired.....         --            --            --            --     2,797,008
  Cash investment in Geotrac, Inc...........         --            --    (6,750,000)   (6,750,000)           --
  Purchases of property and equipment.......   (464,048)   (1,011,807)   (1,498,298)     (993,505)     (825,358)
                                              ---------   -----------   -----------   -----------   -----------
         Net cash provided by (used in)
           investing activities.............   (464,048)   (1,011,807)   (8,248,298)   (7,743,505)    1,971,650
                                              ---------   -----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under line of credit.......    213,000            --            --            --            --
  Proceeds from issuance of Preferred Stock
    of Subsidiary...........................         --            --     6,750,000     6,750,000            --
  Proceeds from the issuance of debt........         --     1,054,000     2,815,000            --            --
  Repayment of debt.........................   (122,000)     (122,025)     (315,500)     (236,640)   (2,798,665)
  Cash dividends paid to Parent.............         --    (1,000,000)   (3,500,000)           --    (1,100,000)
  Capital contribution from Parent..........    150,000       114,700            --            --            --
  Net advances to (from) affiliates.........   (573,847)      (34,886)   (5,068,035)   (3,338,410)      183,476
  Deferred offering costs...................         --            --            --            --      (614,796)
                                              ---------   -----------   -----------   -----------   -----------
         Net cash provided by (used in)
           financing activities.............   (332,847)       11,789       681,465     3,174,950    (4,329,985)
                                              ---------   -----------   -----------   -----------   -----------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...............................     34,342       (37,266)      115,070       281,574     3,435,268
CASH AND CASH EQUIVALENTS, beginning of
  period....................................      2,924        37,266            --            --       115,070
                                              ---------   -----------   -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, end of period....  $  37,266   $        --   $   115,070   $   281,574   $ 3,550,338
                                              =========   ===========   ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  ACTIVITIES:
  Cash paid for:
    Interest................................  $  71,493   $    75,350   $   149,345   $   111,685   $   819,754
                                              =========   ===========   ===========   ===========   ===========
    Income taxes............................  $  50,000   $   150,290   $   214,743   $        --   $   675,000
                                              =========   ===========   ===========   ===========   ===========

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.


                                AND SUBSIDIARIES



              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)


                                                                                          NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                              -------------------------------------   -------------------------
                                                1995         1996          1997          1997          1998
                                              ---------   -----------   -----------   -----------   -----------
                                                                                             (UNAUDITED)
SUPPLEMENTAL DISCLOSURES OF NON-CASH
  INVESTING AND FINANCING ACTIVITIES:
    Purchase of fixed assets by issuance of
      debt (including capital lease
      obligations)..........................  $      --   $        --   $        --   $        --   $ 4,265,639
                                              =========   ===========   ===========   ===========   ===========
    Repurchase of Preferred Stock of
      Subsidiary for issuance of note.......  $      --   $        --   $        --   $        --   $ 6,750,000
                                              =========   ===========   ===========   ===========   ===========
    Purchase of 51% interest in net assets
      of Geotrac, Inc.:
         Total consideration consists of:
             Common Stock...................                                                        $ 5,766,181
             Promissory note................                                                          1,500,000
             Short-term obligation..........                                                            728,069
                                                                                                    -----------
                                                                                                      7,994,250
                                                                                                    ===========
             Fair value of assets
               acquired.....................                                                         10,990,152
             Liabilities assumed............                                                         10,650,887
                                                                                                    -----------
             Net assets.....................                                                            339,265
             Goodwill.......................                                                         14,933,247
                                                                                                    -----------
                                                                                                     15,272,512
                                                                                                    ===========

 The accompanying notes are an integral part of these consolidated statements.

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  DESCRIPTION OF ORGANIZATION AND BUSINESS

     Insurance Management Solutions Group, Inc. ("IMSG") is a holding company that was incorporated in the State of Florida in December 1996 by its Parent, Bankers Insurance Group ("BIG" or the "Parent"), which contributed to IMSG two of its wholly-owned operating subsidiaries, Insurance Management Solutions, Inc. ("IMS") and Bankers Hazard Determination Services, Inc. ("BHDS"), which were previously formed in August 1991 and June 1988, respectively. In July 1997, the Company acquired a 49% interest in Geotrac, Inc. and, in July 1998 acquired the remaining 51% interest. Geotrac was subsequently merged into BHDS with the surviving Company being known as Geotrac of America, Inc. ("Geotrac of America"). In September 1998, IMS Direct, Inc. was formed as a wholly-owned subsidiary of IMSG (see Note 12). IMSG, IMS, IMS Direct and Geotrac of America are hereinafter collectively known as the "Company".

     On July 31, 1998, BIG sold 2,050,000 shares of the issued and outstanding common shares it held in IMSG to Venture Capital Corporation, a Cayman Islands company. See Note 12 for further discussion.

     The Company operates in two major business segments: providing outsourcing services to the property and casualty insurance industry with an emphasis on flood insurance; and providing flood zone determinations primarily to insurance companies and financial institutions. The Company's outsourcing services, which are provided by IMS, include policy and claims administration (policy issuance, billing and collection functions, claims adjusting and processing) and information technology services. The Company's flood zone determination services are provided by Geotrac of America.

     Prior to 1997, the Company's outsourcing services principally related to information technology services provided to BIG and its other affiliates on a cost reimbursement basis. Commencing in 1997, the Company also provided, on a fee basis, policy and claims administration services, previously provided by BIG and its other affiliates, related to flood and homeowners insurance lines accounting for approximately 55% of total outsourcing revenues for 1997, and 54% and 97% for the nine months ended September 30, 1997 and 1998, respectively. Starting in 1998, the automobile insurance line has also been added to these services. During 1997, the Company also provided claims administration services to its affiliates on all other insurance lines on a cost reimbursement basis accounting for approximately 29% of total outsourcing revenues. In 1998, the company receives a fee for claims administration on these insurance lines similar to that for flood, homeowners and automobile lines. In addition, in 1998, third-party claims adjustment costs, such as outside appraisers, are recognized by the Company. In 1997, these costs were paid and absorbed by the Company's affiliates.

     The Company is substantially dependent on the business of its affiliated insurance companies under the common control of BIG as the Company derives a substantial portion of its revenue from outsourcing services provided to these affiliated companies and BIG.

     See Notes 2 and 12 for further organization and business information.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The formation of IMSG as described in Note 1, is reflected in the financial statements retroactively on a historical cost basis as if the entities under common control had been consolidated for all years presented. IMSG, IMS and BHDS have historically maintained separate accounting records as their operations have generally been on a stand-alone basis in regards to BIG and its other affiliates.

     The Company, under a management agreement with BIG, is charged a management fee for common costs that are incurred by its Parent on behalf of all affiliated companies. Management services include human resources, legal, corporate planning and communications, cash management, certain executive management

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) and rent. The basis of allocation for the management services is employee head counts and estimates of time incurred, which management believes to be a reasonable basis of allocation.


     In January 1998, the Board of Directors increased the amount of the Company's authorized shares of Common Stock from 1,000,000 to 100,000,000 shares and changed the Common Stock's par value from $1.00 to $.01 per share. Effective May 8, 1998, the Company declared a stock dividend of 40,000 (pre-split) shares of Common Stock for each share of Common Stock then outstanding, resulting in an increase in the number of outstanding shares of Common Stock from 500 (pre-split) to 20,000,000 (pre-split) shares. On December 17, 1998 the Company effected a one-for-two reverse split of its Common Stock. The May and December 1998 recapitalizations have been retroactively reflected in the accompanying consolidated financial statements.


  Principles of Consolidation

     The consolidated financial statements include the accounts of Insurance Management Solutions Group, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. In 1997, the Company's investment in Geotrac, Inc. was accounted for using the equity method since the Company owned less than 50% and had a significant but not controlling influence. In 1998, the operations of Geotrac for the entire nine months ended September 30, 1998 are consolidated in the Company's statement of income. The minority interest deduction in the statement of income represents the net income of Geotrac allocable to the 51% interests held by the other stockholders during the six months ended June 30, 1998, prior to the Company acquiring the remaining 51% interest in Geotrac.

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. There were no cash equivalents at December 31, 1995, 1996 and 1997, and September 30, 1997.

     Prior to June 1998, the Company maintained a zero balance account arrangement with its Parent. As a result of this funding arrangement, the Company had a negative cash balance for financial reporting purposes representing checks that have been issued but that have not yet been presented to the bank for payment. Such negative cash balances have been reclassified to accounts payable in the accompanying consolidated balance sheets.

  Accounts Receivable, Trade and Concentration of Credit Risk

     Accounts receivable, trade represents amounts due from Geotrac customers. Geotrac provides flood zone determination services to insurance companies and financial institutions. Credit is granted to customers of Geotrac based on management's assessment of their credit worthiness. Customer deposits are required in certain instances. The allowance for doubtful accounts is immaterial for all periods presented.

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided for using the straight-line method over the assets' estimated service lives. Accelerated methods are used for tax purposes.

  Deferred Offering Costs

     The Company incurred accounting, legal, printing and other expenses in connection with its proposed initial public offering of its Common Stock. These offering costs are being deferred and will be charged to additional paid-in capital when the proceeds from the initial public offering are received. At September 30, 1998, $631,581 of deferred offering costs are included in other assets in the consolidated balance sheet. To the extent the Company's initial public offering is not consummated, the deferred offering costs will be charged to expense.

  Goodwill

     Goodwill related to the acquisition of Geotrac is being amortized using the straight-line method over twenty years. The amortization period was determined based on various factors including the nature of the product or service provided, the Company's strong market position and historical and projected operating results. Accumulated amortization at December 31, 1997 and September 30, 1998 was $71,719 and $346,825, respectively.

  Customer Contracts

     Customer contracts related to the acquisition of Geotrac are being amortized using the straight-line method over seven years. The amortization period, which does not materially differ from the underlying contract lives, was determined based on historical and expected contract duration periods as well as the nature of the products and services provided. Accumulated amortization at September 30, 1998 was $50,000.

  Impairment of Long-Lived Assets

     The Company evaluates the recoverability of its long-lived assets (including goodwill) in accordance with Statement of Financial Accounting Standards No. 121, ("SFAS No. 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 requires long-lived assets to be reviewed for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment is recognized to the extent the sum of undiscounted estimated future cash flows expected to result from the use of the asset is less than the carrying value.

  Revenue Recognition and Deferred Revenue

     Revenue generated from outsourcing and flood zone determination services are recognized as earned when services are provided.

     In 1997, the Company's affiliated service arrangements, as they pertain to policy administration, resulted in deferred revenue being recorded as the related fees are billed and payable based on a percentage of the customers' premiums written which is in advance of a portion of the administrative services being performed by the Company. In 1998, the service arrangements were changed so that fees related to policy administration services are billed based on a percentage of written premiums, which generally eliminates the need for any deferral. The transition from the 1997 service arrangements to the 1998 service agreements resulted in the

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
Company reclassifying on January 1, 1998 deferred revenue of $443,704 recorded at December 31, 1997 to due to affiliates.

     In 1998, the affiliated service agreements as they pertain to claims administration, resulted in deferred revenue being recorded as the related fees are billed and payable based on a percentage of the customers' earned premiums which is in advance of a portion of the total claims expense that will be incurred by the Company. In 1997, deferred revenue related to claims administration was not recorded, as the Company was paid, either on a fee or cost reimbursement basis, as the claims and related expenses were incurred. The Company, in 1998, estimates the deferred revenue amounts based on several factors including actual historical claims expense and related development factors. The transition from the 1997 to the 1998 service agreements resulted in the Company recording, at January 1, 1998, deferred revenue of approximately $2,138,000 along with a due from affiliates for the same amount, representing the Company's estimated future cost of servicing claims associated with premiums earned prior to December 31, 1997.

     The Company has recorded deferred revenues totaling $2,276,044 at September 30, 1998 relating to its outsourcing services, of which $2,068,736 represents amounts billed and due from its affiliates. As such, for financial statement reporting purposes, the $2,068,736 amount has been netted against amounts due from affiliates at September 30, 1998.

     Under the affiliated claims service agreements, the payment of claim costs associated with the litigation of the claims remains the customers' responsibility. In addition, the agreements contain a catastrophe provision under which the Company would be reimbursed for costs associated with independent adjusters and appraisers when indemnity losses from a single event exceed $2,000,000, subject to a cap of 5% of direct incurred losses from that storm.

     The Company's flood zone revenues are principally derived from flood zone determination services and life-of-loan monitoring services. Flood zone determinations involve the Company ascertaining and certifying to a property's flood zone classification. Each determination is completed within a short period of time and is performed with a high degree of accuracy. Revenues for these services are recognized upon completion of each flood zone determination.


     The Company receives an up-front, non-refundable fee to provide life of loan monitoring of flood zone determinations whereby the Company notifies its customers of changes in previously issued flood zone determinations. The Company defers the fee associated with this future obligation and amortizes these amounts using the straight-line method over the average life of the underlying loan, approximately 7 years.


  Income Taxes

     The Company accounts for income taxes on the liability method, as provided by SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. Prior to July 31, 1998, the Company's results of operations were included in the consolidated federal and state income tax returns of its Parent. As provided by SFAS No. 109 and in accordance with the intercompany tax sharing/allocation agreement with its Parent and affiliates, income taxes are determined by the amount that would have been due and payable had the Company filed a separate income tax return. Included in income taxes payable in the accompanying consolidated balance sheets, are income taxes payable to parent totaling $472,729, $2,239,058 and $3,945,922 at December 31, 1996 and 1997 and at
September 30, 1998, respectively.

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     As of July 31, 1998, BIG had sold a sufficient number of shares in the Company such that the Company no longer files its tax return with Bankers International Financial Corporation ("BIFC") on a consolidated basis. Effective as of July 31, 1998, the Company and BIFC entered into a Tax Indemnity Agreement pursuant to which (i) BIFC agrees to indemnify the Company in the event the Company incurs a tax liability as a result of taxable income of BIFC or one of its subsidiaries, and (ii) the Company agrees to indemnify BIFC in the event BIFC incurs a tax liability as a result of taxable income of the Company or one of its subsidiaries. Each party also agrees to reimburse the other for certain tax credits arising on or before July 31, 1998. Under the Tax Indemnity Agreement, the parties terminated a previous tax allocation agreement which had been in effect since October 1, 1993.

  Net Income Per Common Share

     Net income per common share, which represents both basic and diluted earnings per share ("EPS") since no dilutive securities were outstanding for all periods presented, is computed by dividing net income by the weighted average common shares outstanding. The following table reconciles the numerator and denominator of the basic and dilutive EPS computation:


                                                                                           NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                             ---------------------------------------   -------------------------
                                                1995          1996          1997          1997          1998
                                             -----------   -----------   -----------   -----------   -----------
                                                                                              (UNAUDITED)
Numerator:
  Net income...............................  $   253,810   $   616,964   $ 3,409,655   $ 2,527,554   $ 2,907,419
                                             ===========   ===========   ===========   ===========   ===========
Denominator:
  Weighted average number of Common Shares
    used in basic EPS......................   10,000,000    10,000,000    10,000,000    10,000,000    10,161,932
  Diluted stock options....................           --            --            --            --            --
                                             -----------   -----------   -----------   -----------   -----------
  Weighted average number of Common Shares
    and diluted potential Common Stock used
    in diluted EPS.........................   10,000,000    10,000,000    10,000,000    10,000,000    10,161,932
                                             ===========   ===========   ===========   ===========   ===========


  Fair Value of Financial Instruments

     The carrying amount of the Company's financial instruments, which include cash, accounts receivable, due from affiliates, accounts payable, due to affiliates and debt, approximate fair value due to the short maturity of those instruments. The Company considers the fixed and variable rate debt instruments to be representative of current market interest rates and, accordingly, the recorded amounts approximate their present fair market value.

  Unaudited Financial Statements

     The unaudited financial statements and the related notes thereto for September 30, 1997 and 1998 include all normal and recurring adjustments, which in the opinion of management are necessary for a fair presentation and are prepared on the same basis as the audited annual financial statements. The interim results are not necessarily indicative of the results that may be expected for the full year.

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3.  INVESTMENT IN AND ACQUISITION OF GEOTRAC, INC.

     Year Ended December 31, 1997:


     On July 31, 1997, the Company, through its subsidiary, BHD,invested cash in the amount of $6,750,000 in YoSystems in exchange for 490 shares of common stock issued by YoSystems, representing a 49% equity interest. At the time of the Company's investment, YoSystems' President and his wife owned 510 shares of YoSystems' common stock, representing a 100% equity interest. In addition, at the time of the Company's contribution, YoSystems had nominal net assets. As a result of the Company's capital infusion, the net assets of YoSystems increased to approximately $6,750,000 . The Company's equity share of these net assets of $6,750,000 equated to $3,307,500 (49% X $6,750,000), with the remainder of the
Company's investment of $3,442,500 ($6,750,000 - $3,307,500) representing goodwill.


     On July 31, 1997, YoSystems concurrently acquired all of the issued and outstanding shares of capital stock of SMS Geotrac, Inc. SMS Geotrac, Inc. merged into YoSystems, with YoSystems becoming the surviving entity, which then changed its name to Geotrac, Inc. YoSystems entered into a term note for $8,750,000 to provide additional funds required to fund the total purchase price of $15,000,000.

     The following table represents summarized financial information of Geotrac, Inc. for the period August 1, 1997 to December 31, 1997:

                                                              FOR THE PERIOD
                                                                AUGUST 1,
                                                                 1997 TO
                                                               DECEMBER 31,
                                                                   1997
                                                              --------------
Condensed Statement of Income:
  Total revenues............................................   $ 6,336,025
  Operating income..........................................     1,001,775
  Net income................................................       410,222
Condensed Balance Sheet:
  Current assets............................................     4,693,232
  Noncurrent assets.........................................    13,943,450
  Current liabilities.......................................     3,291,024
  Non-current liabilities...................................     8,219,856
  Shareholders' equity......................................     7,125,802

     The Company's investment in Geotrac, Inc. of $6,879,291 at December 31, 1997 includes unamortized goodwill of $3,370,782.

     In connection with the acquisition, the Company and Geotrac, Inc. entered into a Cross-License Agreement in which the flood zone databases of each company were made available to one another in exchange for specified license fees. In addition to the use of each Company's database, Geotrac, Inc. is primarily responsible for the development, modification and maintenance of the respective databases. Total amounts incurred during 1997 for maintenance of the databases amounted to $129,056. The Company incurred $125,627 for usage of Geotrac, Inc.'s database for 1997.

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3.  INVESTMENT IN GEOTRAC, INC. -- (CONTINUED)
     Nine Months Ended September 30, 1998:

     In July 1998, the Company, acquired the remaining 51% of the outstanding shares of Geotrac, Inc.'s common stock for a total consideration of $7,994,250 consisting of:


480,515 shares of the Company's common stock valued at
  $12.00 per share, the estimated initial public offering
  price.....................................................  $5,766,181
Promissory note.............................................   1,500,000
Cash paid in December 1998..................................     728,069
                                                              ----------
                                                              $7,994,250
                                                              ==========


     The shares of the Company's Common Stock to be issued as partial consideration will be adjusted to reflect the actual initial public offering price.

     In addition, the Cross-License Agreement with BHDS, referred to above, has been terminated along with any amounts due to each other, which were insignificant.

     The acquisition of the remaining 51% of the outstanding shares of Geotrac has increased the Company's total investment in Geotrac to $15,272,512 at July 1, 1998, consisting of:

Original July 31, 1997 investment...........................  $ 6,750,000
August 1, 1997-June 30, 1998, 49% share in Geotrac's net
  income, net of amortization of goodwill of approximately
  $158,000..................................................      528,262
Additional July 1, 1998 investment..........................    7,994,250
                                                              -----------
                                                              $15,272,512
                                                              ===========

The recording of the Company's additional 51% interest in Geotrac and the elimination of the investment in Geotrac account through the consolidation process at July 1, 1998 results in the recognition of consolidated goodwill of $14,933,247 and net assets of $339,265 recorded at estimated fair values under the purchase method of accounting as follows:

                                                              JULY 1, 1998
                                                              ------------
Current assets..............................................  $ 5,968,680
Property and equipment......................................    3,305,740
Customer contracts..........................................    1,416,667
Other assets................................................      299,065
Current liabilities.........................................   (3,453,093)
Long-term obligations.......................................   (7,197,794)
                                                              -----------
Net assets acquired.........................................      339,265
Goodwill....................................................   14,933,247
                                                              -----------
                                                              $15,272,512
                                                              ===========

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3.  INVESTMENT IN GEOTRAC, INC. -- (CONTINUED)
     The following unaudited pro forma consolidated results of operations for the year ended December 31, 1997 and the nine months ended September 30, 1997 and 1998 are presented as if the acquisition of Geotrac, Inc. had been made on January 1, 1997. The unaudited pro forma information reflects the additional goodwill amortization and interest expense that would have been incurred if the Company had purchased Geotrac, Inc. on January 1, 1997. These pro forma results are not necessarily indicative of the results of operations that would have occurred had the purchase been made at January 1, 1997 or the future results of the consolidated operations (in thousands, except per share data):


                                                                        NINE MONTHS ENDED
                                                          YEAR ENDED      SEPTEMBER 30,
                                                         DECEMBER 31,   -----------------
                                                             1997        1997      1998
                                                         ------------   -------   -------
                                                                           (UNAUDITED)
Revenue................................................    $52,314      $39,089   $47,373
Operating income.......................................      7,197        4,914     7,766
Net income.............................................      4,340        3,233     3,664
Net income per common share............................    $   .41      $   .31   $   .35


     In addition, the Company entered into a Corporate Governance Agreement with Geotrac and its president and former majority shareholder (the "former majority shareholder") setting forth certain terms and conditions upon which Geotrac will operate following the merger. The Corporate Governance Agreement provides, in part, that, for so long as the former majority shareholder owns stock in the Company or Geotrac, or has an option to purchase stock in Geotrac, (i) the Company will vote all of its shares in Geotrac to fix and maintain the number of directors on the Geotrac Board of Directors at five, (ii) the Company will vote its shares in Geotrac to elect as directors of Geotrac two persons designated by the former majority shareholder, (iii) the termination of the former majority shareholder as an employee of Geotrac will require the vote of four out of five members of the Board of Directors, and (iv) certain actions by Geotrac will require the unanimous approval of the Geotrac Board of Directors, including any merger or consolidation, the payment of management or similar fees to the Company or its subsidiaries and affiliates, the sale or issuance of Geotrac stock, and the sale of Geotrac assets outside the ordinary course of business to anyone other than an affiliate of Geotrac. The former majority shareholder also has a right of first refusal to purchase the assets of Geotrac in the event such assets are to be sold.

NOTE 4.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                           DECEMBER 31,
                                            LIFE     ------------------------   SEPTEMBER 30,
                                           (YEARS)      1996         1997           1998
                                           -------   ----------   -----------   -------------
                                                                                 (UNAUDITED)
Computer equipment and acquired
  software...............................   3-5      $1,475,970   $ 2,864,348    $ 8,130,976
Office furniture and equipment...........    5          545,773       575,940      2,078,290
Leasehold improvements...................    5           31,673        31,673        125,372
Maps and map database....................    5          107,633       194,954      2,299,556
                                                     ----------   -----------    -----------
                                                      2,161,049     3,666,915     12,634,194
Less -- accumulated depreciation and
  amortization...........................              (714,673)   (1,335,579)    (3,841,956)
                                                     ----------   -----------    -----------
                                                     $1,446,376   $ 2,331,336    $ 8,792,238
                                                     ==========   ===========    ===========

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4.  PROPERTY AND EQUIPMENT (CONTINUED)
     Maps and map database, which are used as a basis for making flood zone determinations, include the capitalized costs of purchasing maps as well as the direct labor cost of converting the maps to digitized computer files.

     Depreciation and amortization expense was $184,155, $309,188, and $611,954 in 1995, 1996 and 1997, respectively, and $414,374 and $2,290,123 for the nine months ended September 30, 1997 and 1998, respectively.

NOTE 5.  NOTE PAYABLE

     The Company had a revolving line of credit agreement with a bank that provided for borrowings of up to $600,000 subject to 80% of eligible receivables, as defined. Interest was payable monthly at the bank's prime rate plus 1% (9.5% at December 31, 1997). The principal balance plus accrued interest were due on demand. The line of credit was repaid in August 1998 and the agreement was terminated.

NOTE 6.  NOTES RECEIVABLE AND PAYABLE -- AFFILIATES

     On March 31, 1998, the Company entered into a $4,950,000 promissory note with an affiliate that had previously advanced funds to the Company. The note, which is included in "Current portion of notes and interest payable -- affiliates" in the accompanying September 30, 1998 consolidated balance sheets, bears interest at 8.5% per annum and is payable in full together with accrued interest in April 1999.

     On April 1, 1998, the Company entered into a $4,950,000 promissory note with an affiliate to which the Company had previously advanced funds. The note, which is reflected as "note and interest receivable -- affiliate" in the accompanying September 30, 1998 consolidated balance sheet, bears interest at 8.5% per annum and is payable in full together with accrued interest in April 1999.


     In May 1998, the Company entered into a sales and assignment agreement with certain affiliated companies whereby certain assets were transferred and assigned to the Company, effective April 1998, for use in its business. The assets, consisting of telephone equipment and computer hardware and software, were transferred at their net book value as of the date of transfer in exchange for consideration consisting of $325,075 in cash and entered into two promissory notes totaling $2,802,175 ($2,709,674 at September 30, 1998). The notes, which are included in "notes payable -- affiliates, less current portion" in the accompanying September 30, 1998 consolidated balance sheet, require monthly installment payments of $15,417 plus accrued interest and mature in April, 1999 and December 2000.


     In July 1998, in connection with the Geotrac acquisition, the Company issued a note payable to the previous majority shareholder in the amount of $1,500,000. The note requires quarterly interest payments at a fixed interest rate of 8.5%. The entire principal and accrued interest is payable on January 6, 2000. The note is included in "Notes payable -- affiliates, less current portion" in the accompanying consolidated balance sheet at September 30, 1998.

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 7.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                       DECEMBER 31,
                                                 ------------------------   SEPTEMBER 30,
                                                    1996          1997           1998
                                                 ----------    ----------   --------------
                                                                             (UNAUDITED)
Note payable to bank, interest at Company's
  option of: 1) the current prime rate; 2) a
  seven year fixed rate; 3) a certain
  percentage over the LIBOR rate based upon a
  formula; or 4) or a combination of the above
  rates, due in quarterly installments of
  $312,500, plus accrued interest thereon (8.5%
  at December 31, 1997), plus annual
  prepayments in an amount equal to fifty
  percent of excess cash flow, as defined with
  the final payment due June 2004,
  collateralized by certain fixed assets of the
  Company......................................  $       --    $       --    $ 7,187,500
Note payable to bank, interest at a fixed rate
  of 8.19%, due in monthly principal and
  interest installments of $66,965, with the
  final payment due December 2000,
  collateralized by certain fixed assets of the
  Company......................................          --     2,131,000      1,647,499
Note payable to bank, interest at the lender's
  base lending rate (8.5% at December 31,
  1997), due in monthly principal installments
  of $16,854, plus accrued interest thereon,
  with the final payment due December 2000,
  collateralized by certain fixed assets of the
  Company and guaranteed by the Company's
  Parent.......................................     809,000       606,750        455,062
Promissory note to bank, interest at a fixed
  rate of 8.19%, due at maturity on February
  28, 1998, collateralized by certain fixed
  assets of the Company........................          --       500,000             --
Notes payable to banks, interest at both fixed
  (8.19%) and at the lender's base lending rate
  (8.5% at December 31, 1997), due in monthly
  principal installments ranging from $1,000 to
  $5,104, with the final payments due ranging
  from December 1999 to 2000, collateralized by
  certain fixed assets of the Company, with
  certain notes guaranteed by the Company's
  Parent.......................................     400,975       471,725        345,032
Capitalized equipment lease obligations (net of
  interest of approximately $114,250) due in
  monthly principal and interest payments of
  approximately $74,000 through 2001...........          --            --      1,647,371
                                                 ----------    ----------    -----------
                                                  1,209,975     3,709,475     11,282,464
Less current maturities........................     315,500     1,522,822      3,066,325
                                                 ----------    ----------    -----------
                                                 $  894,475    $2,186,653    $ 8,216,139
                                                 ==========    ==========    ===========

     Certain of the Company's debt agreements contain cross-default provisions whereby the Company's debt instruments could be in default if any of the Company's affiliates are in default on debt instruments with the same financial institution. Additionally, the note payable to bank totaling $7,187,500 at September 30, 1998 contains various covenants requiring the Company to maintain certain financial ratios, as follows: (1) net worth, as defined, of at least $7,750,000 through December 31, 1998 increasing by 50% of net income thereafter,
(2) leverage ratio, as defined, of not greater than 2.5 to 1.0 through December 1999 and 2.0 to 1.0

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 7.  LONG-TERM DEBT -- (CONTINUED)
thereafter, (3) cash flow coverage ratio, as defined, of at least 1.10 to 1.0 through December 1998, 1.15 to 1.0 through December 1999 and 1.20 to 1.0 thereafter), restricts the payment of dividends to 50% of excess cash flows (as defined), and limits the payment of management fees to $350,000 on an annual basis. In the opinion of management, the Company and BIG and its affiliates were in compliance with their required debt covenants. The Company anticipates it will repay all of its debt instruments containing cross-default provisions from the proceeds received from the contemplated initial public offering.

     Aggregate maturities of long-term debt are as follows for the years ended December 31:

1998........................................................  $1,522,822
1999........................................................   1,083,819
2000........................................................   1,102,834
                                                              ----------
                                                              $3,709,475
                                                              ==========

     At September 30, 1998, property and equipment includes $1,713,591 and $180,060 of assets and accumulated amortization, respectively, recorded under capital leases. At September 30, 1998, $784,524 of the capital lease obligations are included in "current portion of long-term debt" and $862,847 is included in "long-term debt, less current portion" in the accompanying consolidated balance sheet. The leases bear interest at various rates between 3% to 5% per annum and expire at various dates through September 2001.

NOTE 8.  PREFERRED STOCK OF SUBSIDIARY


     In connection with the Company's purchase of a 49% interest in Geotrac, Inc., BHDS issued 675,000 shares of non-cumulative, 8% Preferred Stock to a corporation owned by the half-brother of a director of the Company. The related party funded the Preferred Stock purchase by entering into a note agreement with a bank. The Preferred Stock served as collateral on the bank note and the Company acts as a guarantor. In May 1998, IMSG repurchased the outstanding Preferred Stock of BHDS in exchange for a note in the same amount. Subsequent to September 30, 1998, the note, which was payable in its entirety on December 31, 1998, was refinanced with the same lender into an installment note requiring monthly payments of principal plus accrued interest of $138,701 commencing in January 1999 until its maturity in August 2002. At September 30, 1998, $2,529,873 is included in "Current portion of notes and interest payable -- affiliates" and $4,220,127 is included in "Notes payable -- affiliates, less current portion," in the accompanying consolidated balance sheet, which reflects the modification of the terms of the loan. Subsequent to May 1998, the Preferred Stock of BHDS, currently held by IMSG, was exchanged for 675,000 shares of 8 1/2% cumulative Preferred Stock of BHDS. The non-cumulative 8% Preferred Stock was then retired. The new Preferred Stock serves as collateral on the bank note held by the related party. Dividends declared on the Preferred Stock during 1997 were $229,315 and for the nine months ended September 30, 1997 and 1998 were $113,500 and $189,370, respectively, and are included in "interest expense" in the accompanying consolidated statements of income as the amounts are insignificant and the preferred stock has certain characteristics similar to debt.


NOTE 9.  SHAREHOLDERS' EQUITY

  Long Term Incentive Plan


     The Long-Term Incentive Plan (the "Incentive Plan") has been approved by the Company's Board of Directors and shareholders. A total of 875,000 shares of Common Stock may be issued pursuant to the Incentive Plan. The Incentive Plan provides for the grant of incentive or nonqualified stock options to purchase shares of Common Stock. Upon the completion of the contemplated initial public offering, the executive officers of the Company will be granted options to purchase a total of 205,000 shares of Common Stock at the

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 9.  SHAREHOLDERS' EQUITY -- (CONTINUED)
initial public offering price. All such options expire on the tenth anniversary from the date of grant. Options shall become exercisable 60% after three years, 20% after four years and 20% after five years.

  Non-Employee Directors' Stock Option Plan


     The Non-Employee Directors' Stock Option Plan (the "Non-Employee Director Plan") has been approved by the Company's Board of Directors and shareholders. The Non-Employee Director Plan provides for the grant of nonqualified stock options to purchase up to 7,200 shares of Common Stock in any three-year period to members of the Board of Directors who are not employees of the Company. A total of 200,000 shares may be issued pursuant to this plan. Upon the completion of the contemplated initial public offering, each non-employee director will be granted options to purchase 6,000 shares of Common Stock. Non-employee directors receiving such options will become vested in options for the purchase of 800 shares of Common Stock after the adjournment of each annual meeting of shareholders of the Company, to the extent he or she has been granted options that have not yet vested, and provided that he or she is then a non-employee director of the Company. In addition, each non-employee director shall become vested in options for the purchase of 400 shares of Common Stock upon the adjournment of each regularly scheduled quarterly meeting of the Board of Directors (other than following the annual meeting of shareholders), to the extent he or she has been granted options that have not yet vested, and provided that he or she is then a non-employee director of the Company. All options granted will have an exercise price equal to the fair market value of the Common Stock as of the date of grant, will become exercisable upon vesting, and will expire on the sixth anniversary of the date of grant.


  Non-Qualified Stock Option Plan


     The Non-Qualified Stock Option Plan (the "Non-Qualified Plan") has been approved by the Company's Board of Directors and shareholders. The Non-Qualified Plan provides for the grant of non-qualified stock options to purchase up to 125,000 shares of Common Stock. Upon the completion of the contemplated initial public offering, options to purchase 125,000 shares of Common Stock at the initial public offering price will be granted to certain executive officers of BIG. All of such options expire on the tenth anniversary from the date of grant. Options shall become exercisable 60% after three years, 20% after four years and 20% after five years.


  Preferred Stock

     The Company is authorized to issue 20,000,000 shares of Preferred Stock, $.01 par value per share. The Board of Directors has the authority, without any further vote or action by the Company's shareholders, to issue Preferred Stock in one or more series and to fix the number of shares, designations, relative rights (including voting rights), preferences, and limitations of those series to the full extent now or hereafter permitted by Florida law. The Company has no present intention to issue shares of Preferred Stock, although it may determine to do so in the future.

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 10.  INCOME TAXES

     The provision for income taxes is summarized as follows:

                                                                          NINE MONTHS
                                     YEAR ENDED DECEMBER 31,          ENDED SEPTEMBER 30,
                                 --------------------------------   ------------------------
                                   1995       1996        1997         1997         1998
                                 --------   --------   ----------   ----------   -----------
                                                                          (UNAUDITED)
Current:
  Federal......................  $142,200   $441,600   $1,686,500   $1,324,500   $ 2,874,300
  State........................    24,400     70,200      294,700      231,500       591,400
                                 --------   --------   ----------   ----------   -----------
                                  166,600    511,800    1,981,200    1,556,000     3,465,700
                                 --------   --------   ----------   ----------   -----------
Deferred:
  Federal......................    (3,600)   (98,900)     112,400       76,100      (919,800)
  State........................      (600)   (16,900)      18,600       12,600      (157,500)
                                 --------   --------   ----------   ----------   -----------
                                   (4,200)  (115,800)     131,000       88,700    (1,077,300)
                                 --------   --------   ----------   ----------   -----------
                                 $162,400   $396,000   $2,112,200   $1,644,700   $ 2,388,400
                                 ========   ========   ==========   ==========   ===========

     Reconciliation of the federal statutory income tax rate of 34% to the effective income tax rate is as follows:


                                                                           NINE MONTHS
                                      YEAR ENDED DECEMBER 31,          ENDED SEPTEMBER 30,
                                  --------------------------------   -----------------------
                                    1995       1996        1997         1997         1998
                                  --------   --------   ----------   ----------   ----------
                                                                           (UNAUDITED)
Federal income taxes, at
  statutory rates...............  $141,500   $344,400   $1,877,400   $1,418,600   $1,800,600
State taxes, net of federal
  benefit.......................    15,700     35,200      200,400      151,500      253,400
Equity in earnings of Geotrac,
  Inc...........................        --         --      (68,300)          --           --
Minority interest...............        --         --           --           --      160,800
Dividends declared on Preferred
  Stock of Subsidiary...........        --         --       78,000       38,600       64,400
Non-deductible goodwill.........        --         --       24,400        9,800       56,700
Other, net......................     5,200     16,400          300       26,200       52,500
                                  --------   --------   ----------   ----------   ----------
                                  $162,400   $396,000   $2,112,200   $1,644,700   $2,388,400
                                  ========   ========   ==========   ==========   ==========

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 10.  INCOME TAXES -- (CONTINUED)
     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the corresponding amounts used for income tax reporting purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                          DECEMBER 31,
                                                       -------------------   SEPTEMBER 30,
                                                         1996       1997         1998
                                                       --------   --------   -------------
                                                                              (UNAUDITED)
Deferred tax assets
  Currently non-deductible items, principally
     vacation pay and deferred compensation..........  $183,900   $172,400    $  499,000
Deferred recognition of life of loan premium.........        --         --     1,200,165
Deferred tax liability
  Depreciation and fixed asset bases differences.....   (55,200)  (174,700)      (39,500)
                                                       --------   --------    ----------
Net deferred tax asset (liability)...................  $128,700   $ (2,300)   $1,659,665
                                                       ========   ========    ==========

NOTE 11.  COMMITMENTS AND CONTINGENCIES

  Risks and Uncertainties

     The Company derives a substantial portion of its revenues from outsourcing services provided to its principal shareholder, BIG. The Company has entered into contracts with BIG pursuant to which it will continue to provide administrative services to BIG (See Note 12). The Company's future financial condition and results of operations will depend to a significant extent upon the commercial success of BIG and its continued willingness to utilize the Company's services. Any significant downturn in the business of BIG or its commitment to utilize the Company's services could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's business is dependent upon various factors, such as general economic conditions and weather patterns, that are beyond its control. For example, the demand for flood zone determinations by lenders and their customers is directly related to the affordability of mortgage financing and refinancing. Current interest rates are relatively low and therefore conducive to a higher volume of mortgage lending and flood zone determinations. An increase in interest rates could have a negative impact on mortgage lending and consequently also on the level of flood zone determinations requested. Fluctuations in interest rates will likely produce fluctuations in the Company's quarterly earnings and operating results. Likewise, natural disasters such as hurricanes, tornadoes and floods, all of which are unpredictable, directly impact the demand for both the Company's outsourcing and flood zone determination services.

  Legal Proceedings

     Bankers Insurance Company ("BIC"), the Company's principal customer and a wholly-owned subsidiary of BIG, is currently subject to an investigation by the Florida Department of Insurance (the "DOI"), the principal regulator of insurance activities in the State of Florida, stemming from BIC's use of a private investigator to gather information on a DOI employee and the private investigator's unauthorized use of illegal wiretaps in connection therewith. In addition, BIC and certain of its employees (one of whom is now an officer of IMS and several of whom are now employees of the Company) have been subpoenaed on behalf of the Federal Emergency Management Agency ("FEMA") to produce documentation or testify in connection with its investigation of certain cash management and claims processing practices of BIC. BIC is currently involved in discussions relating to the resolution of certain matters raised in the investigation. If the parties are unable to reach agreement in these matters, the United States could file suit under the False Claims Act and/or

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 11. COMMITMENTS AND CONTINGENCIES -- (CONTINUED) various common law and equitable theories. In the event either or both of these investigations or any consequence thereof materially adversely affects the business or operations of BIC, it could result in the loss or material decrease in the Company's business from BIC, which would have a material adverse effect on the Company's business, financial condition and results of operations. The management of BIC and the Company do not believe the outcome of these investigations will have a material adverse effect on the business, financial condition or results of operations of BIC or the Company. Since the investigations are in the early stages, it is impossible at this time to predict the ultimate outcome of these investigations.

     The Company is involved in various legal actions arising in the ordinary course of business. Management cannot predict the outcome of these matters. It is management's belief, after discussion with legal counsel, that the ultimate resolution of these actions will not have a material adverse effect on the Company's financial position, results of operations, or liquidity.

  Tax Examination

     The Company's ultimate parent, Bankers International Financial Corporation, recently completed an income tax examination by the Internal Revenue Service related to the years 1995 and 1996 in which no material assessment was levied to the Company.

  Common Stock Awards

     Prior to the Company's acquisition of Geotrac, Inc., the president had a nonbinding commitment to grant to certain former and current employees options to purchase shares of Geotrac, Inc. common stock held by the president and his wife, for prior employee services rendered. During May 1998, the president and his wife contributed 46.45 shares of their Common Stock to these individuals which is recorded as deferred compensation (non-recurring item) totaling $728,069 in the accompanying September 30, 1998 Statement of Income. The valuation of the Common Stock used to compute the deferred compensation expense was determined by dividing the purchase price of $7,994,250 for the 51% interest in Geotrac by 510 shares, the remaining shares purchased.

  Employment Agreements

     The Company entered into employment agreements with certain members of its executive management team, which will be effective on completion of the contemplated initial public offering. The agreements provide for employment terms of three years and shall continue indefinitely until terminated by either party pursuant to the terms of the agreements. In the event an employment agreement is terminated by the Company without cause, the employee shall be entitled to earned, but unpaid benefits as well as a "Severance Payment" equal to the employee's then current annual base salary, subject to adjustment as defined. The agreements contain non-compete provisions, which prevent a terminated employee from soliciting customers, prospective customers or employees of the Company.

     In connection with the acquisition of Geotrac, Inc., the Company entered into an employment agreement with the President and Chief Executive Officer of Geotrac, Inc. ("Mr. White"). This agreement provides for an initial term of four years and shall continue in effect thereafter until terminated by either party upon 90 days prior written notice. The agreement provides for an initial annual base salary of $150,000 subject to annual review by Geotrac, Inc.'s Board of Directors. In the event of Mr. White's death or disability, Geotrac, Inc.'s obligations under the agreement will automatically terminate, except that Mr. White shall be entitled to severance equal to his then current annual base salary. The agreement further provides that, in the event of termination by Geotrac, Inc. without cause (as defined therein) or by Mr. White for good reason (as defined

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 11. COMMITMENTS AND CONTINGENCIES -- (CONTINUED) therein), or in the event the agreement is not renewed for any reason other than death, disability or for cause, then Geotrac, Inc. shall pay Mr. White at the rate of his annual base salary then in effect for the longer of (i) the remainder of the term of the agreement and (ii) one year after such termination date, subject to a credit of up to 75% of the base salary paid to Mr. White by his new employer, if any. The agreement contains certain non-compete provisions which prevent Mr. White from engaging in the flood zone compliance business within a specified area and soliciting or employing any Geotrac, Inc. employees.

NOTE 12.  RELATED PARTY TRANSACTIONS

  Service and Administrative Agreements

     During 1995, 1996 and 1997, the Company provided information technology services to affiliated entities based generally on actual cost incurred (including selling, general and administrative expenses), which amounted to $3,443,628, $4,787,772 and $3,236,255 of the outsourcing revenues for 1995, 1996 and 1997, respectively, and $2,467,447 for the nine months ended September 30, 1997. For the nine months ended September 30, 1998, these charges are included in the fee structure related to the affiliated service agreement discussed below.

     In 1997, the Company charged a monthly fee for its policy and claims administration services based on certain factors under the terms of the 1997 service agreements with BIG and other affiliated companies. For policy and claims administration, the Company charged a fee based on a percentage of direct written premiums and a percentage of direct paid losses for certain lines of business, as defined, respectively. The fee ranged from 8.5% to 9% for services rendered in connection with policy administration and .5% to 15% for claims administration related to these policies. Also, in 1997 the Company processed claims for BIG and its other affiliates related to those lines of business not covered under the servicing agreement and provided other miscellaneous services on a cost reimbursement basis. Amounts charged related to this claims processing and other miscellaneous services amounted to $9,518,525 for 1997 and $7,138,896 for the nine months ended September 30, 1997.

     Effective January 1, 1998, the Company and BIG, along with its affiliates, entered into a service agreement which replaced the previous arrangement. For policy administration, the Company charges a fee, ranging from 8% to 10% of direct written premiums for certain lines of business, as defined. In 1998, in addition to policy processing services previously provided under the 1997 service agreements, the Company also provides policy processing related to its affiliated companies' automobile lines of business. In addition, claims services that were previously provided on a cost reimbursement basis are included in its 1998 affiliated servicing agreements. For claims administration, the Company charges fees ranging from 7% to 12.50% of direct earned premiums, except for flood related programs which are based on 1% of earned premiums and 1.5% of incurred losses. Also, a service fee of 2% of direct earned premiums is charged related to information technology services.

     Under these service agreements, the Parent Company accounted for $16,359,821 of total outsourcing revenue in 1997, and $11,999,314 and $26,614,949 for the nine months ended September 30, 1997 and 1998, respectively.

     Effective December 1, 1998, the Company entered into a Service Agreement with Bankers Life Insurance Company ("BLIC"), an indirect subsidiary of BIG, pursuant to which the Company provides certain administrative services and allows BLIC to make use of certain of the Company's property, equipment and facilities in connection with BLIC's day-to-day operations. Under the Service Agreement, as amended, BLIC agrees to pay the Company predetermined fees on a quarterly basis. The term of the Service Agreement

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 12. RELATED PARTY TRANSACTIONS -- (CONTINUED) with BLIC ends on June 1, 2001, but may be terminated at any time by BLIC upon 90 days prior written notice.


     Effective January 1, 1999, these fee arrangements were modified to provide for tiered pricing based on the volume of business processed. These modifications resulted in a reduction in the base fees charged for certain lines of business and increases in base fees charged for other lines of business to better reflect the services provided and competitive market rates for such services. The term of each Service Agreement shall expire in June, 2001, provided that it shall thereafter be automatically extended until terminated upon 90 days prior notice by either party.


     The Company has historically been charged a monthly management fee under an administrative services agreement with BIG for common costs that are incurred by its Parent and allocated to its affiliated companies. These common costs include human resources, legal, corporate planning and communications, cash management, certain executive management and rent. The basis of allocation for the management services is employee head counts and estimates of time incurred, which management believes to be a reasonable basis of allocation. Total management fees in 1995, 1996, 1997 and the nine months ended September 30, 1997 were $724,904, $1,053,546, $2,343,866 and $1,757,898, respectively. Effective
January 1, 1998, the Company is being charged for these services, exclusive of rent, generally based on agreed-upon amounts (quarterly fee of $396,250 and an annual fee of $120,000 for routine legal services) totaling $1,749,405 for the nine months ended September 30, 1998. The current term of the agreement expires on December 31, 1999, but may be renewed by the Company, at its sole option, for an additional one-year period. Thereafter, the agreement may be terminated by either party.

     Effective as of January 1, 1999, the administration services agreement was amended to eliminate certain accounting and audit service functions (which functions are currently performed by the Company directly) and to reduce the quarterly fee payable by the Company to BIG to $258,750, subject to renegotiation by either party.

     Prior to December 31, 1997, the Company was also charged for rental expenses through the management services allocated from its Parent as discussed above. Subsequent to this time, the Company entered into specific lease agreements for its office space. The future minimum lease payments under these non-cancelable operating leases are $1,150,535 and $1,384,180 for the years ending December 31, 1998 and 1999, respectively. For financial statement purposes, rent expense of $756,916 for the nine months ended September 30, 1998 is included in management services from Parent.

     The Company leases certain employees, from time to time, that have been trained in customer service and other areas of property and casualty insurance from its affiliated companies. The Company has agreed to pay all direct and indirect expenses in connection with these employees. These charges are included in cost of outsourcing services and selling, general and administrative expenses and amounted to $6,635,249 for 1997, and $4,327,914 and $4,303,152 for the nine months ended September 30, 1997 and 1998, respectively.

     Effective January 1, 1998, the Company entered into a perpetual license agreement with BIG and BIC pursuant to which the Company licensed its primary operating systems from BIG and BIC in exchange for a nominal fee. The license agreement provides that the Company shall be solely responsible for maintaining and upgrading the systems and shall have the authority to license such systems to third parties.


     Flood zone determination services performed for affiliated companies amounted to $239,980, $414,209 and $1,028,359 for 1995, 1996 and 1997,
respectively, and $697,372 and $1,064,567 for the nine months ended September 30, 1997 and 1998, respectively.

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 12.  RELATED PARTY TRANSACTIONS -- (CONTINUED)
  Intercompany Accounts

     The Company's due from affiliates, including the note receivable -- affiliate, generally resulted from the zero balance account arrangement with BIG (See Note 2) whereby the Company's excess cash was swept into BIG's operating cash account. The Company's due to affiliates, including the note payable -- affiliate, generally resulted from the Company's affiliates advancing service fees and paying certain expenses on behalf of the Company. The Company's income tax payable to Parent represents the current income tax liability owed to the Parent under the intercompany tax sharing/allocation agreement.

     On July 31, 1998, the Parent sold an approximate 20% interest in the Company to Venture Capital Corporation ("VCC"), a Cayman Islands corporation. VCC acquired its interest in the Company directly from the Company's Parent. VCC is wholly owned by a discretionary charitable trust. The sole trustee of this trust is a Cayman Islands bank unaffiliated with BIG, the Company or their respective officers or directors. BIG is indirectly owned by a separate Cayman Islands corporation which is owned by a separate discretionary charitable trust. The sole trustee of this trust is a Cayman Islands corporation unaffiliated with BIG, the Company or their respective officers or directors. The declaration of each trust provides that the same not-for-profit Cayman Islands corporation possesses the discretionary power to (i) direct the trustee to appoint the trust fund to another trust for the benefit of one or more of the beneficiaries of the trust and (ii) remove the trustee and appoint one or more new trustees outside the Cayman Islands. The Board of Directors of this entity includes certain executive officers of BIG and the Company. VCC is selling a portion of its interest in the Company in the offering, and a subsidiary of VCC has agreed to loan approximately $12.0 million to BIG in exchange for a subordinated note. A portion of the funds to be received by BIG will be used to satisfy the due from affiliates and note receivable -- affiliate balances recorded by the Company. With the funds, the Company will repay the entire due to affiliate, income taxes payable to Parent and note payable -- affiliate balances at that time.

     Certain officers and directors of the Company also serve as officers and directors of BIG. Effective as of the completion of the Company's initial public offering, certain of these officers and directors will resign from their positions with BIG. However, the Company's Chairman of the Board, President and Chief Executive Officer will continue to serve as Vice Chairman of the Board of Directors of BIG, and two other directors of the Company will continue to serve as executive officers and/or directors of BIG. As the interests of the Company and BIG may differ, these individuals may face certain conflicts of interests.

     In the event that the Company's offering is not completed, the due to affiliates (including income taxes payable to Parent) and due from affiliates, which are without any specific terms and are non-interest bearing, will be satisfied during the ordinary course of business.

     In September 1998, the Company formed IMS Direct, Inc., a Florida corporation, to directly market insurance products to consumers. IMS Direct, Inc. purchased nominal assets from BIG to begin operations.

     This note should also be read in conjunction with the other notes to the financial statements for additional related party transactions.

NOTE 13.  EMPLOYEE BENEFIT PLANS

     The Company's employees participate in its Parent company's 401(k) plan. The Plan covers substantially all employees. Benefits vest based on the number of years of service. To participate in the plan, employees must be at least 21 years old and have completed twelve months of service. The Company, at its discretion, can make matching contributions based upon the participant's deferral depending on the participant's annual salary up to a maximum of 6% of compensation. The Company's expense related to this plan was

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 13.  EMPLOYEE BENEFIT PLANS (CONTINUED)
approximately $70,191, $121,390 and $466,096 in 1995, 1996 and 1997,
respectively, and $305,809 and $450,131 for the nine months ended September 30, 1997 and 1998, respectively.

     In addition, the Company's employees participate in self-insured medical and dental plans provided by the Parent. The medical program provides for specific excess loss reinsurance for individual claims greater than $60,000 for any one claimant and aggregate claims greater than $1,000,000. The Company accrues the estimated liabilities for the ultimate costs of both reported claims and incurred but not reported claims.

NOTE 14.  SEGMENT INFORMATION

     The Company primarily operates in two business segments within the United States; providing policy and claims administration services and flood zone determinations. No unaffiliated customer accounted for more than 10% of the Company's total revenues for the periods presented. The following table provides information about these reportable segments as required by SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information":

                                                                           INTERCOMPANY
                                            OUTSOURCING     FLOOD ZONE     ELIMINATIONS   CONSOLIDATED
                                             SERVICES     DETERMINATIONS    AND OTHER        TOTALS
                                            -----------   --------------   ------------   ------------
1995
Operating revenues -- affiliated..........   $3,516,704    $   239,980     $    (73,076)  $ 3,683,608
Operating revenues -- unaffiliated........           --      4,886,946               --     4,886,946
Operating income..........................     (244,370)       732,073               --       487,703
Interest expense..........................       17,527         53,966               --        71,493
Depreciation and amortization.............       92,597         91,558               --       184,155
Identifiable assets.......................      613,022      2,036,315               --     2,649,337
Equity in earnings of Geotrac, Inc........           --             --               --            --
1996
Operating revenues -- affiliated..........  $ 4,819,786    $   417,949     $    (35,754)  $ 5,201,981
Operating revenues -- unaffiliated........      337,458      7,291,031               --     7,628,489
Operating income..........................      (78,801)     1,167,115               --     1,088,314
Interest expense..........................       11,901         63,449               --        75,350
Depreciation and amortization.............      171,683        137,505               --       309,188
Identifiable assets.......................    1,508,426      1,932,816               --     3,441,242
Equity in earnings of Geotrac, Inc........           --             --               --            --
1997
Operating revenues -- affiliated..........  $30,374,066    $ 1,028,359     $ (1,259,465)  $30,142,960
Operating revenues -- unaffiliated........      599,443      7,763,576               --     8,363,019
Operating income..........................    3,290,830      2,408,676               --     5,699,506
Interest expense..........................       69,781        308,879               --       378,660
Depreciation and amortization.............      404,830        278,842               --       683,672
Identifiable assets.......................    8,178,483     11,353,222               --    19,531,705
Equity in earnings of Geotrac, Inc........           --        201,009               --       201,009
SEPTEMBER 30, 1997 -- (UNAUDITED)
Operating revenues -- affiliated..........  $22,571,143    $   697,372     $   (832,410)  $22,436,105
Operating revenues -- unaffiliated........      438,210      5,884,640               --     6,322,850
Operating income..........................    2,369,918      2,057,970               --     4,427,888
Interest expense..........................       52,336        170,973               --       223,309
Depreciation and amortization.............      257,534        185,528               --       443,062
Identifiable assets.......................   12,556,045     10,442,159               --    22,998,204
Equity in earnings (loss) of Geotrac,
  Inc.....................................           --        (32,325)              --       (32,325)

                   INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 14.  SEGMENT INFORMATION -- (CONTINUED)

                                                                           INTERCOMPANY
                                            OUTSOURCING     FLOOD ZONE     ELIMINATIONS   CONSOLIDATED
                                             SERVICES     DETERMINATIONS    AND OTHER        TOTALS
                                            -----------   --------------   ------------   ------------
SEPTEMBER 30, 1998 -- (UNAUDITED)
Operating revenues -- affiliated..........  $27,872,981    $ 1,064,567     $ (1,258,032)   27,679,516
Operating revenues -- unaffiliated........      892,461     18,800,574               --    19,693,035
Operating income..........................    1,250,767      5,863,115               --     7,113,882
Interest expense..........................      733,371        919,794               --     1,653,165
Depreciation and amortization.............    1,487,956      1,493,223               --     2,981,179
Identifiable assets.......................   24,303,879     32,958,313      (10,241,306)   47,020,886
Minority interest.........................           --       (472,803)              --      (472,803)

NOTE 15.  SUBSEQUENT EVENT (UNAUDITED)


     Effective January 7, 1999, the Company, through a wholly-owned subsidiary, acquired all of the issued and outstanding capital stock of Colonial Catastrophe Claims Corporation, a Florida corporation ("Colonial Catastrophe"), from J. Douglas Branham and Felicia A. Rivas, husband and wife, in exchange for (i) 141,667 shares of Common Stock (assuming an initial public offering price of $12.00 per share), (ii) cash in the amount of $500,000, (iii) a promissory note in the principal amount of $500,000, and (iv) an additional payment of up to $300,000, payable in additional shares of Common Stock, based upon the net income before taxes of Colonial Claims (as hereinafter defined) for the year ended December 31, 1999. On January 15, 1999, Colonial Catastrophe was merged into the acquiring subsidiary and the name of the acquiring subsidiary was changed to "Colonial Claims Corporation" (hereinafter "Colonial Claims"). Pursuant to a registration rights agreement, Mr. Branham and Ms. Rivas have been granted certain piggyback registration rights with respect to all of the shares (including the earn out shares, if any), issued in connection with the acquisition. In addition, Colonial Claims entered into a separate employment agreement with each of Mr. Branham and Ms. Rivas pursuant to which they will serve as employees of Colonial Claims. Each of the employment agreements is for a period of five years and provides for an initial annual base salary of $102,000 (subject to a 5% annual increase), plus additional compensation based on annual revenues of the Colonial Claims business.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Geotrac, Inc.

     We have audited the accompanying balance sheets of Geotrac, Inc. (formerly YoSystems, Inc.) as of December 31, 1996 and 1997, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Geotrac, Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          GRANT THORNTON LLP

Tampa, Florida
May 29, 1998

                                 GEOTRAC, INC.

                                 BALANCE SHEETS

                                                                 DECEMBER 31,
                                                            ----------------------    JUNE 30,
                                                              1996        1997          1998
                                                            --------   -----------   -----------
                                                                                     (UNAUDITED)
                                             ASSETS
CURRENT ASSETS
  Cash and cash equivalents...............................  $    138   $ 1,897,262   $ 2,797,008
  Accounts receivable, net................................        --     2,227,236     2,413,260
  Prepaid expenses........................................        --       278,734       177,412
  Deferred tax assets.....................................        --       290,000       581,000
                                                            --------   -----------   -----------
          Total current assets............................       138     4,693,232     5,968,680
PROPERTY AND EQUIPMENT, net...............................        --     3,419,916     3,305,740
OTHER ASSETS
  Goodwill, net...........................................        --     8,662,804     8,441,626
  Customer contracts, net.................................        --     1,516,667     1,416,667
  Deferred tax assets.....................................        --        25,000         4,000
  Other...................................................        --       319,063       295,065
                                                            --------   -----------   -----------
          Total assets....................................  $    138   $18,636,682   $19,431,778
                                                            ========   ===========   ===========

                         LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Current portion of long-term debt.......................  $     --   $ 1,250,000   $ 1,250,000
  Current portion of capital lease obligations............        --       288,952       288,952
  Accounts payable........................................        --       120,754       308,497
  Accounts payable -- related party.......................    25,139            --            --
  Income taxes payable....................................        --       297,000       204,000
  Deferred compensation...................................        --       705,000       692,461
  Other current liabilities...............................        --       629,318       709,183
                                                            --------   -----------   -----------
          Total current liabilities.......................    25,139     3,291,024     3,453,093
LONG-TERM DEBT, less current portion......................        --     7,187,500     6,250,000
CAPITAL LEASE OBLIGATIONS, less current portion...........        --       557,356       426,737
DEFERRED REVENUE..........................................        --       475,000       521,057
COMMITMENTS AND CONTINGENCIES.............................        --            --            --
SHAREHOLDERS' EQUITY (DEFICIT)
  Common Stock, $.01 par value, 1,000 shares authorized;
     490, 1,000 and 1,000 shares issued and outstanding at
     December 31, 1996, 1997 and June 30, 1998,
     respectively.........................................         5            10            10
  Additional paid-in capital..............................     5,995     6,715,570     7,443,639
  Retained earnings (deficit).............................   (31,001)      410,222     1,337,242
                                                            --------   -----------   -----------
          Total shareholders' equity (deficit)............   (25,001)    7,125,802     8,780,891
                                                            --------   -----------   -----------
          Total liabilities and shareholders' equity
            (deficit).....................................  $    138   $18,636,682   $19,431,778
                                                            ========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                                 GEOTRAC, INC.

                            STATEMENTS OF OPERATIONS

                                                                                 SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,               JUNE 30,
                                           --------------------------------   ----------------------
                                             1995       1996        1997       1997         1998
                                           --------   --------   ----------   -------   ------------
                                                                                   (UNAUDITED)
REVENUES
  Flood zone determination services......  $     --   $     --   $6,242,815   $    --    $8,718,117
  Other revenues.........................        --         --       93,210        --       129,536
                                           --------   --------   ----------   -------    ----------
          Total revenues.................        --         --    6,336,025        --     8,847,653
                                           --------   --------   ----------   -------    ----------
EXPENSES
  Cost of revenues.......................        --         --    2,678,557        --     3,918,662
  Selling, general and administrative
     expense.............................     9,755     29,841    1,319,434     9,419     1,556,638
  Deferred compensation (non-recurring
     item)...............................        --         --      732,795        --       728,069
  Depreciation and amortization..........        --         --      594,045        --       727,486
                                           --------   --------   ----------   -------    ----------
          Total expenses.................     9,755     29,841    5,324,831     9,419     6,930,855
                                           --------   --------   ----------   -------    ----------
OPERATING INCOME (LOSS)..................    (9,755)   (29,841)   1,011,194    (9,419)    1,916,798
OTHER INCOME (non-recurring item)........   932,222         --    1,700,000        --            --
INTEREST EXPENSE.........................        --         --     (338,391)       --      (371,778)
                                           --------   --------   ----------   -------    ----------
INCOME (LOSS) BEFORE PROVISION FOR INCOME
  TAXES..................................   922,467    (29,841)   2,372,803    (9,419)    1,545,020
PROVISION FOR INCOME TAXES...............        --         --      272,000        --       618,000
                                           --------   --------   ----------   -------    ----------
NET INCOME (LOSS)........................  $922,467   $(29,841)  $2,100,803   $(9,419)   $  927,020
                                           ========   ========   ==========   =======    ==========

        The accompanying notes are an integral part of these statements.

                                 GEOTRAC, INC.

                  STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                            ADDITIONAL    RETAINED
                                                   COMMON    PAID-IN      EARNINGS
                                                   STOCK     CAPITAL      (DEFICIT)       TOTAL
                                                   ------   ----------   -----------   -----------
Balance at January 1, 1995.......................   $ 5     $    5,995   $    78,744   $    84,744
  Dividend paid to shareholder...................    --             --    (1,002,371)   (1,002,371)
  Net income.....................................    --             --       922,467       922,467
                                                    ---     ----------   -----------   -----------
Balance at December 31, 1995.....................     5          5,995        (1,160)        4,840
  Net loss.......................................    --             --       (29,841)      (29,841)
                                                    ---     ----------   -----------   -----------
Balance at December 31, 1996.....................     5          5,995       (31,001)      (25,001)
  Dividend paid to S Corporation shareholder.....    --             --    (1,700,000)   (1,700,000)
  Sale of Common Stock...........................     5      6,749,995            --     6,750,000
  Recapitalization of Company for change from S
     Corporation to C Corporation................              (40,420)       40,420            --
  Net income.....................................    --             --     2,100,803     2,100,803
                                                    ---     ----------   -----------   -----------
Balance at December 31, 1997.....................    10      6,715,570       410,222     7,125,802
  Contribution of shares from shareholder to
     employees for services rendered
     (unaudited).................................    --        728,069            --       728,069
  Net income (unaudited).........................    --             --       927,020       927,020
                                                    ---     ----------   -----------   -----------
Balance at June 30, 1998 (unaudited).............   $10     $7,443,639   $ 1,337,242   $ 8,780,891
                                                    ===     ==========   ===========   ===========

         The accompanying notes are an integral part of this statement.

                                 GEOTRAC, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                    SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                JUNE 30,
                                           ------------------------------------   ---------------------
                                              1995         1996        1997        1997        1998
                                           -----------   --------   -----------   -------   -----------
                                                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)......................  $   922,467   $(29,841)  $ 2,100,803   $(9,419)  $   927,020
  Adjustments to reconcile net income
     (loss) to net cash provided by (used
     in) operating activities:
     Depreciation and amortization.......           --         --       594,045        --       727,486
     Contribution of shares from
       shareholder to employees for
       services rendered.................                                              --       728,069
     Deferred federal income tax
       credit............................           --         --      (315,000)       --      (270,000)
     Changes in assets and liabilities:
       Accounts receivable...............       84,298         --         8,284        --      (186,024)
       Prepaid expenses and other
          assets.........................           --         --       (73,945)       --       101,923
       Accounts payable and other
          liabilities....................           --     25,139        63,058        --       267,608
       Deferred compensation.............           --         --       705,000        --       (12,539)
       Income taxes payable..............           --         --       297,000        --       (93,000)
       Deferred revenue..................           --         --       (25,000)       --        46,057
                                           -----------   --------   -----------   -------   -----------
          Net cash provided by (used in)
            operating activities.........    1,006,765     (4,702)    3,354,245    (9,419)    2,236,600
                                           -----------   --------   -----------   -------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment....           --         --      (153,371)       --      (268,735)
  Acquisition of business, net of cash
     acquired............................           --         --    (6,163,057)       --            --
                                           -----------   --------   -----------   -------   -----------
          Net cash used in investing
            activities...................           --         --    (6,316,428)       --      (268,735)
                                           -----------   --------   -----------   -------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payment of note payable from
     shareholder.........................           --         --      (200,000)       --            --
  Proceeds from note payable.............           --         --       447,800        --            --
  Payments on note payable...............           --         --      (312,500)       --      (937,500)
  Payments on capital lease
     obligations.........................           --         --      (125,993)       --      (130,619)
  Dividend paid S corporation
     shareholder.........................   (1,002,371)        --    (1,700,000)       --            --
  Sale of common stock...................           --         --     6,750,000        --            --
                                           -----------   --------   -----------   -------   -----------
          Net cash provided by (used in)
            financing activities.........   (1,002,371)        --     4,859,307              (1,068,119)
                                           -----------   --------   -----------   -------   -----------
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS.......................        4,394     (4,702)    1,897,124                 899,746
CASH AND CASH EQUIVALENTS, beginning of
  period.................................          446      4,840           138        --     1,897,262
                                           -----------   --------   -----------   -------   -----------
CASH AND CASH EQUIVALENTS, end of
  period.................................  $     4,840   $    138   $ 1,897,262             $ 2,797,008
                                           ===========   ========   ===========   =======   ===========
SUPPLEMENT DISCLOSURES OF
  CASH FLOW INFORMATION
  Cash paid for interest.................  $        --   $     --   $   155,110   $    --   $   744,666
                                           ===========   ========   ===========   =======   ===========
  Cash paid for income taxes.............  $        --   $     --   $   290,000   $    --   $   981,000
                                           ===========   ========   ===========   =======   ===========

                                 GEOTRAC, INC.

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

     During the year ended December 31, 1997, the Company financed the acquisition of SMS Geotrac, Inc. with $8,250,000 of debt and incurred $337,035 of deferred financing costs.

     During the year ended December 31, 1997, the Company acquired $25,398 in equipment under a capital lease.

     Acquisition of Business Net of Cash Acquired:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Fair value of assets acquired...............................  $17,308,778
Liabilities assumed.........................................   (2,308,778)
Debt issued.................................................   (8,250,000)
Cash acquired...............................................     (586,943)
                                                              -----------
                                                              $ 6,163,057
                                                              ===========

     During the six months ended June 30, 1998, the president of Geotrac, Inc. and his wife contributed 46.45 shares of Geotrac, Inc.'s Common Stock owned by them to certain employees for prior services rendered. The contribution of shares to these employees and the corresponding expense recognized by the Company, totaling $728,069, has been reflected as deferred compensation (non-recurring item) and additional paid-in capital in the accompanying financial statements. See Note 7.

        The accompanying notes are an integral part of these statements.

                                 GEOTRAC, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1.  DESCRIPTION OF BUSINESS AND ORGANIZATION

     Geotrac, Inc. (the "Company"), formerly YoSystems, Inc., is a provider of flood zone determination services for financial services companies and individuals located throughout the United States.

     On July 31, 1997, the Company acquired the outstanding stock of SMS Geotrac, Inc., a wholly-owned subsidiary of Strategic Mortgage Services, Inc. ("SMS"), an unrelated company, for $15,000,000. Prior to the acquisition, the Company had limited activity and was an S corporation for federal income tax purposes. The Company's principal activity prior to July 31, 1997 was to receive contingent earnout payments from the sale of its operating assets during 1994 and to distribute any payments received to its shareholder.

     Simultaneous with the acquisition of SMS Geotrac, Inc., the Company sold 49% of its outstanding shares to Bankers Hazard Determination Services, Inc. ("BHDS"), a subsidiary of Insurance Management Solutions Group, Inc. ("IMSG"), for $6,750,000. Such proceeds of the stock sale together with the proceeds of $8,250,000 from a bank borrowing were used to acquire SMS Geotrac, Inc. Subsequent to the acquisition, the Company changed its name from YoSystems, Inc. to Geotrac, Inc. As of July 31, 1997, the Company became a C corporation for federal income tax purposes.

     On May 12, 1998, the Company, its shareholders (including BHDS), IMSG and IMSG's parent, Bankers Insurance Group, Inc., executed a definitive agreement whereby all the shares of common stock held by the Company's president, his wife and by certain employees representing 51% of the outstanding shares, were acquired by IMSG and BHDS for total consideration of $7,994,250 consisting of:

Shares of IMSG Common Stock.................................  $5,766,181
Promissory note.............................................   1,500,000
Cash........................................................     728,069
                                                              ----------
                                                              $7,994,250
                                                              ==========

     During July 1998, the transaction was completed with the Company merging into BHDS, with BHDS as the surviving corporation, which simultaneously changed its name to Geotrac of America, Inc. The cross-license agreement with BHDS (See
Note 3) was terminated upon completion of the merger.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     In preparing the financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Concentration of Credit

     The Company provides flood zone determination services primarily to insurance companies and financial institutions throughout the United States. Credit is extended to customers (primarily financial services

                                 GEOTRAC, INC.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) companies) based on management's assessment of their credit worthiness. Customer deposits are required in certain instances.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is provided for using the straight line method over the estimated useful life of the assets.

     Capitalized costs include the cost of purchasing maps as well as the direct labor cost of converting the maps to digitized computer files. The Company capitalizes the costs of acquiring and computerizing maps that are used as a basis for making flood zone determinations.

  Impairment of Long-Lived Assets

     The Company evaluates the recoverability of its long-lived assets and intangibles (including goodwill) held whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related asset may be less than previously anticipated. If the net book value of the related asset exceeds the undiscounted future cash flows of the asset, the carrying amount would be reduced to the present value of its expected future cash flows and an impairment loss would be recognized. Management does not believe that an impairment reserve was required for all periods presented.

  Goodwill

     Goodwill of $8,847,119 related to the acquisition of SMS Geotrac, Inc., is being amortized using the straight-line method over twenty years. The amortization period was determined based on various factors including the nature of the product or service provided, the Company's strong market position and historical and projected operating results. Accumulated amortization at December 31, 1997 and June 30, 1998 was $184,315 and $405,493, respectively.

  Customer Contracts

     In connection with the acquisition of SMS Geotrac, Inc., the Company estimated the fair value of its customer contracts and allocated $1,600,000 of the purchase price to such contracts. Customer contracts are being amortized using the straight-line method over eight years. The amortization period, which does not materially differ from the underlying contract uses, was determined based on historical and expected contract duration periods as well as the nature of the product and services provided. Accumulated amortization at December 31, 1997 and June 30, 1998 was $83,333 and $183,333, respectively.

  Revenues

     The Company's flood zone revenues are principally derived from flood zone determination services and life-of-loan monitoring services. Flood zone determinations involve the Company ascertaining and certifying to a property's flood zone classification. Each determination is completed within a short period of time and is performed with a high degree of accuracy. Revenues for these services are recognized upon completion of each flood zone determination.


     The Company receives an up-front fee to provide life of loan monitoring of flood zone determinations whereby the Company notifies its customers of changes in previously issued flood zone determinations. The Company defers the fee associated with this future obligation and amortizes these amounts using the straight-line method over the average life of the underlying loan, approximately 7 years.

                                 GEOTRAC, INC.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Income Taxes

     For the year ended December 31, 1996 and through July 31, 1997 the Company was an S Corporation for federal income tax purposes. Accordingly, federal income taxes on net income of the Company were payable by the shareholder.

     Beginning August 1, 1997, the Company accounts for income taxes on the asset and liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. At the date of the termination of the S Corporation election, there were no deferred tax assets or liabilities created.

  Deferred Financing Costs

     The Company incurred financing costs of approximately $337,000 related to its bank borrowings. Such costs are being amortized using the straight line method (approximates the effective yield method) over the term of the loan (see
Note 5).

  Fair Value of Financial Instruments

     The carrying amount of the Company's financial instruments at December 31, 1997, and June 30, 1998, which includes cash, accounts receivable, accounts payable and debt, approximates fair value due to the short maturity of those instruments. The Company considers the fixed rate and variable rate financial instruments to be representative of current market interest rates and, accordingly, the recorded amounts approximate their present fair market value.

  Unaudited Financial Statements

     The unaudited financial statements and the related notes thereto for June 30, 1998 include all normal and recurring adjustments, which in the opinion of management are necessary for a fair presentation and are prepared on the same basis as audited annual statements. The interim results are not necessarily indicative of the results that may be expected for the full year.

  Segments and Related Information

     The Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"), which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement also establishes standards for related disclosures about products and geographic service areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments. The Company only has one operating segment and one principal product or service (See Note
1). All the Company's operations are located within the United States and no individual customer represents more than 10% of total revenues for all periods presented herein.

  New Accounting Pronouncement

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting of Comprehensive Income" ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components (revenues, expense, gains and losses) in a full set of financial statements as components of comprehensive income be reported in a financial statement that is displayed with the same

                                 GEOTRAC, INC.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) prominence as other financial statements. This statement is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The adoption of SFAS 130 in 1998 did not have any effect on the financial statements.

NOTE 3.  ACQUISITION OF SMS GEOTRAC, INC.

     On July 31, 1997 the Company acquired all of the outstanding common stock of SMS Geotrac, Inc. (Note 1) for a purchase cost of $15,000,000 which was funded as follows:

Cash contributed by BHDS....................................  $ 6,750,000
Bank borrowing..............................................    8,750,000
Excess cash not required for acquisition....................     (500,000)
                                                              -----------
                                                              $15,000,000
                                                              ===========

     The acquisition has been accounted for as a purchase, and accordingly the net assets acquired on July 31, 1997 were recorded at their estimated fair value as follows:

Current assets..............................................  $ 3,026,152
Property and equipment......................................    3,547,454
Excess of cost over assets acquired.........................    8,847,119
Customer contracts..........................................    1,600,000
Other assets................................................      288,053
Liabilities assumed.........................................   (2,308,778)
                                                              -----------
                                                              $15,000,000
                                                              ===========

     In addition, BHDS and the Company entered into a cross licensing agreement whereby the Company is to receive a total of $900,000 for the use of its database of digitized maps, for the period from the date of acquisition through June 2000. Further, BHDS will reimburse the Company for fifty percent of its cost to maintain the database. As of December 31, 1997 and June 30, 1998, approximately $250,000 and $345,000, respectively have been recorded under this agreement.


     The following unaudited pro forma consolidated results of operations for the years ended December 31, 1996 and 1997 is presented as if the acquisition of SMS Geotrac, Inc. had been made on January 1, 1996. The unaudited proforma information reflects the additional goodwill amortization and interest expense that would have been incurred if the Company had purchased SMS Geotrac, Inc. on January 1, 1996. These pro forma

                                 GEOTRAC, INC.

NOTE 3. ACQUISITION OF SMS GEOTRAC, INC. -- (CONTINUED) results are not necessarily indicative of the results of operations that would have occurred had the purchase been made at January 1, 1996 or the future results of the consolidated operations:

                                                               1996      1997
                                                              -------   -------
                                                                 (UNAUDITED)
                                                               (IN THOUSANDS)
Revenues....................................................  $13,375   $14,063
Cost of revenues............................................    6,673     6,043
Selling, general and administrative.........................    3,287     2,900
Deferred compensation (non-recurring item)..................       --       733
Depreciation and amortization...............................    1,639     1,908
                                                              -------   -------
          Total expenses....................................   11,599    11,584
                                                              -------   -------
Operating income............................................    1,776     2,479
Other income (non-recurring item)...........................       --     1,700
Interest expense............................................     (770)     (825)
                                                              -------   -------
Income before income taxes..................................    1,006     3,354
Provision for income taxes..................................      421     1,457
                                                              -------   -------
Net income..................................................  $   585   $ 1,897
                                                              =======   =======

     The following table distinguishes the condensed historical results of operations for the year ended December 31, 1997 by the period before and after the acquisition of SMS Geotrac, Inc.

                                                                     AUGUST 1,
                                                     JANUARY 1,         1997
                                                        1997          THROUGH
                                                       THROUGH      DECEMBER 31,
                                                    JULY 31, 1997       1997         TOTAL
                                                    -------------   ------------   ----------
Revenues..........................................   $       --      $6,336,025    $6,336,025
Operating income (loss)...........................       (9,419)      1,001,775     1,011,194
Other income (expense)............................    1,700,000        (338,391)    1,361,609
Net income........................................    1,690,581         410,222     2,100,803

NOTE 4.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                          LIFE    DECEMBER 31,    JUNE 30,
                                                         YEARS        1997          1998
                                                         ------   ------------   -----------
                                                                                 (UNAUDITED)
Computer equipment.....................................  3-5       $1,343,736    $1,438,209
Furniture and fixtures.................................   7           498,002       510,760
Transportation equipment...............................   5            28,908        28,908
Maps and map database..................................  3-5        1,855,554     2,016,308
                                                                   ----------    ----------
                                                                    3,726,200     3,994,185
Less accumulated depreciation and amortization.........              (306,284)     (688,445)
                                                                   ----------    ----------
                                                                   $3,419,916    $3,305,740
                                                                   ==========    ==========

     Depreciation and amortization expense for the year ended December 31, 1997 and the six month period ended June 30, 1998 was $306,284 and $383,303, respectively.

                                 GEOTRAC, INC.

NOTE 5.  LONG-TERM DEBT

     In connection with the purchase of SMS Geotrac, Inc., the Company borrowed $8,750,000 from a bank. The note is payable in quarterly installments of $312,500 plus interest, with the final installment due June 30, 2004. Interest is charged, at the Company's option, at 1) the current prime rate; 2) a seven year fixed rate; 3) a certain percentage over the LIBOR rate based upon a formula; or 4) a combination of the above rates. In addition to the quarterly payments, annual prepayments may be required in an amount equal to fifty percent of excess cash flow, as defined in the loan agreement. The agreement contains covenants that require the Company to maintain certain financial ratios (e.g., stockholders' equity of at least $6,250,000 through June 30, 1998 increasing by 50% of net income thereafter), limits the dollar value of capital expenditures and restricts the payment of dividends to 50% of excess cash flows (as defined). The note is collateralized by substantially all the assets of the Company. The outstanding balance (and prime interest rate) at December 31, 1997 and June 30, 1998 was $8,437,500 (8.5%) and $7,500,000 (8.5%), respectively.

     Scheduled maturities of the note payable to bank at December 31, 1997 are as follows:

1998........................................................  $1,250,000
1999........................................................   1,250,000
2000........................................................   1,250,000
2001........................................................   1,250,000
2002........................................................   1,250,000
Thereafter..................................................   2,187,500
                                                              ----------
                                                              $8,437,500
                                                              ==========

NOTE 6.  OTHER INCOME (NON-RECURRING ITEM)

     During 1996 and on July 30, 1997 the Company received contingent earn-out payments of $932,222 and $1,700,000 (final payment), respectively associated with the sale of its operating assets during 1994. These amounts are classified as other income (non-recurring item).

NOTE 7.  COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company leases office space and equipment under operating leases with unexpired terms ranging from a month-to-month basis to seven years. Rent expense under all operating leases was approximately $186,000 and $221,000 for the year ended December 31, 1997 and the six month period ended June 30, 1998, respectively. The Company is currently leasing one of its operating facilities from its 51 percent shareholder. This lease requires monthly rental payments of $8,717 through August 1999.

     The future minimum lease payments under these operating lease agreements are as follows:

                  YEAR ENDED DECEMBER 31,
                  -----------------------
1998........................................................     423,792
1999........................................................     380,650
2000........................................................     263,368
2001........................................................     219,331
                                                              ----------
                                                               1,287,141
                                                              ==========

                                 GEOTRAC, INC.

NOTE 7.  COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
  Capital Leases

     The Company has capital lease agreements for computer equipment and furniture and fixtures. At December 31, 1997 and June 30, 1998 property and equipment includes $695,623 of assets recorded under capital leases and accumulated amortization of $57,543 and $127,108, respectively.

     The future minimum lease payments under these capital lease agreements are as follows:

                  YEAR ENDED DECEMBER 31,
                  -----------------------
1998........................................................  $343,762
1999........................................................   323,763
2000........................................................   241,835
2001........................................................    38,099
                                                              --------
          Total.............................................   947,459
Less amount representing interest...........................   101,151
                                                              --------
Present value of minimum lease payments.....................   846,308
Less amount representing current portion....................   288,952
                                                              --------
  Long-term portion.........................................  $557,356
                                                              ========

  Deferred Compensation

     On September 11, 1997 the Company's Board of Directors, recognizing SMS Geotrac, Inc.'s president's nonbinding commitment which originated prior to the acquisition of SMS Geotrac, approved and granted bonuses to certain current and former employees of SMS Geotrac. Such bonuses were principally related to prior services rendered by these employees and resulted in additional compensation of $732,795 which is separately disclosed in the statement of operations as deferred compensation (a non-recurring item) of which approximately $362,000 and 371,000 relates to cost of revenues and selling, general and administrative expenses, respectively. These amounts are to be paid to the individuals on or before December 31, 1998.

  Common Stock Awards

     Prior to and at the time of the acquisition of SMS Geotrac, the president of SMS Geotrac also had a nonbinding commitment to grant to certain former and current employees options to purchase shares of Geotrac, Inc. (formerly YoSystems) common stock held by the president and his wife, for prior employee services rendered. During May 1998, the president and his wife contributed 46.45 shares of their common stock to these individuals, which is recorded as deferred compensation (non-recurring item) totaling $728,069, in the accompanying June 30, 1998 statement of operations. The valuation of the Company's Common Stock used to compute the deferred compensation expense was determined by dividing the purchase price for the remaining 51% of the Company ($7,994,250) by the remaining shares to be purchased (510).

  Risks and Uncertainties

     The nature of the Company's business is such that it is dependent upon various factors such as general economic conditions and weather patterns that are beyond its control. The demand for flood zone determinations by lenders and their customers is directly related to the affordability of mortgage financing and refinancing. Current interest rates are relatively low and therefore conducive to a higher volume of mortgage lending and flood zone determinations. An increase in interest rates would have a negative impact on mortgage lending and consequently on the level of flood zone determinations performed. Fluctuations in interest rates will likely produce fluctuations in the Company's operating results. Likewise, natural disasters such as hurricanes, tornadoes, and floods, all or which are unpredictable, directly impact the demand for the Company's flood zone determination business.

                                 GEOTRAC, INC.

NOTE 8.  INCOME TAXES

     The provision for income taxes consists of the following components:

                                                           YEAR         SIX MONTHS ENDED
                                                           ENDED            JUNE 30,
                                                       DECEMBER 31,    -------------------
                                                           1997          1997       1998
                                                       -------------   --------   --------
                                                                           (UNAUDITED)
Federal:
  Current............................................    $ 461,000     $     --   $690,000
  Deferred...........................................     (249,000)          --   (210,000)
                                                         ---------     --------   --------
                                                           212,000           --    480,000
                                                         ---------     --------   --------
State:
  Current............................................      126,000           --    198,000
  Deferred...........................................      (66,000)          --    (60,000)
                                                         ---------     --------   --------
                                                            60,000           --    138,000
                                                         ---------     --------   --------
          Total......................................    $ 272,000     $     --   $618,000
                                                         =========     ========   ========

     A reconciliation of the federal statutory income tax rate of 34% to the Company's effective income tax rate is as follows:

                                                           YEAR         SIX MONTHS ENDED
                                                           ENDED            JUNE 30,
                                                       DECEMBER 31,    -------------------
                                                           1997          1997       1998
                                                       -------------   --------   --------
                                                                           (UNAUDITED)
Federal income taxes, at statutory rates.............    $ 807,000     $     --   $525,000
S corporation earnings not subject to tax............     (575,000)          --         --
State taxes, net.....................................       40,000           --     93,000
                                                         ---------     --------   --------
                                                         $ 272,000     $     --   $618,000
                                                         =========     ========   ========

     Deferred federal income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the corresponding amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                              DECEMBER 31,    JUNE 30,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
Current deferred tax assets (liabilities):
  Vacation accrual..........................................    $(18,000)     $ (4,000)
  Deferred compensation.....................................     303,000       565,000
  Allowance for doubtful accounts...........................       5,000        20,000
                                                                --------      --------
  Net current deferred tax asset............................    $290,000      $581,000
                                                                ========      ========
  Long-term deferred tax asset:
  Depreciation and amortization.............................    $ 25,000      $  4,000
                                                                ========      ========

NOTE 9.  EMPLOYEE BENEFIT PLAN

     From August 1, 1997 through December 31, 1997, the Company participated in a 401(k) plan established by the former parent of SMS Geotrac, Inc. Eligible full-time employees of the Company made voluntary contributions to the plan. No Company contributions were made to the plan. Effective January 1, 1998 the Company established its own 401(k) plan. Any contributions to the new plan by the Company are discretionary.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
SMS Geotrac, Inc.

     We have audited the accompanying statements of income, shareholder's equity and cash flows of SMS Geotrac, Inc. for each of the two years in the period ended June 30, 1997 and the one month period ended July 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of its operations its and cash flows of SMS Geotrac, Inc. for each of the two years in the period ended June 30, 1997 and the one month period ended July 31, 1997, in conformity with generally accepted accounting principles.

                                          GRANT THORNTON LLP

Tampa, Florida
May 29, 1998

                               SMS GEOTRAC, INC.

                              STATEMENTS OF INCOME

                                                                                       ONE MONTH
                                                                                         ENDED
                                                              YEAR ENDED JUNE 30,       JULY 31,
                                                           -------------------------   ----------
                                                              1996          1997          1997
                                                           -----------   -----------   ----------
REVENUES
  Flood zone determination services......................  $12,286,525   $12,313,735   $1,197,314
  Other revenues.........................................      203,301       207,772       12,365
                                                           -----------   -----------   ----------
          Total revenues.................................   12,489,826    12,521,507    1,209,679
                                                           -----------   -----------   ----------
EXPENSES
  Cost of revenues.......................................    6,219,142     5,913,800      529,597
  Selling, general and administrative expense............    3,079,377     2,839,433      227,286
  Depreciation and amortization..........................      688,678     1,330,876      103,560
                                                           -----------   -----------   ----------
          Total expenses.................................    9,987,197    10,084,109      860,443
                                                           -----------   -----------   ----------
OPERATING INCOME.........................................    2,502,629     2,437,398      349,236
INTEREST EXPENSE.........................................      (81,495)      (78,850)      (8,215)
                                                           -----------   -----------   ----------
INCOME BEFORE PROVISION FOR INCOME TAXES.................    2,421,134     2,358,548      341,021
PROVISION FOR INCOME TAXES...............................    1,046,900     1,079,100      148,000
                                                           -----------   -----------   ----------
NET INCOME...............................................  $ 1,374,234   $ 1,279,448   $  193,021
                                                           ===========   ===========   ==========

        The accompanying notes are an integral part of these statements.

                               SMS GEOTRAC, INC.

                       STATEMENT OF SHAREHOLDER'S EQUITY

                                                              ADDITIONAL
                                                     COMMON    PAID-IN      RETAINED
                                                     STOCK     CAPITAL      EARNINGS      TOTAL
                                                     ------   ----------   ----------   ----------
Balance at July 1, 1996............................    $1     $1,464,047   $  326,215   $1,790,263
  Capital contribution from parent.................    --        932,222           --      932,222
  Net income.......................................    --             --    1,374,234    1,374,234
                                                       --     ----------   ----------   ----------
Balance at June 30, 1996...........................     1      2,396,269    1,700,449    4,096,719
  Capital contributions from parent................    --      2,111,140           --    2,111,140
  Net income.......................................    --             --    1,279,448    1,279,448
                                                       --     ----------   ----------   ----------
Balance at June 30, 1997...........................     1      4,507,409    2,979,897    7,487,307
  Capital contribution from parent.................    --      1,700,000           --    1,700,000
  Net income.......................................    --             --      193,021      193,021
                                                       --     ----------   ----------   ----------
Balance at July 31, 1997...........................    $1     $6,207,409   $3,172,918   $9,380,328
                                                       ==     ==========   ==========   ==========

         The accompanying notes are an integral part of this statement.

                               SMS GEOTRAC, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                       ONE MONTH
                                                                                         ENDED
                                                             YEAR ENDED JUNE 30,       JULY 31,
                                                          -------------------------   -----------
                                                             1996          1997          1997
                                                          -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income..........................................    $ 1,374,234   $ 1,279,448   $   193,021
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization....................        688,678     1,330,876       103,560
     Deferred federal income tax (credit) expense.....       (240,400)       53,100         8,000
     Income taxes due to Parent.......................      1,304,440     1,106,539       139,988
     Gain on sale of property and equipment...........         (1,252)           --            --
     Provision for bad debts..........................        385,908            --            --
     Changes in assets and liabilities:
       Accounts receivable............................     (1,204,784)      517,209        49,514
       Prepaid expenses and other assets..............        (99,933)      (38,993)      (38,223)
       Accounts payable and other liabilities.........        241,530      (459,510)      (11,793)
       Deferred revenue...............................        231,261       157,880        (1,490)
                                                          -----------   -----------   -----------
          Net cash provided by operating activities...      2,679,682     3,946,549       442,577
                                                          -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Property and equipment deposit returned.............             --            --       130,670
  Purchases of property and equipment.................     (1,679,980)   (1,457,719)      (60,941)
  Proceeds from disposal of property and equipment....         12,400            --            --
                                                          -----------   -----------   -----------
          Net cash provided by (used in) investing
            activities................................     (1,667,580)   (1,457,719)       69,729
                                                          -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Advance from officer................................             --            --       200,000
  Advance to related party............................             --            --      (796,597)
  Net repayments on revolving line of credit..........       (283,884)           --            --
  Repayment of capital lease obligations..............       (146,788)     (291,219)      (22,433)
  Advances to parent..................................             --      (905,780)   (1,850,000)
  Capital contribution from parent....................             --       500,000            --
                                                          -----------   -----------   -----------
          Net cash used in financing activities.......       (430,672)     (696,999)   (2,469,030)
                                                          -----------   -----------   -----------
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS....................................        581,430     1,791,831    (1,956,724)
CASH AND CASH EQUIVALENTS, beginning of period........        170,406       751,836     2,543,667
                                                          -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, end of period..............    $   751,836   $ 2,543,667   $   586,943
                                                          ===========   ===========   ===========
SUPPLEMENT DISCLOSURES OF CASH
  FLOW INFORMATION
  Cash paid for interest..............................    $    81,495   $    78,850   $     8,215
                                                          ===========   ===========   ===========

     Supplemental disclosures of non-cash investing and financing activities:

     During the year ended June 30, 1996 and on July 31, 1997, the Company's parent made a payment of $932,222 and $1,700,000 to the Company's former owner in conjunction with the August 1, 1994 purchase of the Company. The amounts were recorded as an increase to goodwill and an additional capital contribution to the Company.

     During the year ended June 30, 1997, the Company and its parent agreed to treat $1,611,140 of intercompany obligations as a capital contribution to the Company.

     During the year ended June 30, 1997, the Company entered into capital lease agreements relating to equipment with a cost of $427,452.

        The accompanying notes are an integral part of these statements.

                               SMS GEOTRAC, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1.  DESCRIPTION OF BUSINESS AND ORGANIZATION

     SMS Geotrac, Inc. (the "Company"), headquartered in Norwalk, Ohio, is principally a provider of flood zone determination services for insurance companies and financial institutions located throughout the United States. The Company is a wholly-owned subsidiary of Strategic Mortgage Services, Inc. ("Parent").

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     In preparing the financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Concentration of Credit

     The Company provides professional flood zone determination services for financial services companies and individuals throughout the United States. Credit is extended to customers (primarily financed services companies) based on management's assessment of their credit worthiness. Customer deposits are required in certain instances.

  Depreciation and Amortization of Property and Equipment

     Depreciation and amortization is computed using accelerated methods for financial reporting and federal income tax purposes, over the estimated useful lives of the assets which range from 3-5 years for computer equipment and 5-7 years for furniture and fixtures, transportation equipment and maps. Depreciation and amortization for the years ended June 30, 1996 and 1997 were $594,797 and $1,226,820, respectively and $94,889 for the one month period ended July 31, 1997.

  Goodwill

     Goodwill is being amortized using the straight-line method over fifteen years. Amortization for the years ended June 30, 1996 and 1997 was $93,881 and $104,056, respectively; and $8,671 for the one month period ended July 31, 1997.

  Revenues

     The Company's flood zone revenues are principally derived from flood zone determination services and life of loan monitoring services. Flood zone determinations involve the Company ascertaining and certifying to a property's flood zone classification. Each determination is completed within a short period of time and is performed with a high degree of accuracy. Revenues for these services are recognized upon completion of each flood zone determination.

     The Company receives an up-front fee to provide life of loan monitoring of flood zone determinations whereby the Company notifies its customers of changes in previously issued flood zone determinations. The Company defers a portion of the fee associated with this future obligation and amortizes these amounts using the straight-line method over the average life of the underlying loan, approximately 7 years.

                               SMS GEOTRAC, INC.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Income Taxes

     Income taxes are accounted for on the asset and liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

  Segments and Related Information

     The Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"), which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement also establishes standards for related disclosures about products and services geographic areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments. The Company only has one operating segment and one principal product or service (See Note
1). All the Company's operations are located within the United States and no individual customer represents more than 10% of total revenues for all periods presented herein.

NOTE 3.  COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company leases office space and equipment under operating leases with unexpired terms ranging from a month to month basis to seven years. Rent expense under all operating leases was approximately $438,000 and $405,000 for the years ended June 30, 1996 and 1997, respectively and $41,000 for the one month period ended July 31, 1997. The Company leases one of its operating facilities from a Company controlled by the President of the Company. This lease requires monthly rental payments of $8,717 through August 1999.

     The future minimum lease payments under these operating lease agreements are as follows:

YEAR ENDED JUNE 30,
-------------------
1998........................................................  $  419,400
1999........................................................     410,159
2000........................................................     316,359
2001........................................................     291,600
2002........................................................     219,399
Thereafter..................................................      90,280
                                                              ----------
                                                              $1,747,197
                                                              ==========

                               SMS GEOTRAC, INC.

NOTE 3.  COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
  Capital Leases

     The Company has capital lease agreements for computer equipment and furniture and fixtures. The future minimum lease payments under these capital lease agreements are as follows:

YEAR ENDED JUNE 30,
-------------------
1998........................................................  $  356,670
1999........................................................     316,670
2000........................................................     316,670
2001........................................................     105,460
2002........................................................       4,412
                                                              ----------
          Total.............................................   1,099,882
Less amount representing interest...........................     130,546
                                                              ----------
Present value of minimum lease payments.....................     969,336
Less amount representing current portion....................     304,950
                                                              ----------
Long-term portion...........................................  $  664,386
                                                              ==========

  Risks and Uncertainties

     The nature of the Company's business is such that it is dependent upon various factors such as general economic conditions and weather patterns that are beyond its control. The demand for flood zone determinations by lenders and their customers is directly related to the affordability of mortgage financing and refinancing. Current interest rates are relatively low and therefore conducive to a higher volume of mortgage lending and flood zone determinations. An increase in interest rates would have a negative impact on mortgage lending and consequently on the level of flood zone determinations performed. Fluctuations in interest rates will likely produce fluctuations in the Company's operating results. Likewise, natural disasters such as hurricanes, tornadoes, and floods, all or which are unpredictable, directly impact the demand for the Company's flood zone determination business.

NOTE 4.  INCOME TAXES

     The Company's results of operations are included in the consolidated federal income tax return of its Parent. Income taxes are determined and recorded in the amount that would have been due and payable had the Company filed a separate income tax return on an accrual basis. Federal and state income taxes payable is included in the amount due to Parent. The provision for income taxes consists of the following components:

                                                                               ONE MONTH
                                                                                 ENDED
                                                       YEAR ENDED JUNE 30,     JULY 31,
                                                     -----------------------   ---------
                                                        1996         1997        1997
                                                     ----------   ----------   ---------
Federal:
  Current..........................................  $1,016,500   $  793,000   $111,000
  Deferred.........................................    (164,700)      37,100      6,000
                                                     ----------   ----------   --------
                                                        851,800      830,100    117,000
                                                     ----------   ----------   --------
State:
  Current..........................................     270,800      233,000     29,000
  Deferred.........................................     (75,700)      16,000      2,000
                                                     ----------   ----------   --------
                                                        195,100      249,000     31,000
                                                     ----------   ----------   --------
          Totals...................................  $1,046,900   $1,079,100   $148,000
                                                     ==========   ==========   ========

                               SMS GEOTRAC, INC.

     A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                                                               ONE MONTH
                                                                                 ENDED
                                                       YEAR ENDED JUNE 30,     JULY 31,
                                                     -----------------------   ---------
                                                        1996         1997        1997
                                                     ----------   ----------   ---------
Federal income taxes, at statutory rates...........  $  823,000   $  802,000   $116,000
State taxes........................................     195,100      249,000     31,000
Other..............................................      28,800       28,000      1,000
                                                     ----------   ----------   --------
                                                     $1,046,900   $1,079,000   $148,000
                                                     ==========   ==========   ========

NOTE 5.  EMPLOYEE BENEFIT PLAN

     The Company participates in a 401(k) plan established by its Parent. Eligible full-time employees of the Company may make voluntary contributions to the plan. Matching Company contributions to the plan may be made at the discretion of the Board of Directors. No Company contributions were made during the years ended June 30, 1996 and 1997 or for the one month ended July 31, 1997.

NOTE 6.  RELATED PARTY TRANSACTIONS

     During the year ended June 30, 1996 and on July 30, 1997, the Parent made a payment of $932,222 and $1,700,000 to the Company's former owner (a company controlled by the President of the Company) in conjunction with the August 1, 1994 purchase of the Company. The amounts were recorded as an increase to goodwill and an additional capital contribution to the Company.

     During the year ended June 30, 1997, the Company and its Parent agreed to treat all outstanding amounts owed to the Parent, $1,611,140, as an additional capital contribution. In addition, the Parent contributed $500,000 to the Company.

     During the one month period ended July 31, 1997, the Company advanced $796,597 to YoSystems, Inc, a company owned by the Company's President.

NOTE 7.  SUBSEQUENT EVENT

     On July 31, 1997 all of the outstanding stock of the Company was acquired by YoSystems, Inc., which is owned by the Company's President, for $15 million. Concurrent with the acquisition of the Company, YoSystems, Inc. sold 49% of its common stock to Bankers Hazard Determination Services, Inc.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    5
Recent Acquisitions...................   11
Use of Proceeds.......................   12
Dividend Policy.......................   13
Capitalization........................   14
Dilution..............................   15
Selected Consolidated Financial Data
  of the Company......................   16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of the Company........   18
Selected Consolidated Financial Data
  of Geotrac..........................   29
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of Geotrac............   30
Business..............................   34
Management............................   47
Principal and Selling Shareholders....   54
Certain Transactions..................   55
Description of Capital Stock..........   59
Shares Eligible for Future Sale.......   62
Underwriting..........................   63
Legal Matters.........................   64
Experts...............................   64
Available Information.................   65
Index to Financial Statements.........  F-1

  UNTIL             , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                3,350,000 SHARES

               INSURANCE MANAGEMENT SOLUTIONS GROUP, INC. (LOGO)

                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                        RAYMOND JAMES & ASSOCIATES, INC.


                         KEEFE, BRUYETTE & WOODS, INC.


                               FEBRUARY   , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission filing fee...............  $   23,600
NASD filing fee.............................................       8,500
Nasdaq listing fee..........................................     100,000
Transfer agent expenses and fees............................       3,000
Printing and engraving......................................     250,000
Accountants' fees and expenses..............................     400,000
Legal fees and expenses.....................................     200,000
Miscellaneous...............................................      14,900
                                                              ----------
          Total.............................................  $1,000,000
                                                              ==========

---------------

* All of the above fees, costs and expenses above will be paid by the Company. Other than the SEC filing fee and NASD filing fee, all fees and expenses are estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

     The Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, the Company may enter into Indemnification Agreements with its directors and executive officers in which the Registrant has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act.

     The indemnification provided by the Florida Business Corporation Act and the Company's Amended and Restated Bylaws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

     The Company may obtain a liability insurance policy for its directors and officers as permitted by the Florida Act, which policy may extend to, among other things, liability arising under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The Company is a holding company that was incorporated in the State of Florida on December 26, 1996 by its parent, Bankers Insurance Group, Inc. ("BIG"). On or about December 30, 1996, BIG contributed two of its wholly-owned operating subsidiaries, Insurance Management Solutions, Inc. and Bankers Hazard Determination Services, Inc., in exchange for 500 shares of the Company's Common Stock. The issuance of shares of the Company's Common Stock pursuant to this transaction is claimed to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     Effective May 8, 1998, the Company declared a stock dividend of 40,000 shares of Common Stock for each share of Common Stock then outstanding, resulting in an increase in the outstanding capital stock of the Company to 20,000,000 shares of Common Stock.



     On July 31, 1997, the Company acquired a 49% equity interest in Geotrac, Inc., an Ohio corporation ("Old Geotrac"), for $6.75 million in cash. In July, 1998, the Company acquired the remaining 51% equity interest in Old Geotrac in exchange for (i) 480,515 shares of Common Stock (assuming an initial public offering price of $12.00 per share), (ii) a promissory note in the principal amount of $1.5 million, and (iii) cash in the amount of $728,069. The transaction was effected pursuant to the merger of Old Geotrac into a wholly-owned subsidiary of the Company, with the surviving entity being known as "Geotrac of America, Inc." The issuance of shares of the Company's Common Stock pursuant to this merger is claimed to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof.



     Effective December 17, 1998, the Company effected a one-for-two reverse split of its Common Stock, resulting in a decrease in the outstanding capital stock of the Company to 10,480,515 shares of Common Stock (assuming an initial public offering price of $12.00 per share).



     Effective January 7, 1999, the Company, through a wholly-owned subsidiary, acquired all of the issued and outstanding capital stock of Colonial Catastrophe Claims Corporation, a Florida corporation, from J. Douglas Branham and Felicia
A. Rivas, husband and wife, in exchange for (i) 141,667 shares of Common Stock (assuming an initial public offering price of $12.00 per share), (ii) cash in the amount of $500,000, (iii) a promissory note in the principal amount of $500,000, and (iv) an additional payment of up to $300,000, payable in additional shares of Common Stock, based upon the net income before taxes of Colonial Claims (as hereinafter defined) for the year ended December 31, 1999. On January 15, 1999, Colonial Catastrophe Claims Corporation was merged into the acquiring subsidiary and the name of the acquiring subsidiary was changed to "Colonial Claims Corporation" ("Colonial Claims"). The issuance of shares of the Company's Common Stock pursuant to this acquisition is claimed to be exempt from registration under the Securities Act pursuant to Rule 506 under Regulation D.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.


EXHIBIT
NUMBER                             EXHIBIT DESCRIPTION
-------                            -------------------
  1.1      --  Proposed Form of Underwriting Agreement.
  3.1      --  Amended and Restated Articles of Incorporation of Insurance
               Management Solutions Group, Inc.*
  3.2      --  Amended and Restated Bylaws of Insurance Management
               Solutions Group, Inc.*
  4.1      --  Specimen certificate for the Common Stock of Insurance
               Management Solutions Group, Inc.*
  5.1      --  Opinion of Foley & Lardner.*
 10.1      --  Employment Agreement, dated August 10, 1998, between David
               K. Meehan and Insurance Management Solutions Group, Inc.*
 10.2      --  Insurance Management Solutions Group, Inc. Long Term
               Incentive Plan.
 10.3      --  Insurance Management Solutions Group, Inc. Non-Employee
               Directors' Stock Option Plan.
 10.4      --  Snell Arcade Building Lease, dated May 15, 1996, between
               Snell Arcade Limited Company and Bankers Insurance Group,
               Inc., as revised and assigned to Insurance Management
               Solutions Group, Inc., effective January 1, 1998.*
 10.5      --  Bankers Building -- 5th Street North Lease Agreement, dated
               January 1, 1997, between Bankers Insurance Group, Inc. and
               Insurance Management Solutions Group, Inc.*
 10.6      --  Bankers Financial Center Lease Agreement, dated January 1,
               1997, between Bankers Insurance Company and Insurance
               Management Solutions Group, Inc.*
 10.7      --  Lease, dated September 2, 1994, between DanYo LLC (as
               successor to Sandan) and SMS Geotrac, Inc.*

EXHIBIT
NUMBER                             EXHIBIT DESCRIPTION
-------                            -------------------
 10.8      --  Indenture of Lease, dated September 23, 1994, between
               Southview Business Center, Ltd., an Ohio limited
               partnership, and SMS Geotrac, Inc., including Addendum I,
               dated March 20, 1995, and Addendum II, dated December 8,
               1995.*
 10.9      --  Master Equipment Lease Agreement, dated May 11, 1995, and executed on May 15, 1995, between National City Leasing
               Corporation and SMS Geotrac, Inc.*
 10.10     --  Term Lease Master Agreement, dated June 30, 1995, between
               IBM Credit Corporation and SMS Geotrac, Inc.*
 10.11     --  Employee Leasing Agreement, dated May 19, 1998, between
               Bankers Insurance Company and Insurance Management Solutions
               Group, Inc.*
 10.12     --  Administration Services Agreement, dated January 1, 1998, between Bankers Insurance Group, Inc. and Insurance
               Management Solutions Group, Inc., including Addendum to
               Administration Services Agreement, dated December 2, 1998
               and effective January 1, 1998, and Addendum to
               Administration Services Agreement, effective January 1,
               1999.*
 10.13     --  Service Agreement, dated January 1, 1998, between Insurance
               Management Solutions, Inc. and Bankers Insurance Company,
               including Addendum dated April 1, 1998 and form of Addendum to Service Agreements effective January 1, 1999.*
 10.14     --  Service Agreement dated January 1, 1998 between Insurance
               Management Solutions, Inc. and Bankers Security Insurance
               Company, including form of Addendum to Service Agreements
               effective January 1, 1999.*
 10.15     --  Service Agreement dated January 1, 1998 between Insurance
               Management Solutions, Inc. and First Community Insurance
               Company, including form of Addendum to Service Agreements
               effective January 1, 1999.*
 10.16     --  Vendor Flood Insurance Agreement, dated January 1, 1996, between Insurance Management Solutions, Inc. (as successor to Insurance Management Information Services, Inc.) and
               Mobile USA Insurance Company, Inc.*
 10.17     --  Vendor Flood Insurance Agreement, dated November 10, 1995, between AAA Auto Club South Insurance Company and Insurance
               Management Information Services, Inc.*
 10.18     --  Flood Insurance Program Services Agreement by and among
               Insurance Management Information Services, Inc., American
               Alternative Insurance Corporation, and Corporate Insurance
               Agency Services.*
 10.19     --  Loan and Security Agreement, dated July 31, 1997, between
               Huntington National Bank, YoSystems, Inc. and SMS Geotrac,
               Inc.*
 10.20     --  Pledge and Security Agreement, dated May 8, 1998, by
               Insurance Management Solutions Group, Inc. in favor of
               SouthTrust Bank, N.A.*
 10.21     --  Agreement and Plan of Merger, dated May 12, 1998, by and among Geotrac, Inc., Insurance Management Solutions, Inc.,
               Daniel J. and Sandra White, Bankers Insurance Group, Inc.
               and Bankers Hazard Determination Services, Inc.*
 10.22     --  Employment Agreement, dated July 31, 1998, between Geotrac of America, Inc. (as successor to Geotrac, Inc.) and Daniel
               J. White.*
 10.23     --  Term Lease Master Agreement, dated August 6, 1996, between
               IBM Credit Corporation and Bankers Insurance Company,
               assigned by Bankers Insurance Company to Insurance
               Management Solutions, Inc., effective April 1, 1998,
               pursuant to Sales and Assignment Agreement, dated May 6,
               1998.*
 10.24     --  Sales and Assignment Agreement, dated May 6, 1998, by and between Insurance Management Solutions Group, Inc.,
               Insurance Management Solutions, Inc., Bankers Insurance
               Group, Inc., Bankers Insurance Services, Inc., Bankers Life
               Insurance Company, Southern Rental & Leasing Corporation,
               Bankers Insurance Company, and Bankers Security Insurance
               Company.*
 10.25     --  Software Maintenance and Enhancement Agreement, dated
               January 7, 1997 between Systems Integration and Imaging
               Technologies Incorporated and Insurance Management
               Information Services, Inc.*

EXHIBIT
NUMBER                             EXHIBIT DESCRIPTION
-------                            -------------------
 10.26     --  Corporate Governance Agreement, dated July 31, 1998, between
               Geotrac, Inc., Daniel J. White and Insurance Management
               Solutions Group, Inc.*
 10.27     --  Tax Indemnity Agreement dated July 31, 1998 between Bankers
               Insurance Group, Inc., Insurance Management Solutions Group,
               Inc. and Daniel J. and Sandra White.*
 10.28     --  Flood Insurance Agreement, dated January 6, 1998, between
               First Community Insurance Company and Keystone Insurance
               Company.*
 10.29     --  Marketing Agreement, dated November 14, 1997, between First
               Community Insurance Company and Nobel Insurance Company.*
 10.30     --  Flood Insurance Agreement, dated February 11, 1998, between
               First Community Insurance Company and Horace Mann Insurance
               Company.*
 10.31     --  Promissory Note dated April 1, 1998, from Insurance
               Management Solutions, Inc. to Bankers Insurance Company in
               the principal amount of $2,353,424.42.*
 10.32     --  Promissory Note dated April 1, 1998, from Insurance
               Management Solutions, Inc. to Southern Rental & Leasing
               Corporation in the principal amount of $448,749.95.*
 10.33     --  Promissory Note dated May 8, 1998, from Insurance Management
               Solutions Group, Inc. to Heritage Hotel Holding Company in
               the principal amount of $6,750,000, as amended.*
 10.34     --  Note dated December 30, 1994, from Insurance Management
               Solutions, Inc. (as successor to Bankers Data Center, Inc.)
               to First of America Bank -- Florida F.S.B. in the principal amount of $200,000.*
 10.35     --  Loan Agreement dated December 30, 1994, between First of
               America Bank -- Florida F.S.B., Geotrac, Inc. (as successor to National Flood Certification Services, Inc.), Southern
               Rental & Leasing Corporation, Insurance Management
               Solutions, Inc. (as successor to Bankers Data Center, Inc.)
               and Bankers Insurance Group, Inc.*
 10.36     --  Security Agreement dated December 30, 1994, by Insurance
               Management Solutions, Inc. (as successor to Bankers Data
               Center, Inc.) in favor of First of America Bank -- Florida
               F.S.B.*
 10.37     --  Note dated December 30, 1994, from Geotrac of America, Inc.
               (as successor to Geotrac, Inc. and National Flood
               Certification Services, Inc.) to First of America
               Bank -- Florida F.S.B. in the principal amount of $60,000.*
 10.38     --  Security Agreement dated December 30, 1994, by Geotrac of
               America, Inc. (as successor to Geotrac, Inc. and National
               Flood Certification Services, Inc.) in favor of First of
               America Bank -- Florida F.S.B.*
 10.39     --  Note dated December 30, 1996, from Geotrac of America, Inc.
               (as successor to Bankers Hazard Determination Services,
               Inc.) to First of America Bank -- Florida F.S.B. in the
               principal amount of $245,000.*
 10.40     --  Note dated December 30, 1996, from Insurance Management
               Solutions, Inc. (as successor to Insurance Management
               Information Services, Inc.) to First of American
               Bank -- Florida FSB in the principal amount of $809,000.*
 10.41     --  Loan Agreement dated December 30, 1996, between First of
               America Bank -- Florida F.S.B., Geotrac of America, Inc. (as
               successor to Bankers Hazard Determination Services, Inc.),
               Bankers Insurance Group, Inc., Bankers Risk Management
               Services, Inc., Bankers Underwriters, Inc., Insurance
               Management Solutions, Inc. (as successor to Insurance
               Management Information Services, Inc.), Southern Rental &
               Leasing Corporation, Bankers Financial Corporation and
               Bankers International Financial Corporation.*
 10.42     --  Security Agreement dated December 30, 1996, by Geotrac of
               America, Inc. (as successor to Bankers Hazard Determination
               Services Inc.), in favor of First of America Bank -- Florida
               F.S.B. securing $245,000 loan.*
 10.43     --  Security Agreement dated December 30, 1996, by Insurance
               Management Solutions, Inc. (as successor to Insurance
               Management Information Services, Inc.) in favor of First of
               America Bank -- Florida F.S.B. securing $809,000 loan.*

EXHIBIT
NUMBER                             EXHIBIT DESCRIPTION
-------                            -------------------
 10.44     --  Installment Note dated December 30, 1997, from Geotrac of
               America, Inc. (as successor to Bankers Hazard Determination
               Services, Inc.) to SouthTrust Bank, N.A. in the principal
               amount of $184,000.*
 10.45     --  Cross-Collateralization and Cross-Default Agreement dated
               December 30, 1997, in favor of SouthTrust Bank, N.A. by
               Bankers Financial Corporation, Bankers Insurance Group,
               Inc., Insurance Management Solutions, Inc. and Geotrac of
               America, Inc. (as successor to Bankers Hazard Determination
               Services, Inc.).*
 10.46     --  Security Agreement dated December 30, 1997, between Geotrac of America, Inc. (as successor to Bankers Hazard
               Determination Services, Inc.), and SouthTrust Bank, N.A.*
 10.47     --  Revolving Line of Credit Note dated December 27, 1993, from
               Geotrac of America, Inc. (as successor to Geotrac, Inc. and
               National Flood Certification Services, Inc.) to Marine Bank,
               in the amount of $600,000.*
 10.48     --  Security Agreement dated December 27, 1993, between Geotrac of America, Inc. (as successor to Geotrac, Inc. and National
               Flood Certification Services, Inc.) and Marine Bank.*
 10.49     --  Installment Note dated December, 1997, from Insurance
               Management Solutions, Inc. to SouthTrust Bank, N.A. in the
               principal amount of $2,131,000.*
 10.50     --  Promissory Note dated December 30, 1997, from Insurance
               Management Solutions, Inc. to SouthTrust Bank, N.A. in the
               principal amount of $500,000.*
 10.51     --  Security Agreement dated December 30, 1997, between
               Insurance Management Solutions Group, Inc. and SouthTrust
               Bank, N.A.*
 10.52     --  Flood Compliance Service Agreement dated November 1, 1996, between Geotrac of America, Inc. (as successor to Geotrac,
               Inc. and SMS Geotrac) and Mortgage Corporation of America.*
 10.53     --  Flood Compliance Service Agreement dated March 1, 1997, between Geotrac of America, Inc. (as successor to Geotrac,
               Inc. and SMS Geotrac) and CitFed Mortgage Corporation of
               America.*
 10.54     --  Flood Compliance Service Agreement dated March 1, 1998, between Geotrac of America, Inc. (as successor to Geotrac,
               Inc. and SMS Geotrac), ABN AMRO North American and certain of its affiliates.*
 10.55     --  Flood Compliance Service Agreement dated April 12, 1997, between Geotrac of America, Inc. (as successor to Geotrac,
               Inc. and SMS Geotrac) and Third Federal Savings.*
 10.56     --  Flood Compliance Service Agreement dated April 9, 1997, between Geotrac of America, Inc. (as successor to Geotrac,
               Inc. and SMS Geotrac) and MidAm, Inc.*
 10.57     --  Flood Compliance Service Agreement dated December 28, 1995, between Geotrac of America, Inc. (as successor to Geotrac,
               Inc.) and Crestar Bank.*
 10.58     --  Flood Compliance Service Agreement dated April 1, 1996, between Geotrac of America, Inc. (as successor to Geotrac,
               Inc. and SMS Geotrac) and ReliaStar Mortgage Corporation.*
 10.59     --  Flood Zone Determination Agreement dated March 25, 1993, between Geotrac of America, Inc. (as successor to Geotrac,
               Inc. and National Flood Certification Services, Inc.) and
               AIG Consultants, Inc.*
 10.60     --  Flood Zone Determination Agreement dated December 28, 1995, between Geotrac of America, Inc. (as successor to Bankers
               Hazard Determination Services, Inc.) and SouthTrust
               Corporation, as amended on June 3, 1997.*
 10.61     --  Flood Zone Determination Agreement dated July 14, 1994, between Geotrac of America, Inc. (as successor to Geotrac,
               Inc. and National Flood Certification Services, Inc.) and
               SunBank, N.A.*
 10.62     --  Flood Zone Determination Agreement dated November 8, 1993, between Geotrac of America, Inc. (as successor to Geotrac,
               Inc. and National Flood Certification Services, Inc.) and
               Royal Indemnity Company.*
 10.63     --  Flood Insurance Agreement, dated February 17, 1995, between
               First Community Insurance Company and Armed Forces Insurance
               Exchange, as amended.*

EXHIBIT
NUMBER                             EXHIBIT DESCRIPTION
-------                            -------------------
 10.64     --  Flood Insurance Agreement, dated November 17, 1995, between
               First Community Insurance Company and Amica Mutual Insurance
               Company, as amended.*
 10.65     --  Non-Qualified Stock Option Plan.
 10.66     --  Funding Agreement, dated June 19, 1998, by and between
               Bankers Insurance Group, Inc. and Insurance Management
               Solutions Group, Inc.*
 10.67     --  Assignment of Registered Service Mark ("Floodwriter"), dated
               May 7, 1998, from Bankers Insurance Company to Insurance
               Management Solutions, Inc.*
 10.68     --  Assignment of Registered Service Mark ("Undercurrents"),
               dated May 7, 1998, from Bankers Insurance Company to
               Insurance Management Solutions, Inc.*
 10.69     --  Registration Rights Agreement, dated July 31, 1998, between
               Insurance Management Solutions Group, Inc. and Daniel J. and
               Sandra White*
 10.70     --  Software License Agreement, effective January 1, 1998, between Insurance Management Solutions, Inc., Bankers
               Insurance Group, Inc. and Bankers Insurance Company.*
 10.71     --  First Amendment to Loan and Security Agreement, dated July
               31, 1998, between Geotrac, Inc. and Huntington National
               Bank.*
 10.72     --  Continuing Guaranty Unlimited, dated July 29, 1998, by
               Insurance Management Solutions Group, Inc. in favor of
               Huntington National Bank.*
 10.73     --  Subordination Agreement dated July 31, 1998 between Geotrac of America, Inc., Daniel J. and Sandra White, and Huntington
               National Bank.*
 10.74     --  Subordination Agreement dated July 31, 1998 between Geotrac of America, Inc., Insurance Management Solutions Group, Inc.
               and Huntington National Bank.*
 10.75     --  Tax Indemnity Agreement dated July 31, 1998 between Bankers
               International Financial Corporation and Insurance Management
               Solutions Group, Inc.*
 10.76     --  Tax Allocation Agreement dated July 31, 1998 between
               Insurance Management Solutions Group, Inc., Insurance
               Management Solutions, Inc. and Geotrac of America, Inc.,
               including Addendum dated July 31, 1998.*
 10.77     --  Employment Agreement dated June 11, 1998 between Jeffrey S.
               Bragg and Insurance Management Solutions Group, Inc.*
 10.78     --  Employment Agreement dated June 11, 1998 between Kelly K.
               King and Insurance Management Solutions Group, Inc.*
 10.79     --  Articles of Merger filed with the Florida Department of
               State relating to the merger between Bankers Hazard
               Determination Services, Inc. and Geotrac, Inc.*
 10.80     --  Certificate of Merger filed with the Ohio Department of
               State relating to the merger between Bankers Hazard
               Determination Services, Inc. and Geotrac, Inc.*
 10.81     --  Guaranty of Payment of Debt, dated July 31, 1998, by
               Insurance Management Solutions Group, Inc. and Bankers
               Insurance Group, Inc. in favor of Daniel J. White and Sandra
               White.*
 10.82     --  Secrecy and Confidentiality Agreement, dated October 8,
               1993, between Geotrac of America, Inc. (formerly Geotrac,
               Inc.) and Kirloskar Computer Services, Ltd.*
 10.83     --  Service Agreement dated December 1, 1998 between Insurance
               Management Solutions, Inc. and Bankers Life Insurance
               Company, including Addendum to Service Agreements dated
               December 11, 1998 and effective January 1, 1999.*
 10.84     --  Stock Purchase Agreement, dated July 31, 1997, between
               YoSystems, Inc., Bankers Hazard Determination Services, Inc.
               and Daniel J. and Sandra White.*
 10.85     --  Employment Agreement, dated September 22, 1998 between
               Kathleen M. Batson and Insurance Management Solutions Group,
               Inc.*
 10.86     --  Term Note dated July 31, 1997, from YoSystems, Inc. and SMS
               Geotrac, Inc. to Huntington National Bank in the principal amount of $8,750,000.00.*
 10.87     --  AYO Claims Agreement between Florida Windstorm Underwriting
               Association and Bankers Insurance Group, Inc. dated
               February, 1998.*

EXHIBIT
NUMBER                             EXHIBIT DESCRIPTION
-------                            -------------------
 10.88     --  Assignment of AYO Claims Agreement among Bankers Insurance
               Group, Inc., Bankers Insurance Company and Florida Windstorm
               Underwriting Association dated December 15, 1998.*
 10.89     --  Software Transfer Agreement dated September 1, 1998 by and among Bankers Insurance Group, Inc., Bankers Insurance
               Company, Insurance Management Solutions, Inc., and First
               Community Insurance Company.*
 10.90     --  Promissory Note, dated January 7, 1999, of Insurance
               Management Solutions Group, Inc. in favor of J. Douglas
               Branham and Felicia A. Rivas.
 10.91     --  Registration Rights Agreement dated January, 1999 between
               Insurance Management Solutions Group, Inc., J. Douglas
               Branham and Felicia A. Rivas.
 10.92     --  Employment Agreement dated January 7, 1999 between Colonial
               Claims Corporation and J. Douglas Branham.
 10.93     --  Employment Agreement dated January 7, 1999 between Colonial
               Claims Corporation and Felicia A. Rivas.
 10.94     --  Stock Purchase Agreement dated December 10, 1998 between
               Colonial Catastrophe Claims Corporation, J. Douglas Branham,
               Felicia A. Rivas, and Insurance Management Solutions Group,
               Inc., including Addenda thereto.
 10.95     --  Loan Agreement dated December 16, 1998 between Bankers
               Insurance Group, Inc. and Western International Insurance
               Company.*
 10.96     --  Form of Promissory Note of Bankers Insurance Group, Inc. in
               favor of Western International Insurance Company.
 10.97     --  Agreement for Satisfaction of Debt and Capitalization of
               Subsidiary dated December 16, 1998 between Venture Capital
               Corporation and Western International Insurance Company.*
 10.98     --  Plan of Merger dated January 7, 1999 and effective January
               15, 1999 between IMS Colonial, Inc. and Colonial Catastrophe
               Claims Corporation.
 10.99     --  Flood Insurance Services Agreement, dated January 14, 1999, by and between Insurance Management Solutions Group, Inc.
               and Farmers Services Corporation.
 21.1      --  List of subsidiaries of Insurance Management Solutions
               Group, Inc.*
 23.1      --  Consent of Foley & Lardner.*
 23.2      --  Consent of Grant Thornton LLP.
 23.3      --  Consent of Grant Thornton LLP.
 23.4      --  Consent of Grant Thornton LLP.
 24.1      --  Power of Attorney relating to subsequent amendments.*
 27.1      --  Financial Data Schedule (filed for SEC purposes only).


---------------

 * Previously filed.
     (b) Financial Statement Schedules.
     None.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, and State of Florida, on this 21st day of January, 1999.


                                          INSURANCE MANAGEMENT SOLUTIONS GROUP,
                                          INC.

                                          By:     /s/ JEFFREY S. BRAGG
                                            ------------------------------------
                                                      Jeffrey S. Bragg
                                                  Executive Vice President
                                                and Chief Operating Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amended Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                     SIGNATURE                                     TITLE                       DATE
                     ---------                                     -----                       ----

                         *                             Chairman of the Board, Chief       January 21, 1999
---------------------------------------------------      Executive Officer and
                  David K. Meehan                        Director (Principal
                                                         Executive Officer)

                 /s/ KELLY K. KING                     Vice President, Chief              January 21, 1999
---------------------------------------------------      Financial Officer and
                   Kelly K. King                         Treasurer

               /s/ JEFFREY S. BRAGG                    Director                           January 21, 1999
---------------------------------------------------
                 Jeffrey S. Bragg

                         *                             Director                           January 21, 1999
---------------------------------------------------
                  Robert M. Menke

                         *                             Director                           January 21, 1999
---------------------------------------------------
                  Robert G. Menke

                         *                             Director                           January 21, 1999
---------------------------------------------------
                John A. Grant, Jr.

                         *                             Director                           January 21, 1999
---------------------------------------------------
                 William D. Hussey

                         *                             Director                           January 21, 1999
---------------------------------------------------
                  E. Ray Solomon

                         *                             Director                           January 21, 1999
---------------------------------------------------
                  Daniel J. White

                                                       Director                           January 21, 1999
---------------------------------------------------
               Alejandro M. Sanchez

              *By: /s/ KELLY K. KING
   ---------------------------------------------
                   Kelly K. King
                 Attorney-In-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                             EXHIBIT DESCRIPTION
-------                            -------------------
  1.1      --  Proposed Form of Underwriting Agreement.
  3.1      --  Amended and Restated Articles of Incorporation of Insurance
               Management Solutions Group, Inc.*
  3.2      --  Amended and Restated Bylaws of Insurance Management
               Solutions Group, Inc.*
  4.1      --  Specimen certificate for the Common Stock of Insurance
               Management Solutions Group, Inc.*
  5.1      --  Opinion of Foley & Lardner.*
 10.1      --  Employment Agreement, dated August 10, 1998, between David
               K. Meehan and Insurance Management Solutions Group, Inc.*
 10.2      --  Insurance Management Solutions Group, Inc. Long Term
               Incentive Plan.
 10.3      --  Insurance Management Solutions Group, Inc. Non-Employee
               Directors' Stock Option Plan.
 10.4      --  Snell Arcade Building Lease, dated May 15, 1996, between
               Snell Arcade Limited Company and Bankers Insurance Group,
               Inc., as revised and assigned to Insurance Management
               Solutions Group, Inc., effective January 1, 1998.*
 10.5      --  Bankers Building -- 5th Street North Lease Agreement, dated
               January 1, 1997, between Bankers Insurance Group, Inc. and
               Insurance Management Solutions Group, Inc.*
 10.6      --  Bankers Financial Center Lease Agreement, dated January 1,
               1997, between Bankers Insurance Company and Insurance
               Management Solutions Group, Inc.*
 10.7      --  Lease, dated September 2, 1994, between DanYo LLC (as
               successor to Sandan) and SMS Geotrac, Inc.*
 10.8      --  Indenture of Lease, dated September 23, 1994, between
               Southview Business Center, Ltd., an Ohio limited
               partnership, and SMS Geotrac, Inc., including Addendum I,
               dated March 20, 1995, and Addendum II, dated December 8,
               1995.*
 10.9      --  Master Equipment Lease Agreement, dated May 11, 1995, and executed on May 15, 1995, between National City Leasing
               Corporation and SMS Geotrac, Inc.*
 10.10     --  Term Lease Master Agreement, dated June 30, 1995, between
               IBM Credit Corporation and SMS Geotrac, Inc.*
 10.11     --  Employee Leasing Agreement, dated May 19, 1998, between
               Bankers Insurance Company and Insurance Management Solutions
               Group, Inc.*
 10.12     --  Administration Services Agreement, dated January 1, 1998, between Bankers Insurance Group, Inc. and Insurance
               Management Solutions Group, Inc., including Addendum to
               Administration Services Agreement, dated December 2, 1998
               and effective January 1, 1998, and Addendum to
               Administration Services Agreement, effective January 1,
               1999.*
 10.13     --  Service Agreement, dated January 1, 1998, between Insurance
               Management Solutions, Inc. and Bankers Insurance Company,
               including Addendum dated April 1, 1998 and form of Addendum to Service Agreements effective January 1, 1999.*
 10.14     --  Service Agreement dated January 1, 1998 between Insurance
               Management Solutions, Inc. and Bankers Security Insurance
               Company, including form of Addendum to Service Agreements
               effective January 1, 1999.*
 10.15     --  Service Agreement dated January 1, 1998 between Insurance
               Management Solutions, Inc. and First Community Insurance
               Company, including form of Addendum to Service Agreements
               effective January 1, 1999.*
 10.16     --  Vendor Flood Insurance Agreement, dated January 1, 1996, between Insurance Management Solutions, Inc. (as successor to Insurance Management Information Services, Inc.) and
               Mobile USA Insurance Company, Inc.*
 10.17     --  Vendor Flood Insurance Agreement, dated November 10, 1995, between AAA Auto Club South Insurance Company and Insurance
               Management Information Services, Inc.*

EXHIBIT
NUMBER                             EXHIBIT DESCRIPTION
-------                            -------------------
 10.18     --  Flood Insurance Program Services Agreement by and among
               Insurance Management Information Services, Inc., American
               Alternative Insurance Corporation, and Corporate Insurance
               Agency Services.*
 10.19     --  Loan and Security Agreement, dated July 31, 1997, between
               Huntington National Bank, YoSystems, Inc. and SMS Geotrac,
               Inc.*
 10.20     --  Pledge and Security Agreement, dated May 8, 1998, by
               Insurance Management Solutions Group, Inc. in favor of
               SouthTrust Bank, N.A.*
 10.21     --  Agreement and Plan of Merger, dated May 12, 1998, by and among Geotrac, Inc., Insurance Management Solutions, Inc.,
               Daniel J. and Sandra White, Bankers Insurance Group, Inc.
               and Bankers Hazard Determination Services, Inc.*
 10.22     --  Employment Agreement, dated July 31, 1998, between Geotrac of America, Inc. (as successor to Geotrac, Inc.) and Daniel
               J. White.*
 10.23     --  Term Lease Master Agreement, dated August 6, 1996, between
               IBM Credit Corporation and Bankers Insurance Company,
               assigned by Bankers Insurance Company to Insurance
               Management Solutions, Inc., effective April 1, 1998,
               pursuant to Sales and Assignment Agreement, dated May 6,
               1998.*
 10.24     --  Sales and Assignment Agreement, dated May 6, 1998, by and between Insurance Management Solutions Group, Inc.,
               Insurance Management Solutions, Inc., Bankers Insurance
               Group, Inc., Bankers Insurance Services, Inc., Bankers Life
               Insurance Company, Southern Rental & Leasing Corporation,
               Bankers Insurance Company, and Bankers Security Insurance
               Company.*
 10.25     --  Software Maintenance and Enhancement Agreement, dated
               January 7, 1997 between Systems Integration and Imaging
               Technologies Incorporated and Insurance Management
               Information Services, Inc.*
 10.26     --  Corporate Governance Agreement, dated July 31, 1998, between
               Geotrac, Inc., Daniel J. White and Insurance Management
               Solutions Group, Inc.*
 10.27     --  Tax Indemnity Agreement dated July 31, 1998 between Bankers
               Insurance Group, Inc., Insurance Management Solutions Group,
               Inc. and Daniel J. and Sandra White.*
 10.28     --  Flood Insurance Agreement, dated January 6, 1998, between
               First Community Insurance Company and Keystone Insurance
               Company.*
 10.29     --  Marketing Agreement, dated November 14, 1997, between First
               Community Insurance Company and Nobel Insurance Company.*
 10.30     --  Flood Insurance Agreement, dated February 11, 1998, between
               First Community Insurance Company and Horace Mann Insurance
               Company.*
 10.31     --  Promissory Note dated April 1, 1998, from Insurance
               Management Solutions, Inc. to Bankers Insurance Company in
               the principal amount of $2,353,424.42.*
 10.32     --  Promissory Note dated April 1, 1998, from Insurance
               Management Solutions, Inc. to Southern Rental & Leasing
               Corporation in the principal amount of $448,749.95.*
 10.33     --  Promissory Note dated May 8, 1998, from Insurance Management
               Solutions Group, Inc. to Heritage Hotel Holding Company in
               the principal amount of $6,750,000, as amended.*
 10.34     --  Note dated December 30, 1994, from Insurance Management
               Solutions, Inc. (as successor to Bankers Data Center, Inc.)
               to First of America Bank -- Florida F.S.B. in the principal amount of $200,000.*
 10.35     --  Loan Agreement dated December 30, 1994, between First of
               America Bank -- Florida F.S.B., Geotrac, Inc. (as successor to National Flood Certification Services, Inc.), Southern
               Rental & Leasing Corporation, Insurance Management
               Solutions, Inc. (as successor to Bankers Data Center, Inc.)
               and Bankers Insurance Group, Inc.*
 10.36     --  Security Agreement dated December 30, 1994, by Insurance
               Management Solutions, Inc. (as successor to Bankers Data
               Center, Inc.) in favor of First of America Bank -- Florida
               F.S.B.*

EXHIBIT
NUMBER                             EXHIBIT DESCRIPTION
-------                            -------------------
 10.37     --  Note dated December 30, 1994, from Geotrac of America, Inc.
               (as successor to Geotrac, Inc. and National Flood
               Certification Services, Inc.) to First of America
               Bank -- Florida F.S.B. in the principal amount of $60,000.*
 10.38     --  Security Agreement dated December 30, 1994, by Geotrac of
               America, Inc. (as successor to Geotrac, Inc. and National
               Flood Certification Services, Inc.) in favor of First of
               America Bank -- Florida F.S.B.*
 10.39     --  Note dated December 30, 1996, from Geotrac of America, Inc.
               (as successor to Bankers Hazard Determination Services,
               Inc.) to First of America Bank -- Florida F.S.B. in the
               principal amount of $245,000.*
 10.40     --  Note dated December 30, 1996, from Insurance Management
               Solutions, Inc. (as successor to Insurance Management
               Information Services, Inc.) to First of American
               Bank -- Florida FSB in the principal amount of $809,000.*
 10.41     --  Loan Agreement dated December 30, 1996, between First of
               America Bank -- Florida F.S.B., Geotrac of America, Inc. (as
               successor to Bankers Hazard Determination Services, Inc.),
               Bankers Insurance Group, Inc., Bankers Risk Management
               Services, Inc., Bankers Underwriters, Inc., Insurance
               Management Solutions, Inc. (as successor to Insurance
               Management Information Services, Inc.), Southern Rental &
               Leasing Corporation, Bankers Financial Corporation and
               Bankers International Financial Corporation.*
 10.42     --  Security Agreement dated December 30, 1996, by Geotrac of
               America, Inc. (as successor to Bankers Hazard Determination
               Services Inc.), in favor of First of America Bank -- Florida
               F.S.B. securing $245,000 loan.*
 10.43     --  Security Agreement dated December 30, 1996, by Insurance
               Management Solutions, Inc. (as successor to Insurance
               Management Information Services, Inc.) in favor of First of
               America Bank -- Florida F.S.B. securing $809,000 loan.*
 10.44     --  Installment Note dated December 30, 1997, from Geotrac of
               America, Inc. (as successor to Bankers Hazard Determination
               Services, Inc.) to SouthTrust Bank, N.A. in the principal
               amount of $184,000.*
 10.45     --  Cross-Collateralization and Cross-Default Agreement dated
               December 30, 1997, in favor of SouthTrust Bank, N.A. by
               Bankers Financial Corporation, Bankers Insurance Group,
               Inc., Insurance Management Solutions, Inc. and Geotrac of
               America, Inc. (as successor to Bankers Hazard Determination
               Services, Inc.).*
 10.46     --  Security Agreement dated December 30, 1997, between Geotrac of America, Inc. (as successor to Bankers Hazard
               Determination Services, Inc.), and SouthTrust Bank, N.A.*
 10.47     --  Revolving Line of Credit Note dated December 27, 1993, from
               Geotrac of America, Inc. (as successor to Geotrac, Inc. and
               National Flood Certification Services, Inc.) to Marine Bank,
               in the amount of $600,000.*
 10.48     --  Security Agreement dated December 27, 1993, between Geotrac of America, Inc. (as successor to Geotrac, Inc. and National
               Flood Certification Services, Inc.) and Marine Bank.*
 10.49     --  Installment Note dated December, 1997, from Insurance
               Management Solutions, Inc. to SouthTrust Bank, N.A. in the
               principal amount of $2,131,000.*
 10.50     --  Promissory Note dated December 30, 1997, from Insurance
               Management Solutions, Inc. to SouthTrust Bank, N.A. in the
               principal amount of $500,000.*
 10.51     --  Security Agreement dated December 30, 1997, between
               Insurance Management Solutions Group, Inc. and SouthTrust
               Bank, N.A.*
 10.52     --  Flood Compliance Service Agreement dated November 1, 1996, between Geotrac of America, Inc. (as successor to Geotrac,
               Inc. and SMS Geotrac) and Mortgage Corporation of America.*
 10.53     --  Flood Compliance Service Agreement dated March 1, 1997, between Geotrac of America, Inc. (as successor to Geotrac,
               Inc. and SMS Geotrac) and CitFed Mortgage Corporation of
               America.*

EXHIBIT
NUMBER                             EXHIBIT DESCRIPTION
-------                            -------------------
 10.54     --  Flood Compliance Service Agreement dated March 1, 1998, between Geotrac of America, Inc. (as successor to Geotrac,
               Inc. and SMS Geotrac), ABN AMRO North American and certain of its affiliates.*
 10.55     --  Flood Compliance Service Agreement dated April 12, 1997, between Geotrac of America, Inc. (as successor to Geotrac,
               Inc. and SMS Geotrac) and Third Federal Savings.*
 10.56     --  Flood Compliance Service Agreement dated April 9, 1997, between Geotrac of America, Inc. (as successor to Geotrac,
               Inc. and SMS Geotrac) and MidAm, Inc.*
 10.57     --  Flood Compliance Service Agreement dated December 28, 1995, between Geotrac of America, Inc. (as successor to Geotrac,
               Inc.) and Crestar Bank.*
 10.58     --  Flood Compliance Service Agreement dated April 1, 1996, between Geotrac of America, Inc. (as successor to Geotrac,
               Inc. and SMS Geotrac) and ReliaStar Mortgage Corporation.*
 10.59     --  Flood Zone Determination Agreement dated March 25, 1993, between Geotrac of America, Inc. (as successor to Geotrac,
               Inc. and National Flood Certification Services, Inc.) and
               AIG Consultants, Inc.*
 10.60     --  Flood Zone Determination Agreement dated December 28, 1995, between Geotrac of America, Inc. (as successor to Bankers
               Hazard Determination Services, Inc.) and SouthTrust
               Corporation, as amended on June 3, 1997.*
 10.61     --  Flood Zone Determination Agreement dated July 14, 1994, between Geotrac of America, Inc. (as successor to Geotrac,
               Inc. and National Flood Certification Services, Inc.) and
               SunBank, N.A.*
 10.62     --  Flood Zone Determination Agreement dated November 8, 1993, between Geotrac of America, Inc. (as successor to Geotrac,
               Inc. and National Flood Certification Services, Inc.) and
               Royal Indemnity Company.*
 10.63     --  Flood Insurance Agreement, dated February 17, 1995, between
               First Community Insurance Company and Armed Forces Insurance
               Exchange, as amended.*
 10.64     --  Flood Insurance Agreement, dated November 17, 1995, between
               First Community Insurance Company and Amica Mutual Insurance
               Company, as amended.*
 10.65     --  Non-Qualified Stock Option Plan.
 10.66     --  Funding Agreement, dated June 19, 1998, by and between
               Bankers Insurance Group, Inc. and Insurance Management
               Solutions Group, Inc.*
 10.67     --  Assignment of Registered Service Mark ("Floodwriter"), dated
               May 7, 1998, from Bankers Insurance Company to Insurance
               Management Solutions, Inc.*
 10.68     --  Assignment of Registered Service Mark ("Undercurrents"),
               dated May 7, 1998, from Bankers Insurance Company to
               Insurance Management Solutions, Inc.*
 10.69     --  Registration Rights Agreement, dated July 31, 1998, between
               Insurance Management Solutions Group, Inc. and Daniel J. and
               Sandra White*
 10.70     --  Software License Agreement, effective January 1, 1998, between Insurance Management Solutions, Inc., Bankers
               Insurance Group, Inc. and Bankers Insurance Company.*
 10.71     --  First Amendment to Loan and Security Agreement, dated July
               31, 1998, between Geotrac, Inc. and Huntington National
               Bank.*
 10.72     --  Continuing Guaranty Unlimited, dated July 29, 1998, by
               Insurance Management Solutions Group, Inc. in favor of
               Huntington National Bank.*
 10.73     --  Subordination Agreement dated July 31, 1998 between Geotrac of America, Inc., Daniel J. and Sandra White, and Huntington
               National Bank.*
 10.74     --  Subordination Agreement dated July 31, 1998 between Geotrac of America, Inc., Insurance Management Solutions Group, Inc.
               and Huntington National Bank.*
 10.75     --  Tax Indemnity Agreement dated July 31, 1998 between Bankers
               International Financial Corporation and Insurance Management
               Solutions Group, Inc.*

EXHIBIT
NUMBER                             EXHIBIT DESCRIPTION
-------                            -------------------
 10.76     --  Tax Allocation Agreement dated July 31, 1998 between
               Insurance Management Solutions Group, Inc., Insurance
               Management Solutions, Inc. and Geotrac of America, Inc.,
               including Addendum dated July 31, 1998.*
 10.77     --  Employment Agreement dated June 11, 1998 between Jeffrey S.
               Bragg and Insurance Management Solutions Group, Inc.*
 10.78     --  Employment Agreement dated June 11, 1998 between Kelly K.
               King and Insurance Management Solutions Group, Inc.*
 10.79     --  Articles of Merger filed with the Florida Department of
               State relating to the merger between Bankers Hazard
               Determination Services, Inc. and Geotrac, Inc.*
 10.80     --  Certificate of Merger filed with the Ohio Department of
               State relating to the merger between Bankers Hazard
               Determination Services, Inc. and Geotrac, Inc.*
 10.81     --  Guaranty of Payment of Debt, dated July 31, 1998, by
               Insurance Management Solutions Group, Inc. and Bankers
               Insurance Group, Inc. in favor of Daniel J. White and Sandra
               White.*
 10.82     --  Secrecy and Confidentiality Agreement, dated October 8,
               1993, between Geotrac of America, Inc. (formerly Geotrac,
               Inc.) and Kirloskar Computer Services, Ltd.*
 10.83     --  Service Agreement dated December 1, 1998 between Insurance
               Management Solutions, Inc. and Bankers Life Insurance
               Company, including Addendum to Service Agreements dated
               December 11, 1998 and effective January 1, 1999.*
 10.84     --  Stock Purchase Agreement, dated July 31, 1997, between
               YoSystems, Inc., Bankers Hazard Determination Services, Inc.
               and Daniel J. and Sandra White.*
 10.85     --  Employment Agreement, dated September 22, 1998 between
               Kathleen M. Batson and Insurance Management Solutions Group,
               Inc.*
 10.86     --  Term Note dated July 31, 1997, from YoSystems, Inc. and SMS
               Geotrac, Inc. to Huntington National Bank in the principal amount of $8,750,000.00.*
 10.87     --  AYO Claims Agreement between Florida Windstorm Underwriting
               Association and Bankers Insurance Group, Inc. dated
               February, 1998.*
 10.88     --  Assignment of AYO Claims Agreement among Bankers Insurance
               Group, Inc., Bankers Insurance Company and Florida Windstorm
               Underwriting Association dated December 15, 1998.*
 10.89     --  Software Transfer Agreement dated September 1, 1998 by and among Bankers Insurance Group, Inc., Bankers Insurance
               Company, Insurance Management Solutions, Inc., and First
               Community Insurance Company.*
 10.90     --  Promissory Note, dated January 7, 1999, of Insurance
               Management Solutions Group, Inc. in favor of J. Douglas
               Branham and Felicia A. Rivas.
 10.91     --  Registration Rights Agreement dated January, 1999 between
               Insurance Management Solutions Group, Inc., J. Douglas
               Branham and Felicia A. Rivas.
 10.92     --  Employment Agreement dated January 7, 1999 between Colonial
               Claims Corporation and J. Douglas Branham.
 10.93     --  Employment Agreement dated January 7, 1999 between Colonial
               Claims Corporation and Felicia A. Rivas.
 10.94     --  Stock Purchase Agreement dated December 10, 1998 between
               Colonial Catastrophe Claims Corporation, J. Douglas Branham,
               Felicia A. Rivas, and Insurance Management Solutions Group,
               Inc., including Addenda thereto.
 10.95     --  Loan Agreement dated December 16, 1998 between Bankers
               Insurance Group, Inc. and Western International Insurance
               Company.*
 10.96     --  Form of Promissory Note of Bankers Insurance Group, Inc. in
               favor of Western International Insurance Company.
 10.97     --  Agreement for Satisfaction of Debt and Capitalization of
               Subsidiary dated December 16, 1998 between Venture Capital
               Corporation and Western International Insurance Company.*

EXHIBIT
NUMBER                             EXHIBIT DESCRIPTION
-------                            -------------------
 10.98     --  Plan of Merger dated January 7, 1999 and effective January
               15, 1999 between IMS Colonial, Inc. and Colonial Catastrophe
               Claims Corporation.
 10.99     --  Flood Insurance Services Agreement, dated January 14, 1999, by and between Insurance Management Solutions Group, Inc.
               and Farmers Services Corporation.
 21.1      --  List of subsidiaries of Insurance Management Solutions
               Group, Inc.*
 23.1      --  Consent of Foley & Lardner.*
 23.2      --  Consent of Grant Thornton LLP.
 23.3      --  Consent of Grant Thornton LLP.
 23.4      --  Consent of Grant Thornton LLP.
 24.1      --  Power of Attorney relating to subsequent amendments.*
 27.1      --  Financial Data Schedule (filed for SEC purposes only).


---------------

 * Previously filed.